Filed pursuant to Rule 424(b)(2)
Registration No. 333-218904

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Unit	Proposed Maximum Aggregate Offering price	Amount of Registration Fee
Ordinary shares, par value € 0.50 per share	583,293,098(1)	$5.53(2)	$3,225,610,832(2)	$373,849
Rights to subscribe for ordinary shares	5,832,930,980(3)	None(3)	None(3)	None(3)

(1)	Represents shares that may be offered and sold in the United States plus a number of shares that may be resold in the United States from time to time during the distribution thereof.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457. Such estimate was based on the subscription price of € 4.850 per share and an exchange rate of US$1.00 per € 1.1411, the Federal Reserve Bank of New York’s noon buying rate on June 30, 2017.
(3)	No separate consideration will be received by the registrant for the rights offered hereby.

PROSPECTUS SUPPLEMENT

(to prospectus dated June 22, 2017)

Rights Offering for 1,458,232,745 Ordinary Shares

Banco Santander, S.A.

We will grant rights to the record holders of our existing ordinary shares to subscribe for an aggregate of 1,458,232,745 of our ordinary shares (the New Shares, as further defined below), par value €0.50 per share. Each ordinary share held of record as of 11:59 p.m. (Madrid, Spain time) on July 7, 2017 entitles its holder to one right to subscribe for New Shares. Ten (10) rights are required to subscribe for one (1) New Share at the subscription price of €4.850 per ordinary share (the Subscription Price, as further defined below). A holder of rights that exercises all of its rights may also subscribe at the Subscription Price for additional New Shares that are not subscribed pursuant to the exercise of rights (the Additional Shares, as further defined below). We will accept subscription for whole ordinary shares only. Subscription rights may only be exercised through authorized participants (the “Iberclear participants”) in the Spanish Clearing System, Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (“Iberclear”), in whose book-entry registry such rights are registered, and you must pay the Subscription Price for New Shares in euros. The rights will expire at the close of business in Madrid, Spain on July 20, 2017. Any rights unexercised at the end of the exercise period will expire without any payment to the holders of these unexercised rights. Holders of rights should carefully consider whether or not to exercise or sell their rights before such rights expire.

Holders of American Depositary Shares, or ADSs, each representing one ordinary share, will not receive rights to subscribe for new ADSs. The rights with respect to ordinary shares represented by ADSs will be issued to The Bank of New York Mellon, as depositary (the “Depositary”). On or after July 14, 2017, the Depositary will seek to sell the rights it then holds with respect to all outstanding ADSs and distribute the proceeds, after deducting the Depositary’s fees and expenses and any applicable withholding tax, pro rata to the holders of ADSs as of a record date to be determined by the Depositary. If you hold ADSs and do not want the rights corresponding to the ordinary shares underlying such ADSs to be so sold, you must surrender those ADSs to the Depositary prior to 2:00 p.m. (New York City time) on July 13, 2017 and instruct the Depositary to deliver both the underlying shares and the rights to a securities brokerage account in Spain specified by you. The Depositary has agreed to waive any fees associated with surrenders of ADSs in exchange for underlying shares and rights in the period between July 10, 2017 and 2:00 p.m. (New York City time) on July 13, 2017. Furthermore, the Depositary has agreed to waive any fees associated with deposits of ordinary shares in exchange for ADSs in the period between August 3, 2017 and August 9, 2017. See “Summary of the Offer — Subscription Rights with respect to Shares Represented by ADSs.”

In the event that, after expiration of the rights, there are New Shares that have not been subscribed for, either through the exercise of rights or through subscription requests for Additional Shares by holders of rights who exercised all their rights, we may allocate such unsubscribed New Shares at the Subscription Price to certain institutional investors who request to subscribe for such shares during a period starting at any time after the expiration of the Additional Shares Allocation Period (as defined herein) and expiring no later than 6:00 a.m. (Madrid, Spain time) on July 27, 2017 (the Discretionary Allocation Period, as further defined below). We will only allocate unsubscribed New Shares to investors who have the status of (i) qualified institutional buyers (“QIBs”) in the United States, as defined in Rule 144A promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), (ii) qualified investors in Spain, as defined in Section 39 of Spanish Royal Decree 1310/2005 of November 4, 2005, and (iii) qualified investors residing in jurisdictions outside of Spain and outside of the United States such that according to the regulations of any such jurisdiction, the offer and sale of the New Shares do not require registration or approval. The allocation of New Shares to QIBs in the United States will not occur in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A but pursuant to the registration statement to which this prospectus supplement relates. The allocation of New Shares to qualified investors in Spain and elsewhere outside of the United States will occur in reliance on Regulation S under the Securities Act. In the event that at the end of such period, if any, there are New Shares that have not been subscribed for, the underwriters listed in “Underwriting” (the “Underwriters”) shall subscribe for such New Shares, in their own name and for their own account, at the Subscription Price in proportion to their underwriting commitment. The commitments of the Underwriters are subject to various conditions being satisfied. See “Underwriting.” After the expiration of the rights and the allocation of any Additional Shares, the Joint Global Coordinators (as defined herein) (excluding Banco Santander), may decide not to open or to close early the Discretionary Allocation Period in which case the Underwriters will directly subscribe for the remaining New Shares.

ADSs representing our ordinary shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “SAN.” In addition, our ordinary shares are listed on the Madrid, Barcelona, Bilbao and Valencia stock exchanges (the “Spanish Stock Exchanges”) and quoted on the Automated Quotation System of the Spanish Stock Exchanges (the “Automated Quotation System”). Our ordinary shares are also listed on the London (in the form of CREST Depository Interests), São Paulo (in the form of Brazilian Depositary Receipts), Milan, Lisbon, Buenos Aires, Warsaw and Mexico stock exchanges. We expect that, on or about the date of this prospectus supplement, the rights will be listed on the Spanish Stock Exchanges and quotation on the Automated Quotation System. The rights will also be listed on the Buenos Aires stock exchange and on Euronext Lisbon. We expect that the New Shares will be listed on each of the Spanish Stock Exchanges and quoted on the Automated Quotation System. We also expect that the New Shares will be listed on the NYSE (represented by ADSs), London (in the form of CREST Depository Interests), São Paulo (in the form of Brazilian Depositary Receipts), Milan, Lisbon, Buenos Aires, Warsaw and Mexico stock exchanges. On July 3, the last reported sale price of our ordinary shares on the Automated Quotation System was €6.00 per ordinary share.

Investing in our rights or our ordinary shares involves risks. See “Risk Factors” beginning on page S-19 of this prospectus supplement, as well as in our Annual Report on Form 20-F for the year ended December 31, 2016, together with all of the other information appearing or incorporated by reference herein and in the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Subscription Price	Underwriting Discounts and Commissions	Proceeds to Banco Santander (before expenses)
Per Ordinary Share	€4.850	€0.092704	€4.757295
Total	€7,072,428,813.25	€135,184,425.03	€6,937,244,388.22

This prospectus supplement and the accompanying prospectus may be used in connection with the initial issuance and allocation of the rights, the exercise of the rights for New Shares, the offer and sale of Additional Shares to holders of rights who have exercised all the rights they hold and the offer and sale to QIBs in the United States and to qualified investors outside the United States during the Discretionary Allocation Period.

Joint Global Coordinators and Joint Bookrunners
Banco Santander	Citigroup	UBS Investment Bank
Joint Bookrunners
BNP PARIBAS	Credit Suisse	Deutsche Bank
Goldman Sachs International	HSBC	Morgan Stanley
BBVA		CaixaBank (in collaboration with Banco Português de Investimento)
Barclays	Crédit Agricole CIB	ING
Mediobanca	RBC Capital Markets	Société Générale Corporate & Investment Banking
Wells Fargo Securities
Jefferies

The date of this prospectus supplement is July 5, 2017.

Prospectus Supplement

Prospectus

NOTICE TO INVESTORS

Neither Banco Santander nor the underwriters have authorized anyone to provide you with information other than the information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus issued or authorized by us. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the rights or New Shares in some jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell the rights or New Shares and neither Banco Santander nor the underwriters are soliciting an offer to buy the rights or New Shares in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or from any person to whom it is not permitted to make such offer or sale. We refer you to the information under “Underwriting (Other Commitments)” in this prospectus supplement. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.

NOTICE TO SHAREHOLDERS AND INVESTORS

The distribution of this prospectus supplement, the exercise of the rights and the allocation of the New Shares as to which rights have not been exercised may be restricted by law in certain jurisdictions. Any failure to comply with applicable restrictions may constitute a violation of the securities laws of such jurisdictions. In particular, due to restrictions under the securities laws of certain countries, shareholders or investors resident in such countries may not exercise rights or may not subscribe for any New Shares as to which rights have not been exercised. Persons who come into possession of this prospectus supplement or who wish to exercise any of the rights or subscribe for any New Shares must inform themselves about and observe any such restrictions. This prospectus supplement does not constitute an invitation to exercise any of the rights, nor an offer of our New Shares, in any jurisdiction in which such offer or invitation would be unlawful. Neither we nor the Underwriters nor our or their respective advisers accept any responsibility for any violation by any person, whether or not a prospective participant in this offering, of any such restrictions.

This prospectus supplement is not a prospectus for the purposes of EU Directive 2003/71/EC or its regulations (as amended, including by Directive 2010/73/EC) as implemented in member states of the European Economic Area (the “Prospectus Directive”) nor has this prospectus supplement been prepared in accordance with the provisions of the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores) (“CNMV”). Santander has prepared a prospectus in accordance with the provisions of the CNMV (the “Spanish prospectus”), which has been filed with the CNMV on July 4, 2017. The Spanish prospectus was sent by the CNMV, together with an English translation, and, in the case of Italy, Poland and Portugal, a translation of a summary into the Italian, Polish and Portuguese languages, respectively, to the competent authorities of the United Kingdom, Italy, Poland and Portugal, in accordance with the regulations applicable to cross-border offers and admission to trading set out in the Prospectus Directive, in the Spanish legislation and in the regulations of the foregoing jurisdictions implementing the Prospectus Directive. Banco Santander expects to obtain the approval of the Argentinian Securities Commission (Comisión Nacional de Valores de la República Argentina) to conduct the public offering in Argentina. The Spanish prospectus is in a different format in accordance with the CNMV regulations, and contains information not generally included in documents such as this prospectus supplement. In addition to the Spanish prospectus, Santander has prepared a U.S. prospectus (the “U.S. prospectus”) to be used in connection with this offering in the United States. The offering in the United States is made solely on the basis of information in the U.S. prospectus. Holders of ordinary shares and investors who are resident of any jurisdiction outside the United States but who come into possession of the U.S. prospectus must inform themselves about and observe restrictions relating to this offering and the distribution of such prospectus in such jurisdiction.

Information for prospective investors in Canada

This Prospectus Supplement constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities described herein (the “New Shares”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the New Shares and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the New Shares in Canada is being made on a private placement basis only and is exempt from the requirement that the issuer prepares and files a prospectus under applicable Canadian securities laws. Any resale of the New Shares acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the New Shares outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the New Shares will be deemed to have represented to the Banco Santander and the Underwriters (each as defined in the Prospectus Supplement) or any affiliate of the Underwriters acting on behalf of the Underwriters, and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the New Shares and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the New Shares or with respect to the eligibility of the New Shares for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain provinces or territories of Canada may provide Canadian investors with remedies for rescission or damages if an “offering memorandum” such as this Prospectus Supplement contains a misrepresentation, provided that the remedies for rescission or damages are exercised by you within the time limit prescribed by the securities legislation of your province or territory. You should refer to any applicable provisions of the securities legislation of your province or territory for the particulars of these rights or consult with a legal advisor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the New Shares described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document has two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement contains the terms of this offering. This prospectus supplement, or the information incorporated by reference herein or in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus. We refer to this prospectus supplement and the accompanying prospectus as the “prospectus.”

Unless expressly stated otherwise, all dates and times in this prospectus supplement refer to dates and times in Madrid, Spain, all references to trading days are to trading days on the Spanish Stock Exchanges, and all references to business days are to business days in Spain.

In this prospectus supplement, we use the following terms:

•	“we”, “our,” “us,” the “Parent,” “Santander,” the “Bank” or “Banco Santander” means Banco Santander, S.A. and the term “Group” means Banco Santander, S.A. and its consolidated subsidiaries;

•	“Securities” and “securities” refers to the New Shares and the rights to subscribe for ordinary shares;

•	“$”, “US$”, “U.S. dollars” and “dollars” refer to United States dollars; and

•	“€” and “euro” refer to euro.

The information contained in this document regarding Banco Popular (as defined below) is derived from information that has been made publicly available prior to the date of the Acquisition (as defined below). We have not independently verified the accuracy or completeness of such information.

This document is not a prospectus for the purposes of the Prospectus Directive.

The communication of this document and any other document or materials relating to the issue of the Securities offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (“FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Securities offered hereby are only available to, and any investment or investment activity to which this document relates will engage only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

INCORPORATION OF INFORMATION BY REFERENCE

This prospectus supplement is part of a registration statement on Form F-3 (File No. 333-218904) we filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act. This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information in and exhibits to the registration statement for further information on us and the Securities. Statements in this prospectus supplement concerning any document we filed or will file as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus supplement, and any information that we file with the SEC after the date of this prospectus supplement will automatically be deemed to update and supersede this information.

We incorporate by reference (i) the Group’s 2016 Annual Report on Form 20-F for the year ended December 31, 2016 filed with the SEC on March 31, 2017, (ii) Item 2 of the Group’s Report on Form 6-K including the Group’s unaudited interim consolidated financial report for the three-month period ended March 31, 2017 filed with the SEC on April 28, 2017 and (iii) the Group’s Report on Form 6-K including the Group’s unaudited interim consolidated financial statements for the three-month period ended March 31, 2017 filed with the SEC on May 8, 2017.

We also incorporate by reference all subsequent annual reports of the Group filed on Form 20-F and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and certain reports on Form 6-K, if they state that they are incorporated by reference into this prospectus supplement, that we furnish to the SEC after the date of this prospectus supplement and until we or any underwriters sell all of the securities.

Upon written or oral request, we will provide free of charge a copy of any or all of the documents that we incorporate by reference into this prospectus supplement, other than exhibits which are not specifically incorporated by reference into this prospectus supplement. To obtain copies you should contact us at Investor Relations, Ciudad Grupo Santander, Avenida de Cantabria s/n, 28660 Boadilla del Monte, Madrid, Spain (telephone: (011) 34-91-259-6520).

FORWARD-LOOKING STATEMENTS

From time to time, we may make statements, both written and oral, regarding assumptions, projections, expectations, intentions or beliefs about future events. These statements constitute “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. We caution that these statements may and often do vary materially from actual results. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. You should read the sections entitled “Risk Factors” in the accompanying prospectus and in the Group’s 2016 Annual Report and any of its interim reports filed on Form 6-K incorporated by reference herein and “Forward-Looking Statements” in our Annual Report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference herein.

We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, forward-looking events discussed in this prospectus supplement or any information incorporated by reference, might not occur.

Regulatory Statement

During the distribution of Santander ordinary shares in this offering, Santander, through certain identifiable business units, and certain of its affiliates have engaged and intend to continue to engage in various dealings and brokerage activities involving Santander ordinary shares outside the United States. Among other things, Santander, through an affiliate, has made a market, from time to time, and intends to continue to make a market, from time to time, in the Santander ordinary shares by purchasing and selling Santander ordinary shares for its own account in Spain on the Spanish Stock Exchanges.

Certain mutual fund management companies, pension fund management companies, asset management companies and insurance companies that are affiliates of Santander have purchased and sold, and intend to continue to purchase and sell, Santander ordinary shares and derivatives, including the rights, as part of their ordinary investing activities and/or as part of the investment selections made by their clients. Santander, through its derivatives business units, has also engaged, and intends to continue to engage, in dealings in Santander ordinary shares and derivatives, including the rights, for their accounts and for the accounts of their respective customers for the purpose of market making of derivatives or of hedging their respective positions established in connection with certain derivatives activities (such as options, warrants, futures and other instruments, including stock options issued by Santander) relating to Santander ordinary shares entered into by Santander and its affiliates and their respective customers. Santander, through its brokerage business units, has also engaged, and intends to continue to engage, in unsolicited brokerage transactions in Santander ordinary shares with Santander’s customers, as well as in such transactions in the rights. These activities occurred and are expected to continue to occur through the Automated Quotation System, on the Spanish Stock Exchanges, certain other non-U.S. exchanges and in the over-the-counter market in Spain and elsewhere outside the United States.

Santander’s affiliates in the United States also have engaged and may continue to engage in unsolicited brokerage and asset management transactions in Santander ordinary shares and ADSs in the United States. In addition, Santander’s affiliates in Puerto Rico have engaged and may continue to engage in unsolicited brokerage transactions in Santander ordinary shares and Santander ADSs in Puerto Rico and may purchase Santander ordinary shares and ADSs in connection with asset management activities in Puerto Rico. Santander is not obliged to make a market in Santander ordinary shares and any such market making may be discontinued at any time. All of these activities could have the effect of preventing or retarding a decline in the market price of the Santander ordinary shares.

Santander has sought and received from the SEC certain exemptive relief from Regulation M under the Exchange Act in order to permit its identifiable business units and affiliates to engage in the foregoing activities during the distribution of Santander ordinary shares in this offering.

SUMMARY

The following is a summary of this prospectus supplement and should be read as an introduction to, and in conjunction with, the remainder of this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein and therein. You should base your investment decision on a consideration of this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein or therein, as a whole.

Banco Santander is the parent bank of the Group. The Group operates principally in Spain, the United Kingdom, other European countries, Brazil and other Latin American countries and the United States, offering a wide range of financial products. In Latin America, the Group has majority shareholdings in banks in Argentina, Brazil, Chile, Mexico, Peru and Uruguay.

Banco Santander was established on March 21, 1857 and incorporated in its present form by a public deed executed in Santander, Spain, on January 14, 1875. Banco Santander is incorporated under, and governed by, the laws of the Kingdom of Spain as a company with unlimited duration and with limited liability (sociedad anónima).

Banco Santander conducts business under the commercial name “Santander”. The Group’s principal corporate offices are located in Ciudad Grupo Santander, Avenida de Cantabria s/n, 28660 Boadilla del Monte, Madrid, Spain, and its telephone number is (011) 34-91-259-6520.

Recent Developments

Acquisition of Banco Popular Español, S.A.

On June 7, 2017, Banco Santander acquired the entire share capital of Banco Popular Español, S.A. (“Banco Popular,” and such acquisition, the “Acquisition”) in an auction in the context of a resolution plan adopted by the European Single Resolution Board (the European banking resolution authority or “SRB”) and executed by the FROB (the Spanish banking resolution authority) following a determination by the SRB that Banco Popular was failing or likely to fail, in accordance with Regulation (EU) No 806/2014 of the European Parliament and of the Council of July 15, 2014, Directive 2014/59/EU of the European Parliament and of the Council of May 15, 2014 and Law 11/2015 of June 18, for the recovery and resolution of credit institutions and investment firms.

As part of the resolution action, (i) all of the ordinary shares of Banco Popular outstanding at the close of the market on June 6, 2017 and all of the newly issued shares resulting from the conversion of Banco Popular’s Additional Tier 1 capital instruments were immediately cancelled and (ii) all of Banco Popular’s Tier 2 regulatory capital instruments were converted into newly issued ordinary shares of Banco Popular, all of which were acquired by Banco Santander for a total consideration of one euro (€1).

Banco Popular is a banking group whose principal business is commercial and retail banking that focuses on small and medium-sized enterprises (“SMEs”) and self-employed individuals. It is the sixth largest banking group in Spain, based on total assets, with total consolidated assets of €147.9 billion (unaudited) as of December 31, 2016. According to Banco Popular’s consolidated financial statements, Banco Popular’s tangible assets amounted to €2.2 billion (unaudited) as of December 31, 2016, most of which were located in Spain. Of said amount, €0.8 billion (unaudited) corresponded to property, plant and equipment and €1.4 billion (unaudited) corresponded to investment properties. Banco Popular had 2,106 branch offices as of March 31, 2017, of which 1,918 were located in Spain, and a retail bank in Florida. We believe the integration of Banco Santander and Banco Popular will significantly reinforce the Group’s franchises in both Spain and Portugal.

In Spain, the combined business will operate under the Santander brand and one of its key strategic priorities will be to grow the SMEs franchise in Spain. We believe the transaction will improve the diversification of business lines in the country and increase exposure to historically more profitable business segments at what we believe to be a positive stage in the economic cycle.

The transaction also includes Banco Popular’s business in Portugal, which will be integrated into Santander Totta. We believe the transaction will accelerate Santander Totta’s growth and strengthen its position in the country.

The current management team of the Spain division of Banco Santander, led by its CEO, Rami Aboukhair, will manage the business resulting from the combination.

Banco Popular incurred a loss of €3.5 billion (unaudited) in the year ended December 31, 2016, reflecting total charges of €3.9 billion (unaudited) for impairment on financial assets (mainly loans) and €1.3 billion (unaudited) for losses on non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations (mainly real estate), both reflecting Banco Popular’s high levels of exposure to the troubled Spanish real estate sector. Banco Popular had previously experienced significant credit losses in 2012, when it reported a net loss of €2.5 billion (unaudited), reflecting total impairment charges for financial assets of €4.3 billion (unaudited) and €0.8 billion (unaudited) of losses on non-current assets held for sale not classified as discontinued operations. Banco Popular experienced significant deposit losses prior the Acquisition, and Banco Santander provided €13.0 billion (unaudited) of funding to Banco Popular following the Acquisition in order to enhance its liquidity. Since the Acquisition, Banco Popular’s deposit base has begun to recover.

Banco Popular has entered in recent years into a number of joint ventures involving a significant part of its businesses. Banco Santander is in the process of assessing the strategic rationale of these joint ventures as customary following an acquisition. As a result of such assessment and the contractual terms of such joint ventures, some or all of those joint ventures may be terminated or renegotiated, which may lead, in turn, to the sale of Banco Popular’s participation or to the reinvestment in such joint ventures. In connection with such assessment process, on June 30, 2017, Banco Popular announced its decision to repurchase the 51% of the share capital of Aliseda Servicios de Gestión Inmobiliaria, S.L., a real estate servicer, which Banco Popular does not already own, for €180 million.

Additionally, Banco Santander intends to reduce the Group’s exposure to non-productive assets (e.g., real estate assets and non-performing loans) following the Acquisition. This reduction is expected to occur over a period of less than three years, but could be materially shortened if demand and market conditions so allow. In this context, on June 30, 2017, Banco Popular announced its decision to initiate the search for investors for a non-performing assets portfolio valued at €30 billion (gross book-value).

Preliminary unaudited results for the six months ended June 30, 2017

A. Estimates for the Group before considering the contribution of Banco Popular

The following financial information for the Group, before considering the contribution of Banco Popular, for the six-month period ended June 30, 2017 represents estimates and is subject to change. Banco Santander is in the process of consolidating Banco Popular following its recent acquisition and has set out in the next section certain expected impacts of the acquisition on Banco Santander’s results for the six months ended June 30, 2017. Banco Santander expects net profit attributable to the parent of €3.6 billion for the six-month period ended June 30, 2017, which represents an increase of nearly 24% over net profit attributable to the parent recorded during the six-month period ended June 30, 2016. This increase is reduced to approximately 14% after excluding the non-recurring and negative impact of €248 million recorded in the six-month period ended June 30, 2016.

After further excluding the positive effect of exchange rate movements, the above represents an increase of nearly 11% over the profit attributable to the parent for the six-month period ended June 30, 2016 after excluding this above-mentioned non-recurring impact, with the following detail:

•	Income is estimated to increase by approximately 7% compared to the six-month period ended June 30, 2016 (about 11% considering the effect of exchange rate movements), driven by net interest margin and commissions, which are estimated to grow by approximately 6% and slightly more than 11%, respectively (approximately 11% and 16%, respectively, considering the effect of exchange rate movements).

•	Costs are estimated to increase slightly less than 4% (approximately 7%, considering the effect of exchange rate movements), clearly below the average inflation rate of the principal markets in which the Group operates, reflecting the synergies derived from integrations and the application of productivity and efficiency plans.

•	Provisions for credit losses are estimated to decrease by approximately 6% (increasing approximately 1%, considering the effect of the exchange rate movements), with widespread decreases in the principal markets in which the Group operates, with the exception of Mexico and Argentina. Consequently, it is estimated that the cost of credit will be kept below 1.2% (1.19% as of June 30, 2016).

With regards to the balance sheet, the following trends have been observed:

•	Slight growth in net loans to customers (approximately 1%). Deposits grew around 3.5% with increases in practically all the principal markets in which the Group operates.

•	We estimate a non-performing loan (“NPL”) ratio for the Group of slightly below 3.6% that continues a downward trend as a consequence of the improvement in risk indicators and a coverage ratio held stable at around 73% (4.3% and 72.5% respectively, for the six-month period ended June 30, 2016).

•	Common Equity Tier 1 (“CET1”) and total regulatory capital as of June 30, 2017 are estimated to be approximately 12.2% and 14.9%, respectively. The fully loaded CET1 ratio estimated as of that date is 10.7%.

B. Estimation of the contribution of Banco Popular to the Group

Grupo Santander acquired Banco Popular and its subsidiaries on June 7, 2017 and has consolidated Banco Popular in the accounts of the Group since such date. Thus, as from such date, the results of Banco Popular have contributed to the results of Grupo Santander. The variation of Banco Santander’s net profit attributable to the parent as of June 30, 2017, after the integration of Banco Popular, will vary only minimally relative to the estimate of €3.6 billion that would have resulted if the Acquisition had not taken place.

The first estimation of the purchase price adjustments from the Acquisition results in immaterial goodwill in the context of the Acquisition. The main adjustments in the first consolidation are concentrated on the recognition at fair value of real estate and customer loan assets, resulting in €7.2 billion (unaudited) reduction of value (€7.9 billion, unaudited, as of March 2017; the difference is explained by the impairments recorded between March 31, 2017 and June 7, 2017), as well as certain assets that were already deducted for regulatory reasons from the regulatory capital of Banco Popular and that lost all value as a consequence of Banco Popular’s being declared not viable and entering into a resolution. In any event, in accordance with applicable accounting standards, Grupo Santander has 12 months, until June 2018, to definitively assess the fair value of the assets and liabilities of Banco Popular.

It is estimated that Banco Popular, after the adjustments, would contribute net loans of approximately €82 billion (unaudited) and deposits of €65 billion (unaudited), concentrated primarily in Spain, which represents approximately 10% and 8.5% of the Group totals, respectively, after Banco Popular’s integration with Banco Santander.

Banco Popular’s NPL ratio is estimated to be approximately 20% and the coverage ratio is estimated to be around 61% after the adjustments for the Acquisition. In addition, it is estimated that Banco Popular has real estate assets of approximately €17.5 billion (unaudited, gross) which, after the adjustments, would reduce to €6.5 billion (unaudited, net accounting value) and the resulting coverage ratio would be of approximately 63%.

It is also estimated that the Group’s NPL and coverage ratios after the integration of Banco Popular would be approximately 5.4% and 70%, respectively, and that its real estate assets in Spain, considering the above-mentioned adjustments of Banco Popular’s assets, would be approximately €11 billion (unaudited, net accounting value), with a coverage ratio of approximately 60%.

After the integration of Banco Popular, the Group’s fully loaded CET1 as of June 30, 2017 would be approximately 10.7%, assuming complete subscription for the capital increase in an announced amount of €7,072 million.

The following measures, included elsewhere in this section, constitute non-GAAP measures:

(a)	Net profit attributable to the parent, expressed by excluding the non-recurring negative impact during the six month period ended June 30, 2016. The table below shows a reconciliation of the net profit attributable to the parent by excluding the non-recurring negative impact on the six-month period ended June 30, 2016, derived basically from losses resulting from reorganization costs in Spain, partially offset by capital gains from the sale of shares of Visa Europe. The 2017 data are approximate figures:

	Six months ended on June 30, (millions of euros)
Adjusted net profit attributable to the parent:	2017	2016	Variation (%)
Net profit attributable to the parent, unadjusted	€3,600	€2,911	24%
Non-recurring events	—	248

Adjusted net profit attributable to the parent	€3,600	€3,160	14%

(b)	Increase/decrease measures expressed excluding the effect of exchange rate movements. In order to analyze changes in our business from period to period, we have excluded the effects of foreign exchange rates on our results of operations. In particular, we have excluded the effects of depreciation and appreciation of local currencies against the euro because we believe that doing so is useful in understanding the development of our business. For these purposes, we calculate the effect of movements in the exchange rates by multiplying the previous period balances in local currencies by the difference between the exchange rate to the euro of the current and the previous period. These non-GAAP financial measures include the results of operations of our subsidiary banks located outside the eurozone, excluding the effect of exchange rate movements. We analyze these banks’ performance on a local currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on the results of operations, we believe that evaluating their performance on a local currency basis provides an additional and meaningful assessment of performance to both management and the company’s investors. For a discussion of the accounting principles used in translation of foreign currency-denominated assets and liabilities to euros, see note 2(a) to our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2016.

(c)	Amounts before the consolidation of Banco Popular are non-GAAP amounts. We have not completed the process of consolidating Banco Popular but have included in the section above what we expect will be the principal impacts of Banco Popular on our financial condition and results of operation for the six months ended June 30, 2017.

Dividends

Santander has in the past distributed dividends on a quarterly basis and intends to continue doing so. On July 3, 2017, Santander declared a gross interim dividend of €0.06 per share payable on August 4, 2017. The New Shares will be entitled to receive that dividend and will be entitled to such future dividends, if any, that are declared and paid after the Capital Increase is completed.

Summary of the Offer

The Offer	We will grant rights to the holders of our existing ordinary shares to subscribe for New Shares. Each ten (10) rights entitle the holder thereof to subscribe for one (1) New Share at the Subscription Price. Therefore, to subscribe for one (1) New Share through the exercise of the rights at the Subscription Price, it will be required to be the holder of, at least, ten (10) rights. Each holder of rights who exercises all of his or her rights may also submit a request to subscribe at the Subscription Price for Additional Shares that are not otherwise subscribed for pursuant to the exercise of rights. In the event that, after expiration of the rights, there are New Shares that have not been subscribed for, either through the exercise of rights or through subscription requests for Additional Shares by holders who exercised all their rights, we may allocate such unsubscribed New Shares at the Subscription Price to certain institutional investors who request to subscribe for such shares during a period starting at any time after the expiration of the Additional Shares Allocation Period (as defined herein) and expiring no later than 6:00 a.m. (Madrid, Spain time) on July 27, 2017. We refer to the issuance and exercise of the rights for New Shares and the offer and sale of the New Shares as to which rights have not been exercised, collectively, as the “Offer.” Only a portion of the New Shares will be offered in the United States.

The nominal amount of the increase in share capital through the issuance of the New Shares in the Offer, assuming all the New Shares are subscribed at the Subscription Price, is approximately €729.12 million (the “Capital Increase”).

Subscription Rights

Each ordinary share held of record as of 11:59 p.m. (Madrid, Spain time) on July 7, 2017 (as reflected in the book-entry records maintained by Iberclear and the Iberclear participants) entitles its holder to one right to subscribe for New Shares. Therefore, investors who acquire Santander shares on or before the Last Trading Date (as defined below) and that appear as shareholders of record in the Iberclear registries by the Record Date (as defined below) together with such shareholders that still hold Santander shares on the Last Trading Date will be entitled to receive the corresponding rights. Ten (10) rights are required to subscribe for one (1) New Share at the Subscription Price. We will accept subscriptions for whole New Shares only and will round down any subscription submitted for fractional New Shares to the nearest whole number of New Shares. We will not issue fractional New Shares or cash in lieu of fractional

New Shares. Accordingly, holders of rights will lose the value of any rights held by them in excess of the highest multiple of rights that will entitle them to whole New Shares unless they sell such rights. At least 10 (ten) rights shall be held in order to be able to subscribe for New Shares. Holders of rights must pay the Subscription Price for the full amount of New Shares for which they are subscribing.

Subscription Price	The Subscription Price is €4.850 per ordinary share. The New Shares, par value €0.50, will be issued with a share premium of €4.350 per share. You must pay the Subscription Price in euros.

Subscription Rights with respect to Shares Represented By ADSs	Holders of American Depositary Shares, or ADSs, each representing one ordinary share, will not receive rights to subscribe for new ADSs. The rights with respect to ordinary shares represented by ADSs will be issued to the Depositary. On or after July 14, 2017, the Depositary will seek to sell the rights it then holds with respect to all outstanding ADSs and distribute the proceeds, after deducting the Depositary’s fees and expenses and any applicable withholding tax, pro rata to the holders of ADSs as of a record date to be determined by the Depositary. If you hold ADSs and do not want the rights corresponding to the ordinary shares underlying such ADSs to be so sold, you must surrender those ADSs to the Depositary prior to 2:00 p.m. (New York City time) on July 13, 2017 and instruct it to deliver both the underlying shares and the rights to a securities brokerage account in Spain specified by you. The Depositary has agreed to waive any fees associated with surrenders of ADSs in exchange for underlying shares and rights in the period between July 10, 2017 and 2:00 p.m. (New York City time) on July 13, 2017. Following receipt of a duly issued instruction in valid form, the Depositary will transfer such underlying shares and rights to such account. The Depositary will not deliver rights without delivering the corresponding shares and will not deliver the shares without the corresponding rights. Should you decide to so cancel any ADSs held by you, you will be solely responsible for providing a securities brokerage account in Spain that can accept the shares and rights for your benefit. Furthermore, you will be solely responsible for causing any actions to be taken with respect to those shares and rights, including the timely exercise or sale of the rights. Neither Santander, the Depositary nor any of their respective agents (including, without limitation, the custodian for the Depositary) assumes any responsibility for the required securities brokerage account in Spain or for the execution of any such actions.

Furthermore, the Depositary has agreed to waive any fees associated with deposits of ordinary shares in exchange for ADSs in the period between August 3, 2017 and August 9, 2017.

Preemptive Subscription Period	The preemptive subscription period is from July 6, 2017 to the close of business in Madrid, Spain on July 20, 2017, the rights expiration date (the “Preemptive Subscription Period”).

Transferability and Listing of Rights	Any holder of rights may transfer its rights to others. We expect that rights will be listed on the Spanish Stock Exchanges and for quotation on the Automated Quotation System during the Preemptive Subscription Period. Rights are also expected to be listed on the Buenos Aires stock exchange and on Euronext Lisbon during all or part of such period. The rights will not be eligible to trade on any securities exchanges in the United States. There is no established trading market for the rights. We cannot assure holders of rights that a market for the rights will develop, as to how long it will continue or at what prices the rights will trade. Therefore, we cannot assure holders of rights that they will be able to sell any of the rights that they hold.

Procedure for Exercising Rights	In order to exercise the subscription rights, holders of rights must contact the Iberclear participant in whose book-entry registry their subscription rights are registered and follow such participant’s instructions with respect to the proper and timely exercise of rights. Concurrently with the exercise of rights (i.e., at the time of making the subscription order), holders of rights must deliver full payment of the Subscription Price to the Iberclear participant through which they place their subscription order.

If holders of rights do not hold shares directly through an Iberclear participant but through a securities intermediary, such holders will need to have such securities intermediary act for them if they wish to exercise or sell their rights. In such case, such holders should contact the securities intermediary through whom they hold the shares and instruct that intermediary as to the exercise or sale of the rights associated with their shares in such format and by such time as such intermediary may request.

The exercise of rights is irrevocable and unconditional and may not be canceled or modified, except in the Event of Revocation (as defined below). Rights that are not exercised as described above will expire without any payment to the holders of these unexercised rights.

Rights to Subscribe for Additional Shares

During the Preemptive Subscription Period, holders of rights may request to subscribe for Additional Shares in the event that, at the expiration of the Preemptive Subscription Period, there exist New Shares as to which rights have not been exercised (the “Surplus Shares”). Such subscription request for Additional Shares should be made to the Iberclear participant in whose book-entry registry their subscription rights are registered at the time of exercising their subscription rights. The allocation of Additional Shares will take place on the fourth trading day following the date of expiration of the Preemptive Subscription Period (the “Additional Shares Allocation Period”). The Additional Shares Allocation Period is expected to take place on July 26, 2017. On such date, Banco Santander (the “Agent”) will determine the number of Surplus Shares, if any, and will allocate such shares to the holders of rights that (i) have exercised all their rights registered at the Iberclear participant through which the subscription rights are exercised and (ii) have requested Additional Shares during the Preemptive Subscription Period. If the number of Additional Shares requested exceeds the number of Surplus Shares, such allocation will be effected pro rata in proportion to the number of Additional Shares requested, using for such purpose the percentage that the Additional Shares requested by each subscriber represents in respect of the total number of Additional Shares requested. See “The Offer — Subscription Periods — Additional Shares Allocation Period.”

Holders of rights must deliver full payment of the Subscription Price for each New Share allocated during the Additional Shares Allocation Period no later than 10:30 a.m. (Madrid, Spain time) on July 27, 2017. In each case, payment shall be made through the Iberclear participants to whom requests for Additional Shares were made. The requests for Additional Shares that are not paid for as described above shall be deemed not to have been made. Iberclear participants may request that subscribers advance the Subscription Price of the requested Additional Shares at the time such subscriber requests such Additional Shares. See “The Offer — Method and Time Periods for Payment and Delivery — New Shares Allocated During the Additional Shares Allocation Period.”

The request for Additional Shares is irrevocable and unconditional and may not be canceled or modified, except in the Event of Revocation (as defined below).

Discretionary Allocation Period for Unsubscribed New Shares	Any New Shares that have not been subscribed for during the Preemptive Subscription Period or allocated to those holders of rights that have requested Additional Shares (collectively, the “Discretionary Shares”) will be allocated to certain requesting investors at our discretion during the Discretionary Allocation Period, which is a period commencing at any time after the expiration of the Additional Shares Allocation Period and expiring no later than 6:00 a.m. (Madrid, Spain time) on July 27, 2017.

The investors to whom we may allocate Discretionary Shares are persons who have the status of (i) QIBs in the United States, as defined in Rule 144A promulgated under the Securities Act, (ii) qualified investors in Spain, as defined in Section 39 of Spanish Royal Decree 1310/2005 of November 4, 2005, and (iii) qualified investors residing in jurisdictions outside of Spain and outside the United States such that according to the regulations of any such jurisdiction, the offer and sale of the New Shares do not require registration or approval. The allocation of New Shares to QIBs in the United States will not occur in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A but pursuant to the registration statement of which the accompanying prospectus is a part. The allocation of New Shares to qualified investors in Spain and elsewhere outside the United States will occur in reliance on Regulation S under the Securities Act.

The Discretionary Allocation Period is expected to commence on July 26, 2017. In the event of excess demand for Discretionary Shares, we will determine the allocation of such shares among the investors as soon as possible and after nonbinding consultation with the Joint Global Coordinators (excluding Banco Santander). We may not, however, reject a proposal if, as a result, the Underwriters will be required to subscribe for New Shares. See “The Offer — Subscription Periods — Discretionary Allocation Period.”

Underwriters	The Underwriters have committed to subscribe, at the Subscription Price, for any New Shares not otherwise subscribed at the end of the Discretionary Allocation Period. In addition, to the extent that they hold rights, the Underwriters may also subscribe for New Shares during the Preemptive Subscription Period and the Additional Shares Allocation Period. The number of shares the Underwriters are committed to subscribe for equals the number of New Shares contemplated to be issued pursuant to this Offer, less the number of New Shares acquired and paid by shareholders or other investors during the Preemptive Subscription Period, the Additional Shares Allocation Period and the Discretionary Allocation Period.

The obligations of the Underwriters are subject to various conditions. Banco Santander, Citigroup Global Markets Limited and UBS Limited serve as Joint Global Coordinators (the “Joint Global Coordinators”) pursuant to the underwriting agreement between us and the Underwriters. Our obligation to issue the New Shares pursuant to the exercise of rights and the request for Additional Shares is not contingent upon the subscription by the Underwriters for the unsubscribed New Shares. However, in the event the underwriting agreement is terminated early or the conditions precedent have not been fulfilled, any subscriptions during the Discretionary Allocation Period would be rendered ineffective. See “Underwriting.”

Listing of New Shares	Our ordinary shares are, and we expect that the New Shares will be, listed on each of the Spanish Stock Exchanges and quoted on the Automated Quotation System. Our ordinary shares are also, and we expect that the New Shares also will be, listed on the NYSE (represented by ADSs), London (in the form of CREST Depository Interests), São Paulo (in the form of Brazilian Depositary Receipts), Milan, Lisbon, Buenos Aires, Warsaw and Mexico stock exchanges.

Registration of New Shares	We will register the New Shares in the books and records of Iberclear as soon as practicable after the Capital Increase has been declared completed and subscribed for and the corresponding notarial deed evidencing the Capital Increase has been registered with the Commercial Registry of Cantabria, Spain (the “Commercial Registry”). See “The Offer — Delivery and Admission to Trading in Spain of the Shares.”

Taxation	Spanish and U.S. Federal Income Tax Considerations

For a discussion regarding Spanish and U.S. federal income tax consequences of the receipt, exercise and disposition of the subscription rights and the ownership, acquisition and disposition of New Shares, please refer to “Taxation—Spanish Tax Considerations” and “Taxation — Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

Dilution	In order to capture the value of the rights, the holder must exercise such rights as described above or sell such rights. If holders of rights do not exercise all of the rights allocated in respect of their holding of ordinary shares, the value of their holding of ordinary shares or ADSs will be diluted. See “Dilution.”

Risk Factors	See “Risk Factors” beginning on page S-19 as well as in our annual report for the year ended December 31, 2016, and the documents incorporated by reference in this prospectus supplement for a discussion of certain factors relating to us, our business and an investment in our rights and ordinary shares.

Information Agent Helpline for Shareholders and Investors in the United States	D.F. King & Co., Inc.

Banks and brokers call: 1-212-269-5550

All others call toll-free: 1-800-735-3107

Timetable for the Offer	Anticipated timetable for the Offer:

Action	Estimated date
Last Trading Date (as defined below)	July 5, 2017
Commencement of the Preemptive Subscription Period and of the right to request to subscribe for Additional Shares	July 6, 2017
First trading date of the ex-right ordinary shares and of the rights	July 6, 2017
Record Date (as defined below) for the assignment of rights by Iberclear	July 7, 2017
Payment date for the rights by Iberclear	July 10, 2017
Last day of trading of the rights	July 20, 2017
End of the Preemptive Subscription Period and of the right to request to subscribe for Additional Shares	July 20, 2017
Additional Shares Allocation Period (as defined below), if applicable	July 26, 2017

Action	Estimated date

Significant event (hecho relevante) and Form 6-K filing announcing the New Shares subscribed during the Preemptive Subscription Period and, if applicable, during the Additional Shares Allocation Period and, if applicable, the commencement of the Discretionary Allocation Period (as defined below)

July 26, 2017
Commencement, if applicable, of the Discretionary Allocation Period	July 26, 2017

End, if applicable, of Discretionary Allocation Period. In the event of commencement of the Discretionary Allocation Period, significant event (hecho relevante) and Form 6-K filing announcing the number of Discretionary Shares subscribed during the Discretionary Allocation Period

July 27, 2017

Payment to Banco Santander (in its capacity as Agent) by the Iberclear participants for the New Shares subscribed during the Preemptive Subscription Period and for the Additional Shares subscribed during the Additional Shares Allocation Period, if applicable

July 27, 2017

Payment, if applicable, by the Joint Global Coordinators (excluding Banco Santander), on behalf of and for the account of the Underwriters (which, in turn, will be acting on behalf of and for the account of the relevant final investors acquiring such New Shares), for the New Shares subscribed during the Discretionary Allocation Period or, acting on behalf of and for the account of the Underwriters, for the New Shares subscribed by the Underwriters pursuant to their respective underwriting commitments

July 27, 2017
Resolution effecting the Capital Increase	July 27, 2017
Execution of the notarial deed evidencing the Capital Increase	July 27, 2017
Registration of the notarial deed evidencing the Capital Increase with the Commercial Registry	July 27, 2017

Significant event (hecho relevante) and Form 6-K filing announcing the completion of the Capital Increase, the registration of the notarial deed with the Commercial Registry and the estimated date of the commencement of listing of the New Shares

July 27, 2017
Registration of the New Shares with Iberclear	July 28, 2017
Admission to listing of the New Shares by the CNMV and the Spanish Stock Exchanges	July 28, 2017

Action	Estimated date

Execution, if applicable, of the special transaction by the Joint Global Coordinators (excluding Banco Santander) to transfer the Discretionary Shares to the Underwriters (which, in turn, will transfer such shares, if applicable, to the investors who subscribed for such shares) (the “Special Transaction”)

July 28, 2017
Estimated commencement of listing on the Spanish Stock Exchanges of the New Shares	July 31, 2017
Settlement, if applicable, of the Special Transaction	August 1, 2017

Delays in the actions described above may occur, and if so, will be reported as a significant event (hecho relevante) to the CNMV and a Form 6-K filing promptly after such delay occurs.

RISK FACTORS

Prospective investors should consider carefully the risk factors incorporated by reference into this prospectus supplement and as set out below as well as the other information set out elsewhere in this prospectus supplement (including any other documents incorporated by reference herein) and reach their own views prior to making any investment decision with respect to any of the Securities described in this prospectus supplement.

Set out below and incorporated by reference herein are certain additional risk factors which could have a material adverse effect on Banco Santander’s and the Group’s business, operations, financial condition or prospects and cause future results to be materially different from expected results. Banco Santander’s results could also be affected by competition and other factors. These factors should not be regarded as a complete and comprehensive statement of all potential risks and uncertainties that Banco Santander and the Group face. Described are only those risks relating to Banco Santander’s and the Group’s operations or an investment in the Securities that Banco Santander considers to be material. There may be additional risks that Banco Santander currently considers not to be material or of which they are not currently aware, and any of these risks could have the effects set forth below. All of these factors are contingencies which may or may not occur and Banco Santander is not in a position to express a view on the likelihood of any such contingency occurring. Investors should note that they bear Banco Santander’s and the Group’s solvency risk. Each of the risks highlighted below could have a material adverse effect on the distributions which investors will receive in respect of the Securities. In addition, each of the highlighted risks could adversely affect the trading price of the Securities or the rights of investors under the Securities and, as a result, investors could lose some or all of their investment.

Macro-Economic and Political Risks

Our growth, asset quality and profitability may be adversely affected by volatile macroeconomic and political conditions.

The Group’s loan portfolio is concentrated primarily in Continental Europe (in particular, Spain), the United Kingdom, Latin America and the United States. At December 31, 2016, Continental Europe accounted for 38% of the total loan portfolio (Spain accounted for 19%) while the United Kingdom (where the loan portfolio consists primarily of residential mortgages) accounted for 32%, Latin America for 19% (Brazil accounted for 10% of the Group’s total loans) and the United States for 11%. Accordingly, the recoverability of those loans and the Group’s ability to increase its lending portfolio, operating income and overall financial condition depend to a significant extent on the level of economic activity in Continental Europe (particularly Spain), the United Kingdom, Latin America and the United States. The Group is also exposed to sovereign debt in those areas (for more information on the Group’s exposure to sovereign debt, see Note 51.d and Note 54.c) 4.4 to the financial statements included in Banco Santander’s Annual Report on Form 20-F for the year ended December 31, 2016). If the economies of Continental Europe (especially Spain), the United Kingdom, and some of the Latin American countries where the Group operates, or the United States, fall back into recession, or if the recession in Brazil is prolonged, that is likely to have a material adverse effect on the Group’s loan portfolio, and consequently its financial position, cash flows and operating income.

Group income is also subject to the risk of losses stemming from an unfavorable political climate, social instability and changes in government policies, including expropriation, nationalization, international ownership legislation, limits on interest rates and tax policies.

The economies of some of the countries where the Group operates have been affected in the past twelve months by a series of political events, including the result of the UK’s referendum on whether to leave the European Union in June 2016, which caused great volatility and has given rise to increasing anti-EU sentiment and populist movements in other EU member states. The Group cannot guarantee that the European and global economic environments will not continue to be affected by political developments.

The economies of some of the countries where the Group operates, particularly in the countries of Latin America, have experienced significant volatility in recent decades. That volatility has led to fluctuations in the levels of deposits and undermined the relative economic strength of the various segments to which the Group lends. In addition, some of those countries where the Group operates are affected by commodities price fluctuations, which, in turn, may affect the financial markets through exchange-rate fluctuations and volatile interest rates and deposits. Negative and volatile economic conditions, such as slow or negative growth and a changing interest-rate environment, have an impact on the Group’s profitability by causing lending margins to decrease and credit quality to decline, and lead to less demand for higher-margin goods and services. For instance, Brazil has high inflation rates and high (and rising) interest rates, lower consumer spending and climbing unemployment, which has had, and may continue to have, a material adverse effect on the country’s economy as a whole, and consequently on the Group’s financial condition and revenue in Brazil. As of December 31, 2016, Brazil contributed 22% of the profit attributable to the parent entity from all Group operating areas and 10% of total loans to customers. In addition, the Group’s business in Brazil will continue to be negatively affected by that country’s economic recession and political instability.

There is uncertainty over the long-term effects of the monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies, including China. Furthermore, financial turbulence in emerging markets tends to adversely affect share prices and the price of debt in other emerging markets as investors move their money to more stable, developed markets. Continued or increased perceived risks associated with investing in emerging economies in general, or the emerging economies where the Group operates in particular, could further dampen capital flows to those economies and have a negative effect on them, which, in turn, would have a material adverse effect on the Group’s business, financial condition and income.

The recent drop and subsequent fluctuation in oil prices could lead to volatility in the global financial markets and economic instability in the regions most dependent on oil, including the emerging markets to which the Group is exposed. In addition, Group customers in, or exposed to, the oil sector may be negatively affected by fluctuations in oil prices.

Additionally, the results of the 2016 U.S. presidential and congressional elections triggered volatility in the global financial markets and have created uncertainty in the relations between the United States and Mexico and, to a lesser extent, other Latin American countries in which the Group has operations. Any continued volatility in the Mexican peso or material changes to U.S. trade and immigration policy with respect to Mexico or other Latin American countries may have a material adverse effect on the economies of those countries and materially impact the Group’s business, financial condition and income. At December 31, 2016, Santander Mexico accounted for 5% of total Group assets and, in 2016, it accounted for 8% of attributable profit from operating areas.

For a description of additional macro-economic and political risks, see the section entitled “Risk Factors” in Banco Santander’s Annual Report on Form 20-F for the year ended December 31, 2016 together with all of the other information appearing or incorporated by reference in this prospectus supplement and the prospectus.

Risks relating to Banco Santander and the Group

Credit, market and liquidity risk may have an adverse effect on our credit ratings and our cost of funds. Any downgrade in our credit rating would likely increase our cost of funding, require us to post additional collateral or take other actions under some of our derivative contracts and adversely affect our interest margins and results of operations.

Credit ratings affect the cost and other terms upon which we are able to obtain funding. Rating agencies regularly evaluate the Group, and their ratings of the Group’s debt are based on a number of factors, including the our financial strength and conditions affecting the financial services industry generally. In addition, due to the methodology of the main rating agencies, our credit rating is affected by the rating of Spanish sovereign debt. If Spain’s sovereign debt is downgraded, our credit rating would also likely be downgraded by an equivalent amount.

Any downgrade in the Group’s debt credit ratings would likely increase our borrowing costs and require us to post additional collateral or take other actions under some of our derivative contracts, and could limit our access to capital markets and adversely affect our commercial business. For example, a ratings downgrade could adversely affect our ability to sell or market certain of our products, engage in certain longer-term and derivatives transactions and retain our customers, particularly customers who need a minimum rating threshold in order to invest. In addition, under the terms of certain of our derivative contracts and other financial commitments, we may be required to maintain a minimum credit rating or terminate such contracts or require the posting of collateral. Any of these results of a ratings downgrade could reduce our liquidity and have an adverse effect on us, including our operating results and financial condition.

Banco Santander’s long-term debt is currently rated investment grade by the major rating agencies: A3 stable outlook by Moody’s Investors Service España, S.A., A- stable outlook by Standard & Poor’s Ratings Services and A- stable outlook by Fitch Ratings Ltd. In June 2015, Moody’s upgraded Banco Santander’s rating from Baa1 to A3 in light of their new banking methodology and in February 2016, they modified our outlook from positive to stable in line with the outlook of the Spanish sovereign debt. In October 2015, Standard & Poor’s upgraded Banco Santander’s rating from BBB+ to A- following the upgrade of the sovereign credit rating of Spain. In February 2017, Standard & Poor’s revised the outlook from stable to positive reflecting the revised funding plans announced by us, which give Standard & Poor’s comfort that we will build a substantial additional loss absorbing capacity buffer over the next two years. In June 2017, Standard & Poor’s revised the outlook from positive to stable as a result of the risks associated with the Acquisition.

Santander UK’s long-term debt is currently rated investment grade by the major rating agencies: Aa3 with negative outlook by Moody’s Investors Service, A with negative outlook by Standard & Poor’s Ratings Services and A with stable outlook by Fitch Ratings.

Banco Santander (Brasil)’s long-term debt in foreign currency is currently rated BB with a negative outlook by Standard & Poor’s Ratings Services and Ba1 with a negative outlook by Moody’s Investors Service. During the course of 2015 and the first half of 2016, the three major agencies lowered the rating as a result of the lowering of Brazil’s sovereign credit rating.

We conduct substantially all of our material derivative activities through Banco Santander and Santander UK. We estimate that as of December 31, 2016, if all the rating agencies were to downgrade Banco Santander’s long-term senior debt ratings by one notch we would be required to post up to €228 million in additional collateral pursuant to derivative and other financial contracts. A hypothetical two-notch downgrade would result in a further requirement to post up to €38 million in additional collateral. We estimate that as of December 31, 2016, if all the rating agencies were to downgrade Santander UK’s long-term credit ratings by one notch, and thereby trigger a short-term credit rating downgrade, this could result in contractual outflows from Santander UK’s total liquid assets of £4.6 billion of cash and additional collateral that Santander UK would be required to post under the terms of secured funding and derivatives contracts. A hypothetical two-notch downgrade would result in a further outflow of £0.4 billion of cash and collateral under secured funding and derivatives contracts.

While certain potential impacts of these downgrades are contractual and quantifiable, the full consequences of a credit rating downgrade are inherently uncertain, as they depend upon numerous dynamic, complex and inter-related factors and assumptions, including market conditions at the time of any downgrade, whether any downgrade of our long-term credit rating precipitates downgrades to our short-term credit rating, and assumptions about the potential behaviors of various customers, investors and counterparties. Actual outflows could be higher or lower than the preceding hypothetical examples, depending upon certain factors including which credit rating agency downgrades our credit rating, any management or restructuring actions that could be taken to reduce cash outflows and the potential liquidity impact from loss of unsecured funding (such as from money market funds) or loss of secured funding capacity. Although unsecured and secured funding stresses are included in our stress testing scenarios and a portion of our total liquid assets is held against these risks, a credit rating downgrade could still have a material adverse effect on us.

In addition, if we were required to cancel our derivatives contracts with certain counterparties and were unable to replace such contracts, our market risk profile could be altered.

As a result of the Acquisition, rating agencies could change their perception of the Group and current ratings might be adjusted downwards.

There can be no assurance that the rating agencies will maintain the current ratings or outlooks. Failure to maintain favorable ratings and outlooks could increase our cost of funding and adversely affect interest margins, which could have a material adverse effect on us.

For a description of additional risks associated with Banco Santander and the Group, see the section entitled “Risk Factors” in Banco Santander’s Annual Report on Form 20-F for the year ended December 31, 2016 together with all of the other information appearing or incorporated by reference in this prospectus supplement and the prospectus.

Risks Relating to the Acquisition

The Acquisition could give rise to a wide range of litigation or other claims being filed that could have a material adverse effect on the Group.

The Acquisition took place in execution of the resolution of the Steering Committee of the Spanish banking resolution authority (“FROB”) of June 7, 2017, adopting the measures required to implement the decision of the European banking resolution authority (the Single Resolution Board or “SRB”), in its Extended Executive Session of June 7, 2017, adopting the resolution scheme in respect of Banco Popular, in compliance with article 29 of Regulation (EU) No. 806/2014 of the European Parliament and Council of July 15, 2014, establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund and amending Regulation (EU) No. 1093/2010 (the “FROB Resolution”). For further information, see “Recent Developments.”

Pursuant to the aforesaid FROB Resolution, (i) all of the ordinary shares of Banco Popular outstanding prior to the date of that decision were immediately cancelled to create a non-distributable voluntary reserve, (ii) a capital increase was effected with no preemptive subscription rights, to convert all of Banco Popular’s Additional Tier 1 capital instruments into shares of Banco Popular, (iii) the share capital was reduced to zero euros through the cancellation of the shares deriving from the conversion described in point (ii) above to create a non-distributable voluntary reserve, (iv) a capital increase with no preemptive subscription rights was effected to convert all of Banco Popular’s Tier 2 regulatory capital instruments into Banco Popular shares, and (v) all Banco Popular shares deriving from the conversion described in point (iv) above were acquired by Banco Santander for a total consideration of one euro (€1).

Since Banco Popular’s declaration of resolution, the cancellation and conversion of its capital instruments, and the subsequent transfer to Banco Santander of the shares resulting from that conversion through the resolution tool of selling the entity’s business, all under the rules of the single resolution framework indicated above, have no precedent in Spain or in any other EU member state, appeals against the FROB’s decision cannot be ruled out, nor can claims against Banco Popular, Banco Santander or other entities of the Group derived from or related to the Acquisition. Since the date of the Acquisition, various investors, advisors or financial institutions have announced their intention to explore, and, where applicable, confirmed, various causes of action relating to the Acquisition. As to those possible appeals or claims, it is not possible to anticipate the specific demands that might be made, or their financial impact (particularly as any such claims may not quantify their demands, may make new legal interpretations or may involve a large number of parties). The success of those appeals or claims could affect the Acquisition, including the payment of indemnification or compensation or settlements, and in any of those events have a material adverse effect on the results and financial condition of the Group.

It is also possible that, as a result of the Acquisition, Banco Popular, its directors, officers or employees and the entities controlled by Banco Popular may be the subject of claims, including, but not limited to, claims derived from investors’ acquisition of Banco Popular shares or capital instruments prior to the FROB Resolution (including specifically, but also not limited to, shares acquired in the context of the capital increase with preemptive subscription rights effected in 2016), which could have a material adverse effect on the results and financial condition of the Group. In this regard, on April 3, 2017, Banco Popular submitted a significant event (hecho relevante) to the CNMV reporting some corrections that its internal audit unit had identified in relation to several figures in its financial statements for the year ended December 31, 2016. The Board of Directors of Banco Popular, being responsible for said financial statements, considered that, following a report of the audit committee, the circumstances did not represent, on an individual basis or taken as a whole, a significant impact that would justify the restatement of Banco Popular’s financial statements for the year ended December 31, 2016. Notwithstanding the foregoing, Banco Popular is exposed to possible claims derived from the isolated items identified in the aforesaid significant event or others of an analogous nature, which, if they were to materialize and be upheld, could have a material adverse effect on the results and financial condition of the Group.

The Acquisition still has to be approved by some administrative authorities. If those authorizations are not obtained or if conditions are imposed for their authorization, that could have material adverse effect on the Group.

Given the urgency of the Banco Popular resolution process and the speed with which the FROB Resolution was implemented to transfer the entire share capital of Banco Popular to Santander with immediate effect, it was not possible for Banco Santander to obtain, prior to the Acquisition, all regulatory authorizations or declarations of non-opposition required under ordinary circumstances and not exempted under the resolution regulations. Banco Santander was only able to obtain provisional authorizations to take control and must now complete the definitive authorization process. The authorizations that Banco Santander still needs to obtain at this time in relation to the Acquisition are: (i) the European Commission’s authorization as to the transaction’s compatibility with the common market (on June 7, 2017 Banco Santander obtained a waiver from the European Commission of the obligation of advance notification, subject to certain conditions, including the appointment of a monitoring trustee to ensure that Banco Santander limits its actions with regard to Banco Popular to what is strictly necessary to comply with regulatory and solvency requirements and that Banco Santander must not proceed with the operating integration of Banco Popular into Banco Santander until the aforesaid authorization has been obtained from the European Commission), (ii) authorization from the European Central Bank to take indirect control of Banco Popular Portugal, Popular Banca Privada and Banco Pastor and to acquire a significant stake in Wizink Bank, (iii) authorization from the European Central Bank to take indirect control of the significant stakes that the Banco Popular Group holds in the non-EU credit institutions listed below, (iv) authorization from the U.S. Federal Reserve Board and the State of Florida to take control of Totalbank in the United States and other subsidiaries of Banco Popular in that country, (v) authorization from the Bank of Portugal to take indirect control of the investment fund manager Popular Gestão de Activos, (vi) authorization from the Portuguese insurance and pension funds authority (Autoridade de Supervisão de Seguros e Fundos de Pensões de Portugal) to take indirect control of the insurance companies Eurovida and Popular Seguros, and (vii) authorization from the Secretariat of Finance and Public Credit of Mexico (Secretaría de Hacienda y Crédito Público de México), the National Commission on Banking and Securities of Mexico (Comisión Nacional Bancaria y de Valores de México) and the Federal Commission on Economic Competition of Mexico (Comisión Federal de Competencia Económica de México) for the acquisition of a significant stake in Banco Ve por Más, S.A. de C.V. and its subsidiaries.

A regulatory authority might decide to impose penalties or establish conditions or restrictions on the Group’s business if the Bank is unable to request or receive, or is delayed in requesting or receiving, the aforesaid authorizations and, if these were to materialize, such claims could have a material adverse effect on the Group’s results and financial condition. Similarly, it cannot be guaranteed that the authorizations that have not been obtained can be obtained or can be obtained without conditions. Failure to obtain those authorizations, or the conditions to which they may be subject, could have a material adverse effect on the Group’s results and financial condition.

The Acquisition might fail to provide the expected results and profits and might expose the Group to unforeseen risks.

Banco Santander decided to make an offer to acquire Banco Popular because it believed, based on the public information available about Banco Popular and other information to which it had limited access for a short period of time, that the Acquisition would generate a series of synergies and benefits for the Group, resulting from the implementation of business management and operating models that are more efficient in terms of costs and income. Banco Santander may have overvalued those synergies, or they may fail to materialize, which could also have a material adverse effect for the Group. The risk analysis and assessment done prior to the Acquisition was based on available public information and remaining non-material information that was provided in the aforesaid review process. Banco Santander did not independently verify the accuracy, veracity or completeness of that information. It cannot be ruled out that the information provided by Banco Popular to the market or to Banco Santander might contain errors or omissions, nor can Banco Santander, in turn, guarantee that that information is accurate and complete. Therefore, some of the valuations used by Banco Santander as the basis of its acquisition decision may be inaccurate, incomplete or out of date. Likewise, and given the specific features and urgency of the process through which Banco Santander acquired Banco Popular, no representations or warranties have been obtained regarding Banco Popular’s assets, liabilities and business in general, other than those relating to the ownership of the shares acquired. Given these circumstances and the fact that the Acquisition has been recently effected, as of the date of this prospectus supplement (which contains information on Banco Popular) Banco Santander has had limited access to information on Banco Popular and Banco Santander’s information on Banco Popular may not yet have been processed or analyzed in its entirety. Therefore, Banco Santander might find damaged or impaired assets, unknown risks or hidden liabilities, or situations that are currently unknown and that might result in material contingencies or exceed the Group’s current estimates, and those circumstances are not hedged or protected under the terms of the Acquisition, which, were they to materialize, might have a material adverse effect on the Group’s results and financial condition.

The integration of Banco Popular and its group of companies into the Group after the Acquisition may be difficult and complex, and the costs, profits and synergies derived from that integration may not be in line with expectations. For example, Banco Santander might have to face difficulties and obstacles as a result of, among other things, the need to integrate, or even the existence of conflicts between the operating and administrative systems, and the control and risk management systems at the two banks, or the need to implement, integrate and harmonize different procedures and specific business operating systems and financial, information and accounting systems or any other systems of the two groups; and have to face losses of customers or assume contract terminations with various counterparties and for various reasons, which might determine the need to costs or losses of income that are unexpected or in amounts higher than anticipated. Similarly, the integration process may also cause changes or redundancies, especially in the Group’s business in Spain and Portugal, as well as additional or extraordinary costs or losses of income that make it necessary to make adjustments in the business or in the resources of the entities. All these circumstances could have a material adverse effect on the results and financial condition of the Group.

The integration of Banco Popular and its consequences could require a great deal of effort from Banco Santander and its management team.

The integration of Banco Popular into the Group and, potentially, the circumstances and issues described in “Risk Factors — Risks Relating to our Recent Acquisition,” could require a great deal of dedication and attention from the Banco Santander’s management and staff, which would restrict its resources or prevent them from carrying out the Group’s business activities, and this could negatively impact its results and financial situation.

This Offering may not be completed or less than all shares may be subscribed or sold.

At the time Banco Santander announced its intention to acquire Banco Popular, Banco Santander simultaneously announced its intention to effect a capital increase for approximately €7 billion to reinforce and optimize the Bank’s equity structure to adequately cover the addition of Banco Popular following the Acquisition. Although the Capital Increase is underwritten, in certain circumstances the underwriting obligation of the underwriters may be terminated, which would also allow Banco Santander, in some circumstances, to perform the Capital Increase without underwriting or not to perform it at all. If the Capital Increase were not carried out, or were carried out without underwriting or for a lower amount than that estimated by Banco Santander, this could have material adverse impact on the Group’s financial situation.

A number of individual and class actions have been brought against Banco Popular in relation to floor clauses (“cláusulas suelo”). If the cost of these actions is higher than the provisions made, this could have material adverse impact on the Group’s results and financial situation.

Floor clauses (“cláusulas suelo”) are clauses whereby the borrower agrees to pay a minimum interest rate to the lender regardless of the applicable benchmark rate. Banco Popular has included floor clauses in certain asset operations with customers.

On January 21, 2016, Banco Popular was notified of the judgment by the Spanish Supreme Court in relation to the class action filed by the consumer group, Organización de Consumidores y Usuarios (OCU). The judgment considered the floor clauses employed by Banco Popular to be null and void and ordered that they should no longer be used. After receiving said judgment, Banco Popular announced to the market that it would comply with the decision from the date of publication thereof and cancelled the floor clauses in its contracts.

Additionally, in 2010, the Consumers’ Association for Banks, Savings Banks and Insurance Companies (ADICAE) filed a class action with Commercial Court No. 11 of Madrid against many financial entities that included limits on interest rate movements in their mortgage contracts, including Banco Popular and Banco Pastor. The action requested the cancellation of the floor clause and the return of any amounts paid in relation thereto. The judgment of first instance (published on April 7, 2016) (i) declared that the floor clauses in mortgage loan contracts signed with customers identical to those contained in the legal argument were null and void due to a lack of transparency, (ii) ordered the entities to eliminate such clauses from the contracts in which they were included and cease to use them, (iii) declared that mortgage loan contracts signed by the banking entities containing such floor clauses were to remain in force, and (iv) ruled that any amounts unduly charged in application of the such floor clauses from May 9, 2013 onwards must be repaid, along with any legally applicable interests. This judgment was appealed by both ADICAE (seeking reimbursement of all amounts charged by banking entities from the start of the contracts, and not just from May 9, 2013), and the financial entities (asking for the case to be dismissed or alternatively for the impact to be reduced as much as possible, using various exclusion criteria). Banco Popular put forward the case that the floor clauses included in its mortgage contracts were legal, non-abusive and transparent.

Individual lawsuits have also been filed and are currently being processed by different legal authorities. Rulings both in favor and against the claimant have been handed down in the proceedings that have been completed.

On December 21, 2016, the European Court of Justice overruled the ruling established through the Spanish Supreme Court Judgment of May 9, 2013, and by virtue of which the retroactive effect of declaring the floor clauses null and void was limited so that the amounts charged in application of these clauses would only be refunded from May 9, 2013. Subsequently, the Judgment handed down by the Spanish Supreme Court on February 24, 2017, ruling on a cassation appeal (“recurso de casación”) filed by another entity, adapted its jurisprudence in line with the Judgment of the European Court of Justice of December 21, 2016 and, in particular, considered that its ruling of May 9, 2013, which related to a collective action, had no res judicata effect with respect to individual suits filed by consumers in this regard.

These legal rulings and the social impact of the floor clauses led the Spanish government to establish, through Spanish Royal Decree-Law 1/2017, of January 20, urgent measures to protect consumers against floor clauses, a voluntary and extrajudicial process whereby consumers who consider themselves affected by the potential nullity of a floor clause claim repayment. This ruling establishes an extrajudicial channel for conflict resolution but adds nothing that affects the criteria describing the validity of the clauses.

In the last quarter of 2015, Banco Popular made an extraordinary provision of €350 million to cover any legal risk deriving from the potential elimination of floor clauses in its mortgage loan contracts with retroactive effect from May 2013 (i.e., to cover the risk of having to pay back the excess interest charged through the application of floor clauses from May 2013). In 2016, Banco Popular updated its provision estimates for this risk, which stood at €282 million at December 31, 2016 (provisions of €53 million were released in 2016 and new provisions of €15 million were allocated). Following the judgment by the European Court of Justice on December 21, 2016, Banco Popular increased its provisions by €229 million for risk associated with floor clauses, in order to cover the impact of potentially having to repay the surplus interest charged in application of these clauses between the date of the corresponding mortgage loans and May 2013. As a result, total provisions allocated by Banco Popular at December 31, 2016 for this risk was €511 million. Banco Popular estimates that the maximum risk associated with such floor clauses would amount to approximately €1 billion at December 31, 2016.

The estimates for these provisions and the estimate for maximum risk associated with the aforementioned floors clauses as described above were made by Banco Popular based on hypotheses, assumptions and premises it considered to be reasonable. However, these estimates may not be complete, may not have factored in all customers or former customers that could potentially file claims, the most recent facts or legal trends adopted by the Spanish courts, or any other circumstances that could be relevant for establishing the impact of floor clauses for Banco Popular and its group or the successful outcome of the claims filed in relation to these floor clauses. Consequently, the provisions made by Banco Popular or the estimate for maximum risk described above could prove to be inadequate, and may have to be increased to cover the impact of the different actions being processed in relation to floor clauses or to cover additional liabilities, which could lead to higher costs for the entity. This could have a material adverse effect on the Group’s results and financial situation.

Risks Related to the Offer

Future capital increases could dilute current shareholders of Banco Santander.

In addition to the Capital Increase, Banco Santander could carry out additional capital increases in the future. The issuance of new shares could take place as a result of a capital increase or as a result of the exercise of conversion rights by holders of convertible notes or similar instruments convertible into Banco Santander shares. If capital increases are made, Banco Santander’s shareholders could see a decrease in their participation in the capital in cases where they do not exercise their preemptive right or where such right is fully or partially excluded, in accordance with the provisions of the amended and restated text of the Spanish Companies Law (Ley de Sociedades de Capital) approved by the Spanish Royal Legislative Decree 1/2010 of 2 July (the “Spanish Companies Law”).

At the annual shareholders’ meeting of Banco Santander held on April 7, 2017, the shareholders resolved, under item five on the agenda, to authorize the Board of Directors to increase the capital stock within a maximum period of three years, one time or multiple times and up to half of the capital stock. Said authorization includes the authority to exclude the preemptive right for up to a maximum of 20% of Banco Santander’s capital stock effective as of the adoption of said resolution, all with powers of substitution in favor of the Executive Committee. In addition, at the annual shareholders’ meeting of Banco Santander held on March 27, 2015, the shareholders resolved, under item ten (A) of the agenda, to delegate to the board of directors the authority to issue fixed-income securities, preferred shares or similar debt instruments (including warrants) that are convertible and/or exchangeable into shares of Banco Santander for a maximum period of five years.

As of the date of this prospectus supplement, Banco Santander has issued contingent convertible preferred stock (Additional Tier I), which is convertible into shares of Banco Santander for a nominal outstanding balance of €3.75 billion and $1.5 billion, although the conversion of these preferred shares is primarily tied to the capital ratios of Banco Santander falling below certain levels or the regulatory intervention of Banco Santander. An eventual contingent conversion of these securities into shares would give rise to a future reduction in the participation of the shareholders in Banco Santander’s capital.

Nevertheless, pursuant to the underwriting agreement, Banco Santander has agreed, subject to certain exceptions, to not issue shares or carry out any of the operations described under “Underwriting — Lock-up” without authorization from the Joint Global Coordinators (excluding Banco Santander), from the execution date of the underwriting agreement until 90 days from the date on which the Capital Increase has been declared subscribed and paid. Once such period has elapsed, Banco Santander may issue shares or convertible securities.

Banco Santander may not continue to declare dividends in the future.

The possibility of future declarations of dividends by Banco Santander may be affected by the risk factors described herein. Future declarations of dividends depend on Banco Santander’s revenue, regulatory capital levels, financial situation and liquidity needs and other relevant factors.

Shareholders in countries with currencies other than the euro may have an additional investment risk tied to exchange rate movements associated with owning shares of Banco Santander.

Shareholders in countries with currencies other than the euro have, with respect to the ownership of the Banco Santander’s shares, an additional investment risk tied to exchange rate movements. The shares of Banco Santander are quoted only in euros and any future payment of dividends will be denominated in euros. Therefore, any dividends received in connection with the ownership of shares of Banco Santander or any sale of shares of Banco Santander could be adversely impacted by fluctuations of the euro with respect to other currencies, including the U.S. dollar, the Pound sterling, the Polish zloty, the Mexican peso, the Brazilian real and the Argentine peso.

Legal or regulatory limitations on investment could restrict certain investments.

The investment activities of certain investors are subject to legal and regulatory regulation or review and regulation by certain authorities. Each prospective investor must consult with their legal advisors to determine if and to what extent (i) preemptive rights and/or the subscription of New Shares are investments allowed by law, (ii) preemptive rights and/or New Shares could be used as a guarantee for different types of financing, and (iii) other restrictions that could be applicable to the subscription, acquisition, sale or pledge of any preemptive rights and/or New Shares. Financial entities must consult with their legal advisors and the relevant regulatory authorities in order to determine the appropriate treatment of preemptive rights and/or New Shares under applicable law.

No prior market exists for the rights and Santander cannot assure holders of rights that an active trading market will develop for the rights or that there will be sufficient liquidity for such rights.

The rights to subscribe for New Shares offered hereby do not have an established trading market. Although the rights to subscribe for the ordinary shares offered hereby are expected to be listed and traded on the Spanish Stock Exchanges and through the Automated Quotation System during the Preemptive Subscription Period, and the rights are also expected to be listed and traded on the Buenos Aires stock exchange and traded on Euronext Lisbon during a shorter period within the Preemptive Subscription Period, Santander cannot assure holders of rights that an active trading market for the rights will develop on such stock exchanges during such period, or that there will be sufficient liquidity for such rights during such period. The rights to subscribe for New Shares will not be listed or tradable on any securities exchange or trading system in the United States.

The price of our ordinary shares may decline before or after the expiration of the rights offering.

Given that the trading price of the rights depends on the price of our ordinary shares, a significant decline in the trading price of our ordinary shares would negatively affect the trading price of the rights. In addition, we cannot assure holders of rights that the trading price of our ordinary shares will not decline below the Subscription Price after such holders elect to exercise their rights. If that occurs, such holders will have committed to buy the New Shares at a price above the prevailing market price, and such holders will suffer an immediate unrealized loss as a result. Moreover, we cannot assure holders of rights that following the exercise of rights they will be able to sell their shares at a price equal to or greater than the Subscription Price.

The underwriting agreement between Santander and the Underwriters provides that such agreement may be terminated in certain limited circumstances. The underwriting commitment by the Underwriters is also subject to certain customary conditions precedent.

The underwriting agreement between Santander and the Underwriters may be terminated by Santander or by the unanimous decision of the Joint Global Coordinators (excluding Banco Santander) upon the occurrence of, among other things, an event of force majeure. In addition, the underwriting agreement is subject to certain customary conditions precedent. Because the exercise of the rights and the request for Additional Shares will be irrevocable upon such exercise or request and may not be cancelled or modified after such time, holders of rights who have exercised the rights they hold and holders of rights who requested Additional Shares will be required to complete their purchase of New Shares even if the underwriting agreement is terminated or if the conditions precedent are not fulfilled. If the underwriting agreement is terminated or if the conditions precedent are not fulfilled, subscriptions for New Shares made in the Discretionary Allocation Period will be rendered ineffective.

Early termination of the underwriting agreement shall be announced by Santander by means of a significant event notice (hecho relevante) and a Form 6-K filing promptly after its occurrence.

A delay in commencement of listing of the New Shares would affect the liquidity of such shares and would prevent the sale thereof until they are admitted to listing.

We will request that the New Shares be admitted to trading on the Spanish Stock Exchanges through the Automated Quotation System and on those foreign stock exchanges that list our ordinary shares.

We expect, but cannot assure you, that the New Shares will be admitted to trading on the Spanish Stock Exchanges through the Automated Quotation System within three trading days from the registration of the New Shares as book-entries in the records of Iberclear and, in any event, within a maximum period of five trading days from the date on which its Board of Directors (or the Executive Committee acting by delegation) declares that the Capital Increase pursuant to which the New Shares will be issued has been completed.

We expect, but cannot assure you, that the New Shares will be admitted to trading on the NYSE, São Paulo, Milan, Buenos Aires, Warsaw and Mexico stock exchanges on the same date as the New Shares are admitted to trading on the Spanish Stock Exchanges and on Euronext Lisbon on the business day immediately following such date.

A delay in the commencement of listing of the New Shares would affect the liquidity of the New Shares and prevent the sale of such shares on the stock exchange until they are admitted to listing.

The trading price of the ordinary shares of Santander may be volatile.

The trading price of the ordinary shares of Santander may be volatile. Factors such as changes in the results of operations of the Bank, negative publicity, changes in the recommendations of securities analysts regarding the Bank or in the global conditions of the financial or securities markets or in the sectors in which Santander operates could have a negative effect on the trading price of the Bank’s ordinary shares. During the 30 days preceding the date of this prospectus supplement, Santander’s average daily share price volatility was approximately 24.41%.

Furthermore, in recent years, the securities markets in Spain and throughout the world have experienced significant volatility in terms of the trading volume and trading prices of securities. This volatility could negatively affect the trading price of the ordinary shares of Santander, regardless of its financial position or results of operations.

Rights that are not exercised prior to the end of the Preemptive Subscription Period will expire valueless without any compensation, and shareholders who do not exercise their rights will see their interest in the Bank’s capital diluted by up to 9.1% of their current equity interest.

The Preemptive Subscription Period is expected to commence on July 6, 2017 and expire at the close of business in Madrid, Spain on July 20, 2017. Any rights unexercised at the end of the Preemptive Subscription Period will expire valueless without any compensation. Furthermore, the consideration received by shareholders or other investors who elect to sell their rights prior to the expiration of the Preemptive Subscription Period may not be sufficient to fully compensate them for the dilution of their percentage ownership of our ordinary shares that may result from the rights offering. As this is an issuance of New Shares of Santander, those shareholders who do not exercise their rights will see their interest in the Bank’s capital diluted by up to 9.1% of their current equity interest upon subscription of all New Shares.

The sale on the market of a substantial number of the Bank’s subscription rights or ordinary shares during or after the Capital Increase, or the perception that such sales might occur, may negatively affect the trading price of the ordinary shares of Santander.

The sale on the market of a substantial number of the Bank’s subscription rights or ordinary shares during and after the Capital Increase, or the perception that such sales might occur, may negatively affect the trading price of the ordinary shares of Santander.

The rights must be exercised through the Iberclear participant in whose book-entry registry such rights are registered, and New Shares must be paid for in euros.

The rights must be exercised through the Iberclear participant in whose book-entry registry such rights are registered. This Iberclear participant is located in Spain and payments must be made in euros to such Iberclear participant. As a result, it may be difficult for our shareholders and investors outside Spain to exercise the rights they hold, request for any Additional Shares and pay the Subscription Price in respect thereof.

It may be difficult for investors outside Spain to serve process on or enforce foreign judgments against Santander in connection with the Offer.

Santander is incorporated in Spain. As a result, it may be difficult for investors outside Spain to serve process on or enforce foreign judgments against Santander in connection with the Offer. See “Enforcement of Civil Liabilities” in the accompanying prospectus.

Potential FATCA Withholding After December 31, 2018.

Under certain provisions of the U.S. Internal Revenue Code of 1986, as amended (commonly referred to as “FATCA”), and Treasury regulations promulgated thereunder, as well as certain intergovernmental agreements between the United States and certain other countries (including Spain), certain payments made in respect of the ordinary shares after December 31, 2018 may be subject to withholding at a rate of 30%, to the extent that such payments are considered to be “foreign passthru payments”(“FATCA withholding”). Banco Santander (or a relevant intermediary) may be required to impose FATCA withholding on such payments made to non-U.S. financial institutions (including intermediaries) that have not entered into agreements with the Internal Revenue Service pursuant to FATCA or otherwise established an exemption from FATCA, and other holders that fail to provide sufficient identifying information to Banco Santander or any relevant intermediary. Under current guidance it is not clear whether and to what extent payments on the ordinary shares will be considered foreign passthru payments subject to FATCA withholding or the extent to which foreign passthru payment withholding will be required under intergovernmental agreements and their implementing legislation or regulations. The United States has entered into intergovernmental agreements for the implementation of FATCA with many other jurisdictions (including Spain). Investors should consult their tax advisors as to how these rules may apply to payments they receive on the ordinary shares.

USE OF PROCEEDS

The purpose of the Capital Increase is to reinforce and optimize the Bank’s equity structure to adequately cover the addition of Banco Popular following the Acquisition. We intend to use the net proceeds from the Offer for general corporate purposes in connection with the Acquisition.

Our capital management efforts are aimed at maintaining an adequate level of solvency and a surplus of capital in an amount sufficient to enable the growth of our balance sheet. In addition, our capital management efforts are also focused on reducing our cost of capital and contributing to an adequate return for our shareholders. In this regard, we modify our capital structure from time to time using the instruments we believe to be most appropriate.

Assuming the New Shares are fully subscribed at the Subscription Price, the gross proceeds of the Offer are expected to be approximately €7,072.43 million and the net proceeds, after deduction of commissions, fees and estimated expenses of approximately €148.93 million are expected to be approximately €6,923.50 million.

UPDATES SINCE 2016 ANNUAL REPORT

Legal Proceedings

In April 2016, the Directorate of Competition of the Spanish National Markets and Competition Commission (“CNMC”) launched an administrative investigation into several financial institutions, including Santander, on the grounds of suspected price-fixing agreements or collusion, as well as alleged exchanges of commercially-sensitive information in connection with derivatives used to hedge interest rate risk on syndicated loans. According to the Directorate of Competition, this behavior could potentially amount to a breach of Article 1 of Spanish Law 15/2007 as well as Article 101 of the Treaty on the Functioning of the European Union. The case is currently pending before the Council of the CNMC. In the event of an adverse resolution, Santander could be subject to penalties that may be significant as well as certain collateral consequences, including exposure to civil damages claims and regulatory restrictions or limitations on Santander’s business operations. The foregoing could have a material adverse effect on our financial condition and results of operations.

In relation to Preliminary Investigation 63/2013 into crimes against the Public Treasury and money laundering, Magistrate Court No. 5 of Madrid is examining a case in which Banco Santander and some of Banco Santander’s senior executives and former senior executives (including Ignacio Benjumea Cabeza de Vaca, currently an external director of Banco Santander) are alleged to have participated in criminal acts involving the following two activities associated with the commercial relationship between Banco Santander and HSBC Private Bank (Suisse) SA between 2005 and 2015, (i) transfers made from the correspondent accounts, and (ii) the existence of an “omnibus” account for the custody of securities, owned by HSBC Switzerland at Banco Santander. These accounts and operating channels were broadly used and, to our knowledge were never the subject of a legal challenge.

The following proceedings involve one of our directors and not the Group:

In addition, the criminal case relating to events occurring in the award of the concession for Son Espases hospital in Palma de Mallorca is currently being heard by Court of the First Instance No. 3 of Palma de Mallorca. Mr. Villar Mir, an external director of Banco Santander, is a defendant in this case, although the suit brought by the Spanish public prosecutor (“Ministerio Fiscal”) does not accuse him of any involvement in the events that occurred. OHL S.A., the company for which Mr. Villar Mir served as chairman of the board of directors, tendered an offer as part of a joint venture with several other companies, in the bid for this concession that was eventually awarded to a competing business group. OHL, S.A. appealed this decision in administrative proceedings, as it believed that there were irregularities in the award process. Mr. Villar Mir is currently under investigation and has not as yet been formally accused of any crime, neither has he been charged or placed on trial. Furthermore, on April 17, 2017, the Spanish public prosecutor (“Ministerio Fiscal”), i.e. the plaintiff in the case, argued in favor of a temporary partial stay of the proceedings against Mr. Villar Mir. This request is currently pending decision by the Provincial Court of the Balearic Islands.

Furthermore, and with respect to Preliminary Investigation No. 91/2016 relating to “Operation Lezo,” where Juan Miguel Villar Mir is under investigation for the alleged payment by a company linked to OHL of a commission to secure a railway concession contract put out to tender by the Madrid local government in 2007. Juan Miguel Villar Mir informed Banco Santander that he is disputing these accusations, stating that he did not order any payment of a commission to any public or private legal entity or individual. According to the information submitted by Mr. Villar Mir in relation to the proceedings, the judge appointed to “Operation Lezo” has designated a total of fifty-two people as persons under investigation in the case.

Relevant business experience and principal business activities of our current directors and executive officers

In 2017, Rodrigo Echenique, José Doncel and José G. Cantera have been appointed directors of Banco Popular. Additionally, Rodrigo Echenique has been appointed chairman of the Board of Directors of Banco Popular.

SELECTED INTERIM FINANCIAL INFORMATION

The following financial information has been selected from Santander’s consolidated financial statements. You should read this information in connection with, and it is qualified in its entirety by reference to, Santander’s audited consolidated financial statements included in Banco Santander’s Annual Report on Form 20-F for the year ended December 31, 2016 and the unaudited interim condensed consolidated financial statements for the three months ended March 31, 2017 included in Santander’s Report on Form 6-K filed with the SEC on May 8, 2017, both of which are incorporated by reference herein. Santander’s consolidated financial information has been prepared according to the International Financial Reporting Standards as issued by the International Accounting Standard Board (“IFRS-IASB”).

On November 19, 2015 the National Securities Market Commission published Circular 5/2015, of October 28, which adapts the models established in Annex II of Circular 1/2008, dated January 30, for the credit entities, to the new models provided for in Circular 5/2014 of November 28, of the Bank of Spain, for the years beginning on or after January 1, 2016. The adaptation of the Circular has modified the breakdown and presentation of certain headings in the financial statements, these changes being non-significant. The information for the years 2015, 2014, 2013 and 2012 has been re-classified under this Circular in a way that is comparative.

The income statement for the year ended December 31, 2014 reflects the impact of the reconsolidation of Santander Consumer USA Inc. (“SCUSA”) after the Group gained control of this company in January 2014. Prior to the aforementioned change of control, Banco Santander accounted for its ownership interest in SCUSA using the equity method (see “Item 4. Information on the Company— A. History and development of the company — Principal Capital Expenditures and Divestitures — Acquisitions, Dispositions, Reorganizations — Santander Consumer USA” of the Group’s 2016 Annual Report on Form 20-F for the year ended December 31, 2016). In addition, the income statement for the year ended December 31, 2013 includes the results from Kredyt Bank S.A. after the merger in early 2013 of the subsidiaries in Poland of Banco Santander and KBC Bank NV (Bank Zachodni WBK, S.A. and Kredyt Bank S.A.).

	Three Months ended March 31,		Year ended December 31,
	2017 (unaudited)	2016 (unaudited)	2016	2015	2014	2013	2012
	(Millions of euros, except percentages and per share data)
Interest and similar income	14,523	13,560	55,156	57,198	54,656	51,447	58,791
Interest expense and similar charges	(6,121)	(5,936)	(24,067)	(24,386)	(25,109)	(25,512)	(28,868)
Interest income / (charges)	8,402	7,624	31,089	32,812	29,547	25,935	29,923
Dividend income	41	44	413	455	435	378	423
Income from companies accounted for by the equity method	133	83	444	375	243	500	427
Fee and commission income	3,587	3,112	12,943	13,042	12,515	12,473	12,732
Fee and commission expense	(743)	(715)	(2,763)	(3,009)	(2,819)	(2,712)	(2,471)
Gains/losses on financial assets and liabilities (net)	877	476	3,728	(770)	3,974	3,234	3,329
Exchange differences (net)	(304)	28	(1,627)	3,156	(1,124)	160	(189)
Other operating income	427	583	1,919	1,971	1,682	1,179	1,152
Other operating expenses	(404)	(529)	(1,977)	(2,235)	(1,978)	(1,598)	(1,658)
Income from assets under insurance and reinsurance contracts	743	526	1,900	1,096	3,532	4,724	5,541
Expenses from liabilities under insurance and reinsurance contracts	(729)	(502)	(1,837)	(998)	(3,395)	(4,607)	(4,949)
Total income	12,029	10,730	44,232	45,895	42,612	39,666	44,260
Administrative expenses	(4,914)	(4,572)	(18,737)	(19,302)	(17,899)	(17,452)	(17,801)
Personnel expenses	(2,912)	(2,683)	(11,004)	(11,107)	(10,242)	(10,069)	(10,306)
Other general expenses	(2,002)	(1,889)	(7,733)	(8,195)	(7,657)	(7,383)	(7,495)
Depreciation and amortization	(629)	(586)	(2,364)	(2,418)	(2,287)	(2,391)	(2,183)
Provisions (net)	(665)	(381)	(2,508)	(3,106)	(3,009)	(2,445)	(1,472)
Impairment or reversal of impairment of financial assets not measured at fair value through profit or loss (net)	(2,416)	(2,416)	(9,626)	(10,652)	(10,710)	(11,227)	(18,880)
Impairment on other assets (net)	(51)	(35)	(140)	(1,092)	(938)	(503)	(508)
Gains/(losses) on non financial assets and investments (net)	11	8	30	112	3,136	2,152	906

	Three Months ended March 31,		Year ended December 31,
	2017 (unaudited)	2016 (unaudited)	2016	2015	2014	2013	2012
	(Millions of euros, except percentages and per share data)
Gains from bargain purchases arising in business combinations	—	—	22	283	17	—	—
Gains/(losses) on non-current assets held for sale not classified as discontinued operations	(54)	(17)	(141)	(173)	(243)	(422)	(757)
Operating profit/(loss) before tax	3,311	2,731	10,768	9,547	10,679	7,378	3,565
Income tax	(1,125)	(810)	(3,282)	(2,213)	(3,718)	(2,034)	(584)
Profit from continuing operations	2,186	1,921	7,486	7,334	6,961	5,344	2,981
Profit from discontinued operations (net)	—	—	—	—	(26)	(15)	70
Consolidated profit for the period	2,186	1,921	7,486	7,334	6,935	5,329	3,051
Profit attributable to the Parent	1,867	1,633	6,204	5,966	5,816	4,175	2,283
Profit attributable to non controlling interest	319	288	1,282	1,368	1,119	1,154	768

Per Share Information:
Average number of shares (thousands)(1)	14,579,841	14,391,044	14,415,534	14,113,617	11,858,690	10,836,111	9,766,689
Basic earnings per share (in euros)	0.12	0.11	0.41	0.40	0.48	0.39	0.23
Basic earnings per share continuing operation (in euros)	0.12	0.11	0.41	0.40	0.48	0.39	0.22
Diluted earnings per share (in euros)	0.12	0.11	0.41	0.40	0.48	0.38	0.23
Diluted earnings per share continuing operation (in euros)	0.12	0.11	0.41	0.40	0.48	0.38	0.22
Remuneration (euros)(2)	0.055	0.050	0.21	0.20	0.60	0.60	0.60
Remuneration (US$)(2)	0.059	0.055	0.22	0.22	0.73	0.83	0.79

	Three Months ended March 31,	Year ended December 31,
	2017 (unaudited)	2016	2015	2014	2013	2012
	(Millions of euros, except percentages and per share data)
Total assets	1,351,956	1,339,125	1,340,260	1,266,296	1,115,763	1,269,645
Loans and advances to central banks and credit institutions (net)(3)	93,318	76,687	82,530	81,288	77,913	116,727
Loans and advances to customers (net)(3)	795,312	790,470	790,848	734,711	668,856	719,112
Investment Securities (net)(4)	212,604	211,842	203,834	195,164	142,234	152,066
Investments: Associates and joint venture	5,275	4,836	3,251	3,471	5,536	4,454
Contingent liabilities (net)	43,979	44,434	39,834	43,770	40,600	45,033

Liabilities
Deposits from central banks and credit institutions(5)	163,412	149,398	175,374	155,617	109,397	153,312
Customer deposits(5)	705,786	691,112	683,142	647,705	608,201	630,848
Debt securities(5)	221,392	228,869	226,160	213,695	191,252	219,652

Capitalization
Guaranteed Subordinated debt excluding preferred securities and preferred shares(6)	7,490	6,448	6,091	3,276	4,603	5,207
Other Subordinated debt	6,215	6,124	7,864	6,878	7,483	8,291
Preferred securities(6)	6,877	6,916	6,749	6,239	3,652	4,319
Preferred shares(6)	454	413	449	739	401	421
Non-controlling interest (including net income of the period)	12,285	11,761	10,713	8,909	9,314	9,415
Stockholders’ equity	92,586	90,939	88,040	80,805	70,328	71,797
Total capitalization	125,905	122,602	119,906	106,846	95,781	99,450
Stockholders’ Equity per average share	6.35	6.31	6.24	6.81	6.49	7.35
Stockholders’ Equity per share at period end	6.35	6.24	6.12	6.42	6.21	6.99
Other managed funds
Mutual funds	136,862	129,930	109,028	109,519	93,304	89,176
Pension funds	11,344	11,298	11,376	11,481	10,879	10,076
Managed portfolio	19,019	18,032	20,337	20,369	20,987	18,889
Total other managed funds(7)	167,225	159,260	140,741	141,369	125,170	118,141

	Three Months ended March 31,	Year ended December 31,
	2017 (unaudited)	2016	2015	2014	2013	2012
	(Millions of euros, except percentages and per share data)
Consolidated Ratios
Profitability Ratios:
Net Yield(8)	2.92%	2.76%	2.90%	2.89%	2.55%	2.81%
Return on average total assets (ROA)	0.65%	0.56%	0.55%	0.58%	0.44%	0.24%
Return on average stockholders’ equity (ROE)(9)	8.19%	6.99%	6.61%	7.75%	5.84%	3.14%
Return on tangible equity (ROTE)(10)	12.13%	10.38%	9.99%	12.75%	9.64%	5.20%
Capital Ratio:
Average stockholders’ equity to average total assets	6.74%	6.63%	6.70%	6.24%	5.89%	5.65%
Ratio of earnings to fixed charges(11):
Excluding interest on deposits	1.92%	1.88%	1.77%	1.90%	1.69%	1.27%
Including interest on deposits	1.53%	1.45%	1.39%	1.43%	1.29%	1.11%

Credit Quality Data
Loans and advances to customers
Allowances for total balances including country risk and excluding contingent liabilities as a percentage of total gross loans	2.87%	2.99%	3.24%	3.57%	3.59%	3.41%
Non-performing balances as a percentage of total gross loans(12)	3.80%	4.00%	4.42%	5.30%	5.81%	4.74%
Allowances for total balances as a percentage of non-performing balances(12)	75.40%	74.89%	73.39%	67.42%	61.76%	72.01%
Net loan charge-offs as a percentage of total gross loans	0.35%	1.37%	1.34%	1.38%	1.38%	1.36%
Ratios adding contingent liabilities to loans and advances to customers and excluding country risk (*)
Allowances for total balances (**) as a percentage of total loans and contingent liabilities	2.79%	2.90%	3.19%	3.49%	3.48%	3.29%
Non-performing balances as a percentage of total loans and contingent liabilities (**)(12)	3.74%	3.93%	4.36%	5.19%	5.64%	4.54%
Allowances for total balances as a percentage of non-performing balances (**)(12)	74.64%	73.82%	73.11%	67.24%	61.65%	72.41%
Net loan and contingent liabilities charge-offs as a percentage of total loans and contingent liabilities	0.34%	1.31%	1.29%	1.30%	1.29%	1.28%

(*)	We disclose these ratios because our credit risk exposure comprises loans and advances to customers as well as contingent liabilities, all of which are subject to impairment and, therefore, allowances are taken in respect thereof.
(**)	Includes non-performing loans and contingent liabilities, securities and other assets to collect.
(1)	Average number of shares has been calculated on a monthly basis as the weighted average number of shares outstanding in the relevant year, net of treasury stock.
(2)	The shareholders at the annual shareholders’ meeting held on June 19, 2009 approved a remuneration scheme (scrip dividend), whereby the Bank offered the shareholders the possibility to opt to receive an amount equivalent to the dividends in cash or new shares. The remuneration per share for 2011, 2012, 2013 and 2014 disclosed above, €0.60, is calculated assuming that the four dividends for these years were paid in cash.

On January 8, 2015, an extraordinary meeting of the board of directors took place to reformulate the dividend policy of the Bank to take effect with the first dividend to be paid with respect to our 2015 results, in order to distribute three cash dividends and a scrip dividend relating to such 2015 results. The Bank paid the dividends on account of the earnings for the 2015 financial year in August 2015, November 2015, February 2016 and May 2016 for a gross amount per share of €0.05.

The Bank has paid the four dividends on account of the earnings for the 2016 financial year in August 2016 (cash dividend of €0.055 per share), November 2016 (scrip dividend of €0.045 per share), February 2017 (cash dividend of 0.055 per share) and May 2017 (cash dividend of 0.055 per share).

For the period ended March 31, 2017 the remuneration per share disclosed (cash dividend of 0.055 per share) includes the first dividend to be paid in August 2017 on account of the financial year ended December 31, 2017. This figure is estimated based on the last dividend on account of the 2016 financial year which was paid in May 2017.

(3)	Equals the sum of the amounts included under the headings “Financial assets held for trading”, “Other financial assets at fair value through profit or loss” and “Loans and receivables” as stated in our consolidated financial statements on Form 20-F for the year ended December 31, 2016.
(4)	Equals the amounts included as “Debt instruments” and “Equity instruments” under the headings “Financial assets held for trading”, “Other financial assets at fair value through profit or loss”, “Available-for-sale financial assets”, “Loans and receivables” and “Held-to-maturity investments” as stated in our consolidated financial statements on Form 20-F for the year ended December 31, 2016.

(5)	Equals the sum of the amounts included under the headings “Financial liabilities held for trading”, “Other financial liabilities at fair value through profit or loss” and “Financial liabilities at amortized cost” as stated in our consolidated financial statements on Form 20-F for the year ended December 31, 2016.
(6)	In our consolidated financial statements on Form 20-F for the year ended December 31, 2016, preferred securities and preferred shares are included under “Subordinated liabilities”. In the table above Subordinated liabilities are included both under Liabilities and Capitalization.
(7)	Equals the sum of the amounts included at the end of each year as “Equity” and “Valuation adjustments” as stated in our consolidated financial statements on Form 20-F for the year ended December 31, 2016. We have deducted the book value of treasury stock from stockholders’ equity.
(8)	Net yield is the total of interest income/ (charges) (including dividends on equity securities) divided by average earning assets. See “Item 4. Information on the Company — B. Business Overview — Selected Statistical Information — Assets — Earning Assets — Yield Spread” of our consolidated financial statements on Form 20-F for the year ended December 31, 2016.
(9)	The Return on average stockholders’ equity ratio is calculated as profit attributable to the Parent divided by average stockholders’ equity. In 2014, if for comparison purposes we include in the denominator the €7,500 million capital increase made in January 2015, ROE would be 7.05%. Consolidated profit and profit attributable to the Parent for the three months ended March 31, 2017 have been annualized by assuming that during the following quarters of 2017 we will obtain the same results as in the first quarter.
(10)	The Return on average tangible equity ratio (ROTE) is calculated as profit attributable to the Parent divided by the monthly average of: capital + reserves + retained earnings + other comprehensive income (excluding non-controlling interests) — goodwill — other intangible assets. We provide this non-GAAP financial measure as an additional measure to return on equity to provide a way to look at our performance which is closely aligned to our capital position. In 2014, if for comparison purposes we include in the denominator the €7,500 million capital increase made in January 2015, ROTE would be 10.95%.

	Three Months ended March 31,	(million euros, except percentages)
	2017 (unaudited)	2016	2015	2014	2013	2012
Profit attributable to the Parent	1,867	6,204	5,966	5,816	4,175	2,283
Average equity	91,171	88,741	90,220	75,047	71,511	72,635
Effect of goodwill and other intangible assets	(29,600)	(28,972)	(30,486)	(29,446)	(28,221)	(28,473)
Average tangible equity	61,571	59,769	59,734	45,601	43,290	44,162
Return on equity (ROE)	8.19%	6.99%	6.61%	7.75%	5.84%	3.14%
Return on tangible equity (ROTE)	12.13%	10.38%	9.99%	12.75%	9.64%	5.20%

(11)	For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees plus fixed charges. Fixed charges consist of total interest expense (including or excluding interest on deposits as appropriate) and the interest expense portion of rental expense.
(12)	Reflect Bank of Spain classifications. These classifications differ from the classifications applied by U.S. banks in reporting loans as non-accrual, past due, restructured and potential problem loans. See “Item 4. Information on the Company — B. Business Overview — Classified Assets — Bank of Spain’s Classification Requirements” of our consolidated financial statements for the year ended December 31, 2016.

Set forth below is a table showing our allowances for non-performing balances broken down by various categories:

Allowances refers to:	Q1 2017 (unaudited)	2016	2015	2014	2013	2012
	(in millions of euros)
Allowances for total balances (*) (excluding country risk)	24,002	24,835	27,121	28,046	25,681	26,112
Allowances for contingent liabilities and commitments (excluding country risk)	537	457	616	652	688	614

Allowances for total balances (excluding contingent liabilities and commitments and excluding country risk):	23,465	24,378	26,505	27,394	24,993	25,497
Allowances referred to country risk and other	642	528	322	46	154	98

Allowances for total balances (excluding contingent liabilities and commitments)	24,107	24,906	26,827	27,440	25,147	25,595
Of which:
Allowances for customers	23,481	24,393	26,517	27,217	24,903	25,422
Allowances for credit institutions and other financial assets	15	15	19	79	37	30
Allowances for Debt instruments	610	498	291	144	207	143

(*)	Non-performing loans and contingent liabilities and other assets to collect.

CAPITALIZATION AND INDEBTEDNESS

The following table shows the total equity and capital accounts of the Group as of March 31, 2017 included in the Bank’s unaudited interim condensed consolidated financial statements for the three month period ended March 31, 2017 in accordance with IFRS-IASB on an actual basis and on an as adjusted basis after giving effect to the Offer and the application of the net proceeds therefrom, assuming all rights to subscribe for ordinary shares are exercised. The information set forth in this section must be read in conjunction with the Bank’s unaudited interim condensed consolidated financial statements as of March 31, 2017 included in our Report on Form 6-K, filed with the SEC on May 8, 2017, and incorporated by reference in this prospectus supplement, and, in any event, is subject in its entirety to the content of such unaudited interim condensed consolidated financial statements.

	As of March 31, 2017 (unaudited)
	Actual	As Adjusted
	(in millions of euros)
Outstanding indebtedness
Short-term indebtedness	24,055	24,055
Long-term indebtedness(1)	197,337	197,337
Total indebtedness	221,392	221,392

Equity
Capital, stated value €0.50 each(2)	7,291	8,020
Own shares	(6)	(6)
Reserves(3)	100,221	106,415
Dividends	(1,667)	(1,667)
Other comprehensive income	(15,122)	(15,122)
Profit attributable to shareholders of the Parent(4)	1,867	1,867
Non-controlling interests	12,285	12,285
Total equity	104,869	111,792

Total capitalization and indebtedness(5)	326,262	333,185

(1)	Includes all outstanding bonds, debentures and subordinated debt as of March 31, 2017.
(2)	As of March 31, 2017, we had 14,582,340,701 ordinary shares outstanding and, as adjusted to give effect to the Capital Increase, we would have had 16,040,573,446 ordinary shares outstanding as of such date.
(3)	Reserves include share premium, other equity, accumulated retained earnings and other reserves
(4)	For the period from January 1, 2017 to March 31, 2017.
(5)	Since March 31, 2017 the Group’s total indebtedness has increased by approximately €4.2 billion, principally due to the consolidation of the indebtedness of Banco Popular. The final impact of Banco Popular on our capitalization will depend upon completion of the calculation of the fair value of Banco Popular’s assets and liabilities, which is not required to be finalized until June 2018.

The table above does not reflect the payment of an interim dividend in May 2017 on account of the earnings for fiscal year 2016 in a gross amount of €0.055 per share and in an aggregate gross amount of approximately €802 million.

TAXATION

Spanish Tax Considerations

In the opinion of Uría Menéndez Abogados, S.L.P., the following summarizes certain material Spanish taxation considerations of the acquisition, ownership and disposition of New Shares and subscription rights, as well as the receipt and exercise of subscription rights, by shareholders who are resident or not resident in Spain for tax purposes. It is based on current Spanish law and practice, which are subject to change, possibly with retroactive effect.

The below description is intended as a general guide and applies only to holders of New Shares who are resident or not resident in Spain for tax purposes and who own, directly or indirectly, less than 5% of the voting stock of Santander and whose acquisition value in shares of Santander be less than EUR 20 million.

This summary is not a complete analysis or description of all the possible tax considerations of the acquisition, ownership and disposition of New Shares and does not address all tax considerations that may be relevant to all categories of potential investors, some of whom may be subject to special rules. This analysis does not cover all possible tax consequences of the transactions applicable to all categories of shareholders, some of which (e.g. financial institutions, collective investment schemes, cooperatives, etc.) may be subject to special rules. In addition, this tax section does not address the Spanish tax considerations applicable to “look-through” entities. Furthermore, this summary does not take into account the regional tax regimes in force applicable in the Historical Territories of the Basque Country and the Historical Autonomous Region of Navarre, or the regulations adopted by the Spanish Autonomous Regions.

Any holders of subscription rights or New Shares who are in any doubt as to their taxation position or obligations should consult their own professional advisors immediately.

This summary of certain material Spanish taxation considerations is for general information only and is not tax advice. Holders of subscription rights and New Shares are urged to consult their tax advisors with respect to the application of the Spanish tax law to their particular situations as well as any tax considerations arising under the laws of any foreign or other taxing jurisdiction or under any applicable tax treaty.

Indirect Taxation on the Acquisition and Transfer of the New Shares

The acquisition and the subsequent transfer (if any) of the New Shares and subscription rights will be exempt from Transfer Tax and Stamp Duty, and from Value Added Tax.

Direct Taxation on the Ownership and Subsequent Transfer of the New Shares

Shareholders who are Spanish Tax Residents

This section summarizes the Spanish tax treatment applicable both to shareholders who are Spanish residents and to those who, while not being residents, are subject to the Non-Resident Income Tax (“IRnR”) and act through a permanent establishment in Spain, as well as to individual investors resident in other European Union member States (provided they are not residents of a territory regarded as a tax haven under Spanish law and regulations) and also subject to the IRnR, who elect to pay taxes as payers of the Personal Income Tax (“IRPF”) pursuant to the provisions of section 46 of the Spanish Consolidated Text of the Non-Resident Income Tax Law (“IRnR Law”)).

Legal entities resident in the Spanish territory pursuant to section 8 of the Spanish Corporate Income Tax Law 27/0214, of November 27 (“LIS”) and individuals resident in Spain for tax purposes, as defined in section 9.1 of Spanish Law 35/2006 of November 28 on Personal Income Tax and partially amending the Corporate Income Tax Law, the Non-Resident Income Tax Law and the Wealth Tax Law (the “IRPF Law”), as

well as foreign residents who are members of Spanish diplomatic missions, Spanish consular offices or hold other official positions, within the meaning of section 10.1 of the above-mentioned law, will be deemed to be shareholders resident in Spain for such purposes, without prejudice to the provisions of any applicable Treaties for the Avoidance of Double Taxation (“DTT”) signed by Spain.

Individuals acquiring their tax residence in Spain as a result of their moving to Spanish territory may elect to pay IRPF or IRnR during the tax year in which the change of residence is made and the five following tax years, provided that the requirements established in section 93 of the IRPF Law are met.

Personal Income Tax

Dividends

The following are treated as income from movable property (inter alia): dividends, fees for attending general shareholders’ meetings, returns derived from the creation or assignment of rights or powers of use and enjoyment of the New Shares that are the subject matter of the Offer and, in general, shares in the profits of Santander as well as any other profit received from Santander in their capacity as shareholders.

Income from movable property received by shareholders as a result of the ownership of the New Shares will be included in the savings taxable base of the fiscal year in which they are obtained by such shareholders as the net income that results from deducting administrative and deposit expenses, if any, from the gross amount thereof. Expenses incurred as a result of the discretionary and personalized management of the portfolio, however, are not deductible. The savings taxable base rates for the tax year 2017 are 19% for taxable income up to €6,000, 21% for taxable income between €6,001 and €50,000, and 23% for taxable income exceeding €50,000.

Shareholders generally will be subject to a 19% IRPF withholding on the entire amount of the dividend distributed. Such withholding will be deductible from the IRPF net tax quota, which may entitle the payer to the refund set forth in Section 103 of the IRPF Law.

Capital Gains and Losses

Individual shareholders tax resident in Spain will be required to include in their savings taxable base for any year the aggregate amount capital gains, net of the amount of any capital losses. Capital gain is computed as the excess of the transfer price (less any taxes or fees) of shares over the acquisition price (including any taxes or fees) of such shares. The transfer price of shares is the greater of (i) the listing price of such shares on the date the transfer occurs or (ii) the agreed price.

Where the taxpayer owns other securities of the same kind, the acquisition price of the transferred shares is based on the principle that those acquired first are sold first (FIFO).

Capital gains or losses arising from the transfer of the New Shares by a Spanish individual are included in such Spanish holder’s capital income corresponding to the period when the transfer takes place; any gain resulting from the compensation between such gains and losses is taxed at a flat rate of 19% for the first €6,000, 21% between €6,001 and €50,000 and 23% for any amount in excess of €50,000.

Capital gains arising from the transfer of New Shares will not be subject to withholding.

Any loss derived from the transfer of New Shares will not be considered to be capital loss if homogenous securities were acquired within the two-month period preceding or following the date of such transfer, unless and until the securities still held by the holder are transferred. In these cases, the capital losses are included in the taxable base upon the transfer of the remaining shares of the taxpayer.

Subscription Rights

Neither the receipt nor the exercise of subscription rights constitutes a taxable event under IRPF Law.

The proceeds derived by a Spanish tax resident individual from a transfer of subscription rights will be regarded as a capital gain and subject to IRPF corresponding to the period in which the transfer takes place (in the manner described under “Capital Gains and Losses” above). The amount received in the transfer of subscription rights will be subject to Spanish withholding tax on account of IRPF, to be levied by the depositary entity (or, in its absence, by the corresponding financial intermediary or notary public that intervenes in the transfer).

Wealth Tax

Spanish tax resident individuals are subject to Spanish Wealth Tax on all their assets (such as our New Shares).

Spanish Wealth Tax Law 19/1991, of 6 June provides that the first €700,000 of net wealth owned by an individual Spanish shareholder will be exempt from taxation, while the rest of the net wealth will be taxed at a rate ranging between 0.2% and 2.5% However, this may vary depending on the autonomous region of residency of the taxpayer. As such, prospective shareholders should consult their own tax advisors.

A shareholder who is required to file a Spanish Wealth Tax return should value the New Shares at their average trading price in the last quarter of the year. Such average trading price is published on an annual basis by the Spanish Ministry of Finance and Public Administration.

In accordance with article 4 of the Spanish Royal Decree-Law 3/2016, of 2 December, adopting tax measures aimed at the consolidation of public finances and other urgent social security measures (“RDL 3/2016”), as from year 2018, a full exemption on Spanish Wealth Tax would apply (bonificación del 100%), and therefore from year 2018 and onwards, individuals resident in Spain will be released from formal and filing obligations in relation to this Spanish Wealth Tax, unless the application of this full exemption is postponed.

Inheritance and Gift Tax

Generally, Spanish tax resident individuals who receive New Shares not for valuable consideration (i.e., by way of inheritance or gift) will be subject to the Inheritance and Gift Tax (“ISD”) pursuant to Spanish Law 29/1987 of December 18, subject to the specific rules, if any, approved by each Autonomous Community. The tax rate applicable to the taxable base ranges between 7.65% and 34%; once the gross tax payable has been obtained, certain multiplying coefficients apply thereon according to the pre-existing net worth of the taxpayer and to his or her degree of kinship with the deceased or donor, which may ultimately result in an effective tax rate ranging between 0% and 81.6% of the taxable base.

Corporate Income Tax

Dividends

Corporate Income Tax (“IS”) payers or taxpayers who, being subject to the IRnR, act in Spain through a permanent establishment, will be required to include in their taxable base the full amount of the dividends or shares in profits received as a result of the ownership of the New Shares subscribed for, as well as the expenses relating to their interest, as provided in section 10, et seq. of the LIS and shall generally pay taxes at the tax rate of 25%.

In addition, IS taxpayers shall be subject to a 19 % withholding on the full amount of the profit distributed, unless any of the exclusions from withholding established in current legislation are applicable to them. The withholding made will be deductible from the IS tax quota and, if insufficient, will entitle the taxpayer to the refunds provided for in section 127 of the LIS.

Income Arising from the Transfer of the New Shares

Profits resulting from the transfer of shares, whether or not for valuable consideration, shall be included in the taxable base of IS taxpayers or IRnR taxpayers acting through a permanent establishment in Spain, in the manner described in section 10 et seq. of the LIS and shall be taxed generally at the tax rate of 25%. As to losses resulting from the transfer of the New Shares, the deductibility of the losses may be subject to temporary or permanent restrictions pursuant to the LIS. Shareholders who are IS taxpayers must consult their tax advisors regarding the IS impact for them of these rules.

Capital gains derived from the transfer of the shares are not subject to withholding tax on account of IS.

Subscription Rights

Neither the receipt nor the exercise of subscription rights constitutes a taxable event under the LIS.

If a Spanish tax resident corporation sells any subscription rights received, any gain or loss derived from such sale must be recognized in accordance with applicable Spanish accounting rules. The accounting income that may arise from the transfer will be subject to IS taxation, currently of 25%, under the general IS regime.

Capital gains arising from the sale of the subscription rights will not be subject to withholding tax on account of IS.

Shareholders who are Not Spanish Tax Residents

This sub-section discusses the tax treatment applicable to investors who are not Spanish tax residents, and also does not include those acting in Spain through a permanent establishment or those who exercise the option of paying tax as Spanish residents as described above under “— Shareholders who are Spanish Tax Residents.”

Individuals who are not IRPF taxpayers and entities that are not Spanish residents as provided in section 6 of the IRnR Law, will be considered non-Spanish resident shareholders.

The following is a general description and, therefore, the particular circumstances of each taxpayer and those resulting from any applicable DTT signed by Spain will have to be taken into account.

Non-Resident Income Tax

Dividends

As a general rule, dividends paid on New Shares to a non-Spanish tax resident shareholder who does not act, with respect to the New Shares, through a permanent establishment in Spain, will be subject to Spanish withholding tax on the gross amount of the dividend, currently at a rate of 19%. This tax rate can be eliminated or reduced as per the application of the benefits of a DTT.

Shareholders resident in certain countries may be entitled to the benefits of a DTT in effect between Spain and their country of tax residence (such as the DTT between Spain and the United States, which generally provides for a 15% withholding tax rate on dividends). Such shareholders may benefit from a reduced tax rate under an applicable DTT with Spain, subject to the satisfaction of any conditions specified in the relevant DTT, including providing evidence of the tax residence of the shareholder by means of a certificate of tax residence duly issued by the tax authorities of the country of tax residence of the shareholder making express reference to the shareholders’ entitlement to the benefits of such DTT (e.g. IRS from 6166 in the case of a U.S. resident) or, as the case may be, the equivalent document specified in the Spanish Order which further supplements the applicable DTT. Tax residence certificates issued by a foreign tax authority (or equivalent documents) are generally valid for Spanish tax purposes for one year as from their date of issuance.

According to the Order of the Ministry of Economy and Competiveness of 13 April 2000, upon distribution of a dividend, Santander or its paying agent will withhold an amount equal to the tax amount required to be withheld according to the general rules set forth above, transferring the resulting net amount to the depositary. For this purpose, the depositary is the financial institution with which the non-Spanish tax resident shareholder has entered into a contract of deposit or management with respect to our ordinary shares held by such shareholders. If the corresponding depositary in Spain provides timely evidence of the non-Spanish tax resident shareholder’s right to obtain the DTT-reduced rate or the exemption in the manner set out in the Order of the Ministry of Economy and Competiveness of 13 April 2000 , it will immediately receive the surplus amount withheld, which will be credited to the non-Spanish tax resident shareholder (the “Quick Refund Procedure”). For these purposes, the non-Spanish tax resident shareholder shall provide the applicable depositary with the relevant certificate of residence (or equivalent DTT form) stating that the non-Spanish tax resident shareholder is a resident of such country within the meaning of the DTT before the tenth day following the end of the month in which the dividends were paid. The tax certificate is generally valid only for a period of one year from the date of issuance. The Quick Refund Procedure will only be applicable to the extent that the depositary of the ordinary shares held by the non-Spanish tax resident shareholder is resident, domiciled or represented in Spain.

If this certificate of tax residence, or as the case may be, the equivalent document referred to above, is not provided to the relevant Spanish depository within this time period, the non-Spanish tax resident shareholder may subsequently obtain a refund of the amount withheld in excess from the Spanish tax authorities, following the standard refund procedure established by the IRnR Regulation, approved by Spanish Royal Decree 1776/2004 of 30 July 2004, and the Order of the Ministry of Finance and Taxation EHA/3316/2010, of 17 December, that approves forms 210, 211 and 213 (“Order of the Ministry of Finance and Taxation EHA/3316/2010”) or the equivalent regional provisions applicable. To pursue the refund claim, the non-Spanish shareholder is required to file, inter alia:

•	the corresponding Spanish Tax Form (currently, Form 210);

•	the certificate of tax residence or equivalent document referred to above;

•	documentary evidence of the amounts withheld;

•	a proof of beneficial ownership; and

•	documentary evidence of the bank account in which the excess amount withheld should be paid.

For further details, prospective investors should consult their own tax advisors.

Capital Gains and Losses

Under the IRnR Law, capital gains obtained by non-Spanish resident individuals or entities not acting through a permanent establishment in Spain from the transfer of securities or any other capital gains related to such securities will be subject to IRnR. In particular, capital gains derived from the transfer of shares will be taxed under the IRnR at the rate of 19% unless an internal exemption or a DTT signed by Spain applies.

Neither the receipt nor the exercise of subscription rights constitutes a taxable event under the IRnR Law. However, the proceeds derived by non-Spanish resident individuals or entities (in both cases not acting through a permanent establishment in Spain) from a transfer of subscription rights received with respect to the New Shares or the existing ordinary shares will be regarded as a capital gain for IRnR purposes as well.

Pursuant to the DTT between Spain and the United States, capital gains realized by U.S. tax residents arising from the disposition of Spanish shares or subscription rights will not be taxed in Spain provided that the seller has not held a direct or indirect holding of 25% of the capital of the relevant Spanish entity during the twelve-month period preceding the disposition of the stock.

In addition, capital gains deriving from the disposition of New Shares or subscription rights will be exempt from taxation in Spain in the following cases:

•	Capital gains derived from the transfer of the New Shares or the subscription rights on an official Spanish secondary securities market by individuals or entities resident in a country that has entered into a DTT with Spain containing an exchange of information clause (which includes all Spanish DTTs, including the DTT with the United States), provided that such income is not obtained through countries or territories defined as a tax haven by the Spanish law or regulations.

•	Capital gains realized by individuals or entities who are resident in other European Union Member States (other than Spain) for tax purposes or by a permanent establishment of those residents located in another European Union Member State (other than Spain), provided that such income is not obtained through countries or territories defined as a tax haven by the Spanish law or regulations. The exemption does not apply to capital gains arising from the transfer of shares or subscription rights of an entity when (i) the assets of such entity consist primarily, directly or indirectly, of real estate located in the Spanish territory, (ii) if the non-resident transferor is an individual that during the preceding twelve months has held a direct or indirect interest of at least 25%) in the entity’s capital or net equity and (iii) if the non-resident transferor is an entity and the transfer of the New Shares does not comply with the requirements to apply IS Spanish participation exemption regime (as set out in article 21 of LIS).

Capital gains and losses will be calculated and taxed separately for each transfer. It is not possible to offset capital losses against capital gains. They will be quantified by applying the rules of section 24 of the IRnR Law. If a non-Spanish resident shareholder sells any subscription rights received, the sale proceeds will be a capital gain subject to tax at a 19% rate, unless a DTT applies. The exercise of the subscription rights generally will not be a taxable event under Spanish law.

Capital gains obtained by non-Spanish residents, who do not act through a permanent establishment in Spain, including those derived from a transfer of subscription rights received with respect to the New Shares along with existing ordinary shares, will not be subject to withholding or payment on account of the IRnR.

Non-Spanish resident shareholders will be required to file a tax return (currently, Form 210), assessing and paying the relevant tax liability, if any. They may also make such filing and payment through their tax representatives in Spain or through the depositaries or managers of the shares, following the procedure and using the tax form set forth in the Order of the Ministry of Finance and Taxation EHA/3316/2010.

Should an exemption apply, whether under Spanish law or under an applicable DTT, non-Spanish resident investors will be required to provide evidence of their right to benefit from such exemption through a tax residence certificate issued by the appropriate tax authority of their country of residence (which, if applicable, shall expressly state that the investor is a resident of that country within the meaning of the applicable DTT) or the specific form set forth in the Order further developing the applicable DTT. The above-mentioned tax residence certificate shall, for such purpose, be valid only for a period of one year from the date of issuance.

Wealth Tax

Non-Spanish tax resident individuals are subject to the Spanish Wealth Tax on the assets or rights that are located or can be exercised in Spain. Spanish Wealth Tax Law provides that the first €700,000 of assets or rights owned in Spain by non-Spanish tax resident individuals will be exempt from taxation, while the rest of the Spanish wealth will be taxed at a rate ranging between 0.2% and 2.5% For Spanish Wealth Tax valuation purposes, the New Shares should be valued at their average trading price during the last quarter of such year. Such average trading price is published on an annual basis by the Spanish Ministry of Finance and Public Administration.

Non-Spanish tax resident individuals who benefit from a DTT that provides for net wealth taxation only in the shareholder’s country of residence will not be subject to Spanish Wealth Tax (the DTT between Spain and the United States does not provide for the net wealth taxation only in the United States).

Non-Spanish tax resident individuals who are resident in an EU or European Economic Area member State may apply the rules approved by the autonomous region where the assets and rights with more value are located, can be exercised or must be fulfilled. As such, prospective investors should consult their own tax advisors.

In accordance with article 4 of RDL 3/2016, as from year 2018, a full exemption on Spanish Wealth Tax would apply (bonificación del 100%), and therefore from year 2018 and onwards, non-Spanish tax resident individuals will be released from formal and filing obligations in relation to this Spanish Wealth Tax, unless the application of this full exemption is postponed.

Non-Spanish resident legal entities are not subject to Wealth Tax.

Inheritance and Gift Tax

Unless an applicable DTT provides otherwise (and the DTT between Spain and the United States does not provide otherwise), transfers of New Shares upon death and by gift to individuals who are not resident in Spain for tax purposes will be subject for the individuals receiving the New Shares to the ISD if the New Shares are located in Spain or the subscription rights attached thereto may be exercised in Spain, regardless of the residence of the heir or beneficiary. Spanish tax authorities consider that shares of a Spanish company are located in Spain for tax purposes.

Generally, non-Spanish tax resident individuals are subject to Spanish IGT according to the rules set forth in the IGT Law. However, if the deceased, heir or the donee is resident in an EU or European Economic Area member State, depending on certain circumstances, the applicable rules may be those corresponding to the relevant autonomous region. As such, prospective shareholders should consult their own tax advisors.

Gifts granted to non-Spanish resident corporations will not be taxed under ISD and, generally, be taxed as capital gains under the IRnR as described above, without prejudice to the provisions of any applicable DTT.

Non-Spanish resident shareholders are advised to consult their tax advisors with respect to the terms on which ISD is to be applied in each specific case.

Material U.S. Federal Income Tax Considerations

In the opinion of Davis Polk & Wardwell LLP, the following are material U.S. federal income tax consequences to the U.S. Holders described below of the receipt, exercise and disposition of subscription rights and of owning and disposing of New Shares, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s investment decision. This discussion applies only to current U.S. Holders that hold our existing ordinary shares or ADSs, and will hold the subscription rights and New Shares, as capital assets for U.S. federal income tax purposes. Further, this discussion applies only to U.S. Holders that either are entitled to receive subscription rights from us, or purchase Discretionary Shares, during the Discretionary Allocation Period, in each case pursuant to this offer. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the “Medicare contribution tax” on net investment income and tax consequences applicable to U.S. Holders subject to special rules under U.S. federal income tax laws, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of accounting;

•	persons holding ADSs, existing ordinary shares, subscription rights or New Shares, as the case may be, as part of a hedge, straddle, conversion transaction or integrated transaction;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons who own or are deemed to own 10% or more of our voting shares; or

•	persons holding ADSs, existing ordinary shares, subscription rights or New Shares, as the case may be, in connection with a trade or business conducted outside the United States.

If a partnership holds the existing ordinary shares, ADSs, subscription rights or New Shares, as the case may be, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partnerships holding existing ordinary shares, ADSs, subscription rights or New Shares and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the receipt, ownership and disposition of the subscription rights and New Shares or the receipt of cash in respect of the subscription rights.

This summary is based upon the tax laws of the United States including the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, as well as the income tax treaty between the United States and the Kingdom of Spain (the “Treaty”), all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

In addition, this summary is based in part on representations of the Depositary and assumes that each obligation provided for in or otherwise contemplated by the Deposit Agreement or any other related agreements will be performed in accordance with its terms.

A “U.S. Holder” is a person that is a beneficial owner of ADSs, existing ordinary shares, subscription rights or New Shares, as the case may be, that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders are urged to consult their tax advisors as to the U.S., Spanish or other tax consequences of the receipt of subscription rights or cash in respect of such subscription rights, the exercise or disposition of subscription rights and of owning and disposing New Shares in their particular circumstances, including the effect of any U.S. state, local or non-U.S. tax laws.

Except as specifically described below under “Passive Foreign Investment Company Rules,” this discussion assumes that we are not, and will not become, a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

Taxation of the Subscription Rights

U.S. Holders of Existing Ordinary Shares

Receipt of the Subscription Rights

The receipt of subscription rights by a U.S. Holder pursuant to this offering should be treated as a non-taxable distribution with respect to the U.S. Holder’s existing ordinary shares and the following discussion so assumes.

If the fair market value of the subscription rights is less than 15% of the fair market value of the outstanding ordinary shares with respect to which the subscription rights were distributed on the date of distribution, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless the U.S. Holder affirmatively elects to allocate basis in proportion to the relative fair market values of its existing ordinary shares and the subscription rights received (as determined on the date of distribution). This irrevocable election must be made in the tax return for the taxable year in which the subscription rights are received, and will apply to all subscription rights received by the U.S. Holder pursuant to the subscription rights offering. On the other hand, if the fair market value of the subscription rights received is 15% or greater than the fair market value of the outstanding ordinary shares with respect to which the subscription rights were distributed on the date of distribution, then the basis in the U.S. Holder’s ordinary shares must be allocated between its existing ordinary shares and the subscription rights in proportion to their fair market values (as determined on the date of distribution).

Exercise of the Subscription Rights

The exercise of a right will not be a taxable transaction for U.S. federal income tax purposes. The basis of each New Share acquired upon exercise of the right will equal the sum of (i) the Subscription Price paid by the U.S. Holder for the New Share and (ii) the U.S. Holder’s tax basis (if any) in the subscription rights (as described above), each as determined in U.S. dollars. The holding period of the New Shares shall begin on the day the subscription rights are exercised.

Sale or Expiration of the Subscription Rights

For U.S. federal income tax purposes, gain or loss realized on a sale of subscription rights by a U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the subscription rights is more than one year. For these purposes, the holding period for the subscription rights will include the holding period of the existing ordinary shares with respect to which the subscription rights were distributed. The amount of the gain or loss will be equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis (if any) in the subscription rights (as described above), each as determined in U.S. dollars. Such gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes.

In the event a U.S. Holder allows the subscription rights to expire without selling or exercising them, the subscription rights will be deemed to have a zero basis and, therefore, the U.S. Holder will not recognize any loss upon the expiration of the subscription rights. In that case, the tax basis of the ordinary shares with respect to which the expired subscription rights were distributed will remain unchanged from their tax basis prior to the subscription rights offering.

U.S. Holders of ADSs

The receipt of cash proceeds by U.S. Holders of ADSs from the sale of subscription rights by the Depositary should be treated as a tax-free distribution of the subscription rights to the U.S. Holders of ADSs, followed by a sale of those subscription rights by such U.S. Holders to purchasers in the secondary market for cash. Gain or loss realized on the sale of the subscription rights by the U.S. Holders of ADSs will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the subscription rights is more than one year. For these purposes, the holding period of the subscription rights will include the holding period of the ADSs with respect to which the subscription rights were distributed. The amount of gain or loss will be equal to the difference between the portion of the tax basis of the existing ADSs allocated to the subscription rights disposed of (determined as described above under “— U.S. Holders of Existing Ordinary Shares — Receipt of the Subscription rights”) and the amount realized on the disposition. Such gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes.

Taxation of New Shares

Taxation of Dividends

To the extent paid out of our current or accumulated earnings and profits (as determined in accordance with U.S. federal income tax principles), distributions, including the amount of any Spanish withholding tax, made with respect to New Shares (other than certain pro rata distributions of our capital stock or subscription rights to subscribe for shares of our capital stock) will be includible in the income of a U.S. Holder as foreign-source dividend income. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. These dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividends, and will not be eligible for the “dividends-received deduction” generally allowed to corporations receiving dividends from U.S. corporations under the Code. The amount of the distribution will equal the U.S. dollar value of the euros received, calculated by reference to the exchange rate in effect on the date that distribution is received, whether or not the U.S. Holder in fact converts any euros received into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect thereof. A U.S. Holder may have foreign currency gain or loss if the euros are converted into U.S. dollars after the date of receipt. Any gain or loss resulting from the conversion of euros into U.S. dollars will be treated as ordinary income or loss, as the case may be, and will be U.S.-source.

Subject to generally applicable limitations that vary depending upon a U.S. Holder’s individual circumstances, dividends paid to certain non-corporate U.S. Holders may be taxable at rates applicable to long-term capital gains. Non-corporate U.S. Holders are urged to consult their own tax advisers regarding the availability of the reduced rate on dividends in their particular circumstances.

Subject to certain generally applicable limitations that vary depending upon a U.S. Holder’s circumstances, a U.S. Holder will be entitled to a credit against its U.S. federal income tax liability for Spanish income taxes withheld from dividends at a rate not exceeding the rate provided by the Treaty. Spanish income taxes withheld in excess of the rate applicable under the Treaty will not be eligible for credit against a U.S. Holder’s federal income tax liability. See “Taxation — Spanish Tax Considerations — Shareholders who are Not Spanish Tax Residents — Non-Resident Income Tax — Dividends” for a discussion of how to obtain a refund of amounts withheld in excess of the applicable Treaty rate. The limitation on foreign taxes eligible for credit is calculated separately with regard to specific classes of income. Instead of claiming a credit, a U.S. Holder may, at its election, deduct such otherwise creditable Spanish taxes in computing taxable income, subject to generally applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

The rules governing foreign tax credits are complex, and U.S. Holders are urged to consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to make effective use of foreign tax credits.

Taxation Upon Sale or Other Disposition of New Shares

A U.S. Holder will generally recognize U.S.-source capital gain or loss on the sale or other disposition of New Shares. Any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held such New Shares for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between such U.S. Holder’s tax basis in the New Shares sold or disposed of and the amount realized on the sale or disposition, each as determined in U.S. dollars. A U.S. Holder’s tax basis in the New Shares acquired pursuant to the exercise of the subscription rights will be as described above under “Taxation of the Subscription Rights — U.S. Holders of Existing Ordinary Shares — Exercise of the Subscription Rights”. A U.S. Holder’s tax basis in the New Shares that are Discretionary Shares or Additional Shares will generally equal the U.S. dollar value of the purchase price.

Passive Foreign Investment Company Rules

Based on certain proposed Treasury regulations that are not yet in effect but are proposed to become effective for taxable years after December 31, 1994, we believe that we were not a PFIC for U.S. federal income tax purposes for the 2016 taxable year and we do not expect to become a PFIC for the current taxable year or in the foreseeable future. However, because our PFIC status depends upon the composition of our income and assets and the fair market value of our assets (including, among others, less than 25% owned equity investments) from time to time, and because the proposed Treasury regulations may not be finalized in their current form, there can be no assurance that we were not or will not be a PFIC for any taxable year.

If we were a PFIC for any taxable year during a U.S. Holder’s holding period of ordinary shares (including for New Shares under proposed Treasury regulations, the U.S. Holder’s holding period for the subscription rights with respect to which such New Shares were issued) or subscription rights, any gain recognized by a U.S. Holder on a sale or other disposition of such ordinary shares (or under proposed Treasury regulations, subscription rights) would be allocated ratably over the U.S. Holder’s holding period for the ordinary shares (or subscription rights). The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amounts allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on the amount allocated to each of those taxable years. Further, any distribution in respect of ordinary shares in excess of 125% of the average of the annual distributions on ordinary shares received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation as described above in respect of gain from a sale or other disposition. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ordinary shares.

In addition, if we were a PFIC in a taxable year in which we pay a dividend or the prior taxable year, the reduced rate on dividends discussed above with respect to certain non-corporate U.S. Holders would not apply.

If we were a PFIC for any taxable year during the U.S. Holder holding period of the ordinary shares (or subscription rights), the U.S. Holder would generally be required to file Internal Revenue Service Form 8621 with its annual U.S. federal income tax return, subject to certain exceptions.

Transfer reporting requirements

A U.S. Holder that subscribes for New Shares may be required to file on Internal Revenue Service Form 926 if the aggregate purchase price paid by the U.S. Holder, when aggregated with all transfers of cash made by the U.S. Holder (or any related person) to us within the preceding twelve-month period, exceeds USD 100,000 (or its foreign currency equivalent). U.S. Holders that are required to file Internal Revenue Service Form 926, but fail to do so, could be subject to substantial penalties. U.S. Holders should consult their tax advisors to determine whether they are subject to any Form 926 filing requirements.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.- related financial intermediaries generally are subject to information reporting and to backup withholding unless the U.S. Holder is an exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

THE OFFER

Set forth below is a summary of the material terms of the Offer. This description is not complete and is qualified in its entirety by reference to the underwriting agreement, which has been filed as an exhibit to the registration statement of which the accompanying prospectus forms a part.

We will grant rights to the holders of our existing ordinary shares to subscribe for an aggregate of 1,458,232,745 of our ordinary shares (the “New Shares”), par value €0.50. Each ten (10) rights entitle the holder thereof to subscribe for one (1) New Share at the Subscription Price. Each holder of rights that exercises all of his or her rights may also submit a request to subscribe at the subscription price of €4.850 per ordinary share (the “Subscription Price”) for Additional Shares that are not otherwise subscribed for pursuant to the exercise of rights. In the event that, after expiration of the rights, there are New Shares that have not been subscribed for, either through the exercise of rights or through subscription requests for Additional Shares by holders who exercised all their rights, we may allocate such unsubscribed New Shares at the Subscription Price to certain institutional investors who request to subscribe for such shares during a period starting at any time after the expiration of the Additional Shares Allocation Period (as defined below) and expiring no later than 6:00 a.m. (Madrid, Spain time) on July 27, 2017. We refer to the exercise of the rights for New Shares and the allocation of the New Shares as to which rights have not been exercised as described above, collectively, as the “Offer.” Only a portion of the New Shares will be offered in the United States.

The New Shares will be issued with a share premium of €4.350 per share, which results in a total share premium of €6,343,312,440.75.

The resolution authorizing the Offer expressly provides for the possibility of incomplete subscription. In the event that the New Shares are not fully subscribed within the period established, and the underwriting agreement has been terminated or any of the conditions precedent thereto have not been fulfilled, Santander’s share capital will be increased by the amount of the actual subscriptions. At the expiration of the period established for subscription, Santander’s Board of Directors (or the Executive Committee acting by delegation) will determine the final amount of the increase in share capital through the issuance of the New Shares in the Offer.

Assuming the New Shares are fully subscribed, the New Shares would represent 10% of Santander’s share capital (when not giving effect to the issuance of the New Shares) and approximately 9.1% (when giving effect to the issuance of the New Shares).

Below is the anticipated timetable for the Offer:

Action	Estimated date
Approval and registration of the Spanish prospectus with the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores) (“CNMV”)	July 4, 2017

Significant event (hecho relevante) and Form 6-K filing announcing the filing of the Spanish prospectus with the CNMV, the Preemptive Subscription Period (as defined below) and the right to request to subscribe for Additional Shares

July 4, 2017
Publication of announcement in the Official Bulletin of the Commercial Registry of Spain (the “BORME”) and last reported sale price of the shares cum rights	July 5, 2017
Last Trading Date (as defined below)	July 5, 2017
Commencement of the Preemptive Subscription Period and of the right to request to subscribe for Additional Shares	July 6, 2017
First trading date of the ex-right ordinary shares and of the rights	July 6, 2017
Record Date (as defined below) for the assignment of rights by Iberclear	July 7, 2017
Payment date for the rights by Iberclear	July 10, 2017
Last day of trading of the rights	July 20, 2017

Action	Estimated date
End of the Preemptive Subscription Period and of the right to request to subscribe for Additional Shares	July 20, 2017
Additional Shares Allocation Period (as defined below), if applicable	July 26, 2017

Significant event (hecho relevante) and Form 6-K filing announcing the New Shares subscribed during the Preemptive Subscription Period and, if applicable, during the Additional Shares Allocation Period and, if applicable, the commencement of the Discretionary Allocation Period (as defined below)

July 26, 2017
Commencement, if applicable, of the Discretionary Allocation Period	July 26, 2017

End, if applicable, of Discretionary Allocation Period. In the event of commencement of the Discretionary Allocation Period, significant event (hecho relevante) and Form 6-K filing announcing the number of Discretionary Shares subscribed during the Discretionary Allocation Period

July 27, 2017

Payment to Banco Santander (in its capacity as Agent) by the Iberclear participants for the New Shares subscribed during the Preemptive Subscription Period and for the Additional Shares subscribed during the Additional Shares Allocation Period, if applicable

July 27, 2017

Payment, if applicable, by the Joint Global Coordinators (excluding Banco Santander), on behalf of and for the account of the Underwriters (which, in turn, will be acting on behalf of and for the account of the relevant final investors acquiring such New Shares), for the New Shares subscribed during the Discretionary Allocation Period or, acting on behalf of and for the account of the Underwriters, for the New Shares subscribed by the Underwriters pursuant to their respective underwriting commitments

July 27, 2017
Resolution effecting the Capital Increase	July 27, 2017
Execution of the notarial deed evidencing the Capital Increase	July 27, 2017
Registration of the notarial deed evidencing the Capital Increase with the Commercial Registry	July 27, 2017

Significant event (hecho relevante) and Form 6-K filing announcing the completion of the Capital Increase, the registration of the notarial deed with the Commercial Registry and the estimated date of the commencement of listing of the New Shares

July 27, 2017
Registration of the New Shares with Iberclear	July 28, 2017
Admission to listing of the New Shares by the CNMV and the Spanish Stock Exchanges	July 28, 2017

Execution, if applicable, of the special transaction by the Joint Global Coordinators (excluding Banco Santander) to transfer the Discretionary Shares to the Underwriters (which, in turn, will transfer such shares, if applicable, to the investors who subscribed for such shares) (the “Special Transaction”)

July 28, 2017
Estimated commencement of listing on the Spanish Stock Exchanges of the New Shares	July 31, 2017
Settlement, if applicable, of the Special Transaction	August 1, 2017

The foregoing timetable is an estimation of the dates in which each of the actions described above is expected to occur. The dates are merely estimates and there is no certainty that the actions described above will take place on such dates. Delays in the actions described above may occur, and if so, will be reported as a significant event (hecho relevante) to the CNMV and a Form 6-K filing promptly after such delay occurs.

The relevant dates, events and procedures may differ for investors who hold shares cleared through Clearing Systems outside Spain. Holders of American Depositary Shares, or ADSs, each representing one ordinary share, will not receive rights to subscribe for new ADSs. The rights with respect to ordinary shares represented by ADSs will be issued to the Depositary. On or after July 14, 2017, the Depositary will seek to sell the rights it then holds with respect to all outstanding ADSs and distribute the proceeds, after deducting the Depositary’s fees and expenses and any applicable withholding tax, pro rata to the holders of ADSs as of a record date to be determined by the Depositary. If you hold ADSs and do not want the rights corresponding to the ordinary shares underlying such ADSs to be so sold, you must surrender those ADSs to the Depositary prior to 2:00 p.m. (New York City time) on July 13, 2017 and instruct it to deliver both the underlying shares and the rights to a securities brokerage account in Spain specified by you. The Depositary has agreed to waive any fees associated with surrenders of ADSs in exchange for underlying shares and rights in the period between July 10, 2017 and 2:00 p.m. (New York City time) on July 13, 2017. Following receipt of a duly issued instruction in valid form, the Depositary will transfer such underlying shares and rights to such account. The Depositary will not deliver rights without delivering the corresponding shares and will not deliver the shares without the corresponding rights. Should you decide to so cancel any ADSs held by you, you will be solely responsible for providing a securities brokerage account in Spain that can accept the shares and rights for your benefit. Furthermore, you will be solely responsible for causing any actions to be taken with respect to those shares and rights, including the timely exercise or sale of the rights. Neither Santander, the Depositary nor any of their respective agents (including, without limitation, the custodian for the Depositary) assumes any responsibility for the required securities brokerage account in Spain or for the execution of any such actions.

Furthermore, the Depositary has agreed to waive any fees associated with deposits of ordinary shares in exchange for ADSs in the period between August 3, 2017 and August 9, 2017.

Subscription Periods

The shares covered by the Offer may be subscribed for within the periods indicated below:

Preemptive Subscription Period and, if Applicable, Request for Additional Shares

Subscription rights in respect of the New Shares will be granted to the shareholders of Santander that have acquired their shares on or before July 5, 2017 (the date of the publication of the BORME announcement — “Last Trading Date”) and that appear as shareholders in the book-entry records maintained by Iberclear, at 11:59 p.m. (Madrid, Spain time) on July 7, 2017 (the “Record Date”) (the “Shareholders of Record”). Therefore, investors who acquire Santander shares on or before the Last Trading Date and that appear as shareholders of record in the Iberclear registries by the Record Date and shareholders that still hold Santander shares on the Last Trading Date will be entitled to receive the corresponding rights.

Pursuant to the provisions of Section 304 of the Spanish Companies Law, the Shareholders of Record may, from July 6, 2017 until the close of business in Madrid, Spain on July 20, 2017, the rights expiration date (the “Preemptive Subscription Period”), exercise the right to subscribe for a number of shares proportional to the nominal value of the shares they hold.

Each existing Santander ordinary share will entitle its holder to one subscription right, and ten (10) subscription rights will be required to subscribe for one (1) New Share. We will accept subscriptions for whole New Shares only and will round down any subscription submitted for fractional New Shares to the nearest whole number of New Shares. We will not issue fractional New Shares or cash in lieu of fractional New Shares. Accordingly, Shareholders of Record and Investors (as defined below) will lose the value of any rights held by them in excess of the highest multiple of rights that will entitle them to whole New Shares unless they sell such rights. Each ordinary share subscribed for must be subscribed for and paid at the Subscription Price. Shareholders of Record and Investors that hold at least ten (10) subscription rights may exercise their subscription rights to subscribe for New Shares.

Similarly, during the Preemptive Subscription Period, our shareholders and other investors may acquire subscription rights on the market and subscribe for New Shares. Such investors other than the Shareholders of Record who acquire and exercise subscription rights on the market during the Preemptive Subscription Period are referred to herein as “Investors.”

During the Preemptive Subscription Period, Shareholders of Record that have exercised all the subscription rights they hold at the relevant Iberclear participant and Investors that have acquired subscription rights and have exercised all their subscription rights will be entitled to request through the relevant Iberclear participant, at the time of exercising their subscription rights, an additional subscription of New Shares (“Additional Shares”) in contemplation of the possibility that, at the expiration of the Preemptive Subscription Period, there are New Shares that have not been subscribed for (the “Surplus Shares”) during the Preemptive Subscription Period.

In no event will a Shareholder of Record or Investor receive more New Shares than the aggregate number of New Shares such shareholder or investor subscribed for through such Shareholder of Record’s or Investor’s exercise of rights and request for Additional Shares as described above. The number of Additional Shares that will be allocated to subscribing Shareholders of Record and Investors is subject to the existence of Surplus Shares after the expiration of the rights and the allocation procedures described below.

In order to exercise the subscription rights and, if applicable, request the subscription for Additional Shares, the Shareholder of Record or Investor must contact the Iberclear participant in whose book-entry registry its subscription rights are registered (which, in the case of a Shareholder of Record, will be the Iberclear participant with whom such Shareholder of Record has deposited the ordinary shares that entitle it to such rights) and follow such participant’s instructions with respect to the proper and timely exercise of rights and request for Additional Shares.

If a Shareholder of Record or Investor does not hold shares directly through an Iberclear participant but through a securities intermediary, such Shareholder or Investor will need to have such securities intermediary act for it if it wishes to exercise or sell its rights. In such case, such Shareholder or Investor should contact the securities intermediary through whom it holds the shares and instruct that intermediary as to the exercise or sale of the rights associated with its shares in such format and by such time as such intermediary may request.

All orders placed relating to the exercise of subscription rights will be deemed made on a firm, irrevocable and unconditional basis and entail the subscription of the New Shares referred to therein (except as described in the last paragraph of “— Communications from the Iberclear Participants to the Agent” and under “— No Offer Revocation or Suspension” below). Orders relating to a request for Additional Shares must be made for a particular amount and will be deemed made on a firm, irrevocable and unconditional basis and will remain unaffected if the underwriting agreement is terminated or if the underwriting commitments provided therein do not enter into force, as set forth under “— No Offer Revocation or Suspension,” even though the orders may not be met in their entirety by application of the rules for allocation of the Surplus Shares as described in “—Additional Shares Allocation Period” below. There is no limit on the number of Additional Shares that a Shareholder of Record or Investor may request.

The Subscription Price of each New Share subscribed for during the Preemptive Subscription Period shall be paid as set forth in “— Method and Time Periods for Payment and Delivery.”

The subscription rights not exercised will automatically terminate by close of business on the last day of the Preemptive Subscription Period.

Additional Shares Allocation Period

In the event that, at the expiration of the Preemptive Subscription Period, there are Surplus Shares, such Surplus Shares will be allocated to the Shareholders of Record and Investors who have requested Additional Shares.

The allocation of Additional Shares will take place on the fourth trading day following the date of expiration of the Preemptive Subscription Period (the “Additional Shares Allocation Period”). The Additional Shares Allocation Period is expected to take place on July 26, 2017.

On such date, Banco Santander acting as agent of the Capital Increase (the “Agent”) will determine the number of Surplus Shares and allocate them to the Shareholders of Record or Investors that have requested Additional Shares as described above. In no event will a Shareholder of Record or Investor receive more New Shares than the aggregate number of New Shares such shareholder or investor requested. The allocation of Additional Shares is subject to the existence of Surplus Shares after the expiration of the Preemptive Subscription Period.

If the number of Additional Shares requested for subscription in the Additional Shares Allocation Period is equal to or less than the number of Surplus Shares, the Surplus Shares will be assigned to the Shareholders of Record or Investors to fully cover their requests. If the number of Additional Shares requested is greater than the number of Surplus Shares, the Agent will distribute the shares in accordance with the following rules:

•	Surplus Shares will be allocated pro rata in proportion to the number of Additional Shares requested, using for such purpose the percentage that the Additional Shares requested by each subscriber represents in respect of the total number of Additional Shares requested. The percentages to be used for the purposes of proportional allocation will be rounded down to three decimals (for example, 0.78974 will become 0.789).

•	As a general rule, if fractional shares result from the allocation, the number will be rounded down to the nearest whole number such that the result is a whole number of Additional Shares for allocation to each requester.

•	In the event that, after the provisions of the foregoing paragraphs have been applied, there are Surplus Shares that have not been allocated as a result of the rounding, such Surplus Shares will be distributed one by one, in the order of greater to lesser amount of the request for Additional Shares, and if the amounts are the same, in the alphabetical order of the Shareholders of Record and Investors who requested Additional Shares according to the first position (and if the same, the following position or positions) in the box “Name and Surnames or Corporate Name,” whatever the content thereof, that appears on the information provided by the Iberclear participants, starting with the letter “A.”

The Agent shall notify the Iberclear participants through which the respective requests for Additional Shares were made of the number of Surplus Shares allocated to the Shareholders of Record and Investors who made such requests during the course of the fourth trading day following the date of expiration of the Preemptive Subscription Period. Such communication from the Agent to the Iberclear participants is expected to be made on July 26, 2017.

The Subscription Price of each Additional Share allocated to the Shareholders of Record and Investors requesting such Additional Shares must be paid as set forth in “— Method and Time Periods for Payment and Delivery.”

Discretionary Allocation Period

In the event that, once the Additional Shares Allocation Period has expired, the shares subscribed for during the Preemptive Subscription Period, together with the Additional Shares requested by the subscribers, are not sufficient to cover all of the New Shares contemplated in this Offer (such difference being referred to herein as the “Discretionary Shares”), Banco Santander, as Agent, shall give notice to the Joint Global Coordinators no later than 5:00 p.m. (Madrid, Spain time) on the fourth trading day after the expiration of the Preemptive Subscription Period of the definitive number of Discretionary Shares. The period for allocation of the Discretionary Shares shall commence at any time after the expiration of the Additional Shares Allocation Period and shall expire no later than 6:00 a.m. (Madrid, Spain time) on July 27, 2017 (the “Discretionary Allocation Period”). The Discretionary Allocation Period is expected to commence on July 26, 2017 and end on July 27, 2017. If, upon the termination of the Additional Shares Allocation Period, the Discretionary Allocation Period is commenced, Banco Santander will report such commencement as a significant event (hecho relevante) to the CNMV and a Form 6-K filing on the date on which the Discretionary Allocation Period commences.

In the event that all the New Shares are subscribed for during the Preemptive Subscription Period and the Additional Shares Allocation Period, the Discretionary Allocation Period will not commence and the Agent shall give notice of such circumstance to the Iberclear participants no later than 6:00 p.m. (Madrid, Spain time) on July 26, 2017.

During the Discretionary Allocation Period, the Underwriters, jointly with the Bank as Joint Global Coordinator, have agreed to solicit proposals for subscription of New Shares from investors who have the status of (i) QIBs in the United States, as defined in Rule 144A promulgated under the Securities Act, (ii) qualified investors in Spain, as defined in Section 39 of Spanish Royal Decree 1310/2005 of November 4, 2005, and (iii) qualified investors resident in jurisdictions outside of Spain and outside of the United States such that according to the regulations of any such jurisdiction, the offer and sale of the New Shares (1) do not require registration or approval or (2) is not restricted pursuant to the relevant securities market laws and regulations. The allocation of New Shares to QIBs in the United States will not occur in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A but pursuant to the registration statement of which the accompanying prospectus is a part. The allocation of New Shares to qualified investors in Spain and elsewhere outside the United States will occur in reliance on Regulation S under the Securities Act. The subscription proposals from such qualified investors must be firm and irrevocable (other than as described in “— Possible Reduction of Subscriptions and the Return of Excess Sums”) and must include the number of Discretionary Shares that such investor is willing to subscribe for at the Subscription Price.

The Underwriters shall communicate the aggregate amount of the proposals to subscribe for Discretionary Shares to the Agent by 6:30 a.m. (Madrid, Spain time) on the last day of the Discretionary Allocation Period.

In the event of excess demand for Discretionary Shares, we will determine the allocation of such shares among the investors as soon as possible and after nonbinding consultation with the Joint Global Coordinators (excluding Banco Santander). We may not, however, reject a proposal if, as a result, the Underwriters will be required to subscribe for New Shares.

Once the allocation is communicated to the investors, the proposals of such investors shall automatically become firm and irrevocable subscription orders (other than as described in “— Possible Reduction of Subscriptions and the Return of Excess Sums”) as set forth under “— No Offer Revocation or Suspension” below.

The allocation of New Shares to QIBs in the United States will not occur in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A but pursuant to the Registration Statement of which the accompanying prospectus is a part. The allocation of New Shares to qualified investors in Spain and elsewhere outside of the United States will occur in reliance on Regulation S under the Securities Act.

The Joint Global Coordinators (excluding Banco Santander) have committed, acting on behalf of and for the account of the Underwriters, in proportion to their respective underwriting commitments, to subscribe and pay for any New Shares not otherwise subscribed for at the Subscription Price. The number of shares that the Joint Global Coordinators (excluding Banco Santander) have committed to subscribe for equals the number of New Shares contemplated to be issued pursuant to the Offer, less the number of New Shares acquired by shareholders or other investors during the Preemptive Subscription Period, the Additional Shares Allocation Period and the Discretionary Allocation Period. See “Underwriting.”

Communications from the Iberclear Participants to the Agent

Each Iberclear participant shall, no later than 5:00 p.m. (Madrid, Spain time) on each day during the Preemptive Subscription Period, give notice to the Agent, by e-mail, of the total number of subscriptions for New Shares effected at such Iberclear participant and, separately, the total number of requests for subscription of Additional Shares submitted thereto, in all cases in aggregate terms since the commencement of the Preemptive Subscription Period.

Each Iberclear participant shall notify the Agent, for the account of its subscribers and, if applicable, in its own name, of the total number of subscriptions for New Shares effected in exercise of the subscription rights at such Iberclear participant and, separately, the total number of requests for subscription of Additional Shares submitted thereto, no later than 9:00 a.m. (Madrid, Spain time) on the fourth trading day after the expiration of the Preemptive Subscription Period (which is expected to take place on July 26, 2017), by following the operating instructions that have been established for such purpose by the Agent.

Finally, each Iberclear participant shall forward to the Agent the electronic files containing the information on the shares subscribed for during the Preemptive Subscription Period and on the Additional Shares requested, no later than 9:00 a.m. (Madrid, Spain time) on the fourth trading day after the expiration of the Preemptive Subscription Period (which is expected to take place on July 26, 2017).

The Agent may reject communications from the Iberclear participants that have been transmitted on a date or at a time later than indicated above, or communications that do not comply with any one or more of the requirements or instructions applicable to such communications or by applicable law, without itself incurring any liability therefor, and without prejudice to the liability that the infringing participant may incur to the makers of the orders timely placed with such participant.

No Offer Revocation or Suspension

The Offer cannot be withdrawn or revoked other than as required by law or pursuant to judicial decisions or administrative orders or pursuant to the below.

The underwriting commitments of the Underwriters and the prefunding obligations of the Joint Global Coordinators will be terminated and the orders made for Discretionary Shares will be automatically revoked if the underwriting agreement is terminated or if the conditions precedent are not fulfilled. The underwriting agreement can be terminated if at any time between the date of its execution (i.e., July 3, 2017) and 7:00 a.m. Madrid, Spain time (the “Prefunding Time”) on July 27, 2017 (the “Closing Date”) (i) a force majeure event under the underwriting agreement occurs; (ii) the Bank materially breaches its obligations, undertakings and covenants under the underwriting agreement; or (iii) the Bank materially breaches the representations and warranties given by it under the underwriting agreement where such breach results in, at the sole discretion of the Joint Global Coordinators (acting reasonably and in good faith) (excluding Banco Santander), the occurrence of a material adverse effect, all pursuant to the terms and conditions of the underwriting agreement. See “Underwriting — Grounds for termination”. In addition, the underwriting agreement is subject to customary conditions precedent that will need to be fulfilled no later than the Prefunding Time (i.e. 7:00 a.m. Madrid, Spain time) on July 27, 2017.

In addition, Banco Santander may, in its sole discretion and after nonbinding consultation with the Joint Global Coordinators (excluding Banco Santander), terminate the underwriting agreement if Banco Santander considers it appropriate at any time between the date of the underwriting agreement and 9:00 a.m. (Madrid, Spain time) on the day of publication of the Capital Increase announcement in the BORME (which is expected to occur on July 5, 2017), in which case Banco Santander may elect not to effect the Capital Increase or, alternatively, effect the Capital Increase without underwriting commitments, in which case the subscription for the Capital Increase may be incomplete.

Subscriptions for New Shares or requests to subscribe for Additional Shares or Discretionary Shares made during the Preemptive Subscription Period may not be revoked, except in the event that a significant factor (such as may be the case, for example, of some of the grounds for termination of the underwriting agreement as stated in “Underwriting”) arises between the date the Spanish prospectus is approved by the CNMV and the definitive conclusion of the public offering that requires the filing of a supplemental Spanish prospectus and the commencement of a revocation period for the subscription orders already placed before the publication of said supplement for a period which shall not be shorter than two business days following said publication, Shareholders of Record and Investors may revoke their subscription orders in accordance with section 16 of EU

Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 on the prospectus to be published when securities are offered to the public or admitted to trading and amending Directive 2001/34/EC (the “Event of Revocation”).

The termination of the underwriting agreement, will be reported by Santander by filing a price-sensitive information notice (hecho relevante) with the CNMV and a Form 6-K filing promptly after the termination occurs.

Possible Reduction of Subscriptions and the Return of Excess Sums

The actual number of Additional Shares that may be subscribed for by each Shareholder of Record or Investor will depend upon the number of Surplus Shares and upon the rules for allocation of Surplus Shares described in “— Subscription Periods — Additional Shares Allocation Period” above.

As set forth in greater detail in “— Subscription Periods — Additional Shares Allocation Period” above, the Iberclear participants and the Underwriters, as applicable, may request the subscribers to advance funds to guarantee full payment of the Subscription Price of the Additional Shares to which the subscription proposal refers. If the number of Additional Shares finally allocated to each petitioner is less than the number of Additional Shares requested by such petitioner, the Iberclear participant or the Underwriter, as applicable, will be required to return to such petitioner, without deduction of any expenses and fees, the non-allocated excess, in accordance with the procedures applicable to such Iberclear participants.

In the event of a delay in returning such funds, the Iberclear participant or relevant Underwriter, as applicable will pay interests for late payment at the applicable legal interest rate, which will accrue from the date on which the refund was due until the date it is effectively paid.

Minimum and/or Maximum Amount of the Request

The number of New Shares that, during the Preemptive Subscription Period, may be subscribed for by the Shareholders of Record or Investors will result from the application of the ratio stated in “— Subscription Periods — Preemptive Subscription Period and Request for Additional Shares” above (i.e., one (1) New Share per ten (10) rights, with one right attaching to each existing ordinary share of Santander).

Furthermore, the subscribers for New Shares that have made the corresponding request for Additional Shares during the Preemptive Subscription Period may subscribe for Additional Shares upon the terms set forth in “— Subscription Periods — Additional Shares Allocation Period” above. The actual number of Additional Shares that may be subscribed for by such subscribers will depend upon the number of Surplus Shares and upon the rules for allocation of Surplus Shares described in “— Subscription Periods — Additional Shares Allocation Period” above.

During the Discretionary Allocation Period, there will be no minimum or maximum number required in respect of the subscription proposals by the investors involved or in respect of subscriptions by the Underwriters in fulfillment of their underwriting commitment (without prejudice to the maximum number of New Shares that they have undertaken to subscribe for). The number of Discretionary Shares that may be subscribed for during the Discretionary Allocation Period will depend on the number of New Shares that remain unsubscribed after the Additional Shares Allocation Period.

Irrevocable Subscription Requests

The exercise of rights for New Shares during the Preemptive Subscription Period and the requests for Additional Shares during the Additional Shares Allocation Period will be deemed to be firm subscription orders and will therefore be irrevocable, except in the Event of Revocation, provided, further, that the requests for Additional Shares may not be satisfied in full under the rules for allocation of Surplus Shares described in “—Subscription Periods — Additional Shares Allocation Period.”

In addition, the proposals to subscribe for Discretionary Shares will likewise be firm and irrevocable, except if the underwriting agreement is terminated or if it does not enter into force because a condition precedent has not been fulfilled. In these cases, the subscription proposals for Discretionary Shares will be revoked.

Method and Time Periods for Payment and Delivery

New shares subscribed for during the Preemptive Subscription Period

Full payment of the Subscription Price for each New Share subscribed for during the Preemptive Subscription Period must be made by the subscribers upon subscription for the New Shares to the Iberclear participants through which they have placed their subscription orders.

In accordance with the anticipated timetable, the Iberclear participant with whom orders for the subscription of New Shares in exercise of rights have been placed shall pay to the Agent the amounts payable with respect to such New Shares subscribed for during the Preemptive Subscription Period, so that Santander receives such amounts in same day funds no later than 10:30 a.m. (Madrid, Spain time) on July 27, 2017.

If any of the Iberclear participants that has paid the amounts corresponding to such subscriptions fails to report to the Agent the list of subscribers upon the terms set forth in this prospectus supplement, the Agent shall allocate the New Shares to the Iberclear participant in question without the Agent incurring any liability therefor and without prejudice to the liability that the infringing Iberclear participant may incur to the makers of the orders for subscription for New Shares timely placed with such Iberclear participant.

New Shares Allocated During the Additional Shares Allocation Period

Full payment of the Subscription Price for each New Share allocated during the Additional Shares Allocation Period shall be made by the Shareholders of Record or Investors who have subscribed for such shares no later than 10:30 a.m. (Madrid, Spain time) on July 27, 2017. In each case, payment shall be made through the Iberclear participants with whom orders to subscribe for Additional Shares were placed. The requests for Additional Shares that are not paid for as described above shall be deemed not to have been made.

Iberclear participants may request that subscribers advance funds to guarantee full payment of the Subscription Price of the requested Additional Shares at the time such subscriber requests such Additional Shares.

If the number of Additional Shares finally allocated to each petitioner is less than the number of Additional Shares requested by such petitioner, the Iberclear participant will be required to return to such petitioner in next-day funds after the termination of the Additional Shares Allocation Period, without deduction of any expenses and fees, the non-allocated excess, in accordance with the procedures applicable to such Iberclear participant. In the event of a delay in returning such funds, the Iberclear participant will pay interests for late payment at the applicable legal interest rate, which will accrue from the date on which the refund was due until the date it is effectively paid.

The Iberclear participant to whom requests for Additional Shares were made shall pay to the Agent the amounts payable therefor so that Santander receives such amounts in same day funds no later than 10:30 a.m. (Madrid, Spain time) on July 27, 2017.

If any of the Iberclear participants that has paid the amounts corresponding to such subscriptions fails to report to the Agent the list of subscribers upon the terms set forth in this prospectus supplement, the Agent shall allocate such Additional Shares to the Iberclear participant in question, without the Agent incurring any liability therefor and without prejudice to the liability that the infringing Iberclear participant may incur to the makers of the orders for subscription of New Shares timely placed with such Iberclear participant.

New Shares Subscribed for During the Discretionary Allocation Period

Full payment of the Subscription Price of each Discretionary Allocation Share subscribed for during the Discretionary Allocation Period shall be made by investors who have subscribed for such shares no later than the Settlement Date (as defined below).

Any Underwriter that receives subscription requests during the Discretionary Allocation Period may require the petitioners thereof to provide funds to guarantee full payment for the Discretionary Shares to be allocated to them. If the subscription request is rejected, the relevant Underwriter will be required to return to such petitioner the funds corresponding to the non-allocated amount, without deduction of any expenses or fees, no later than the business day following the end of the Discretionary Allocation Period. For subscription requests where only a portion is allocated, the funds will be returned only for the non-allocated portion. In the event of a delay in returning such funds, the relevant Underwriter will pay interests for late payment at the applicable legal interest rate, which will accrue from the date on which the refund was due until the date it is effectively paid.

For operational reasons only, in order to facilitate the admission of the New Shares to trading in the Spanish Stock Exchanges as soon as possible, prior to the execution and registration of the notarial deed evidencing the Capital Increase, the Joint Global Coordinators (excluding Banco Santander), acting on behalf of and for the account of the Underwriters, in proportion to their underwriting commitment, and the Underwriters, acting, in turn, on behalf of and for account of the relevant final investors acquiring such Discretionary Shares, have agreed to subscribe for and pre-fund payment for the Discretionary Shares allocated during the Discretionary Allocation Period up to the number of total New Shares (the “Pre-funding Shares”). Santander shall receive such amounts, without deduction of any expenses or fees, no later than the Pre-funding Time (i.e., 7:00 a.m. Madrid, Spain time) on July 27, 2017.

The payment with respect to the Discretionary Shares, including the Pre-funding Shares and the New Shares that the Underwriters must subscribe in their own name and for their own account in accordance with their underwriting commitments,, shall be made in same day funds by means of wire transfer into the account opened by Santander.

Delivery and Admission to Trading in Spain of the Shares

Each subscriber of the New Shares will be entitled to obtain from the Iberclear participant through which it has processed the subscription a signed copy of the subscription bulletin with the content required by Section 309 of the Spanish Companies Law.

Once the New Shares subscribed for have been fully paid and the certificate evidencing the deposit of the funds in the account kept by Santander has been issued, the Capital Increase will be declared completed and subscribed for and the corresponding notarial deed evidencing the Capital Increase will be executed before a notary public for subsequent registration thereof with the Commercial Registry (which is expected to take place on July 27, 2017). On the following business day, the notarial deed evidencing the Capital Increase will be delivered to the CNMV, Iberclear and the Spanish Stock Exchanges.

The New Shares shall be recorded in Iberclear’s central registry after the Capital Increase has been registered with the Commercial Registry.

It is expected that the New Shares will be admitted to listing on the Spanish Stock Exchanges, through the Automated Quotation System, on July 28, 2017, that the New Shares will start trading on July 31, 2017 and that, if required, the settlement of the New Shares subscribed during the Discretionary Allocation Period (through the Special Transaction) will occur on August 1, 2017 (the “Settlement Date”), in accordance with the anticipated timetable.

On the same day of registration with the central registry maintained by Iberclear, the Iberclear participants will make the corresponding entries in their book-entry registries in favor of the investors that have subscribed for New Shares.

The new shareholders will be entitled to obtain from the Iberclear participants with whom the New Shares are registered the validation certificates corresponding to such shares, pursuant to the provisions of Spanish Royal Decree 878/2015, of October 2. The Iberclear participants shall issue such validation certificates before the end of the trading day following the day on which such certificates were requested by the subscribers.

Public Announcement

We will publicly announce as a significant event (hecho relevante) filed with the CNMV and a Form 6-K filing approximately on July 26, 2017 the results of the Preemptive Subscription Period and the Additional Shares Allocation Period and whether the Discretionary Allocation Period will be opened. If such period is commenced, the result of the Capital Increase will be announced once the Discretionary Allocation Period expires (this is, approximately on July 27, 2017).

Tradability of Rights

Rights will be transferable under the same conditions as the shares from which they derive, pursuant to the provisions of Section 306.2 of the Spanish Companies Law, and will be tradable on the Spanish Stock Exchanges and through the Automated Quotation System. We expect that on or about the date of this prospectus supplement the Rights will trade on the Buenos Aires stock exchange and on Euronext Lisbon.

Restrictions on Participation in the Offer by Certain Shareholders and Investors

The Offer is only addressed to persons to whom it may lawfully be made. The distribution of this prospectus supplement, the exercise of any of the rights and the allocation of the New Shares as to which rights have not been exercised may be restricted by law. Persons into whose possession this prospectus supplement comes or who wish to exercise any of the rights or subscribe for any New Shares must inform themselves about and observe any such restrictions. Any failure to comply with any of those restrictions may constitute a violation of the securities laws of any such jurisdiction. Due to the restrictions under the securities laws of certain countries, shareholders and investors resident in such countries may not exercise rights or subscribe for New Shares.

Non-Exercised Subscription Rights

Subscription rights that are not exercised will automatically terminate at the close of business in Madrid, Spain on the last day of the Preemptive Subscription Period.

Management Participation

The members of the Board of Directors of Santander have stated to Santander their nonbinding intent to exercise the rights, which they may hold as Shareholders of Record. Such subscription will be made during the Preemptive Subscription Period.

Price at Which Securities Are Expected to Be Offered

The Subscription Price of the New Shares will be €4.850 per share.

Santander will not transfer expenses to the subscribers to the New Shares. The Shareholders of Record and Investors that participate in the Offer will not bear any expenses in connection with the first registration of the New Shares with the book-entry registries maintained by Iberclear or Iberclear participants. However, the

Iberclear participants that maintain accounts of the holders of Santander shares may establish, pursuant to applicable law, such pass-through management fees and expenses as they determine at their own discretion, arising from maintenance of the securities in the book-entry registries.

Similarly, Santander and the Iberclear participants through which subscriptions will take place may establish, pursuant to the applicable legislation, any fees and expenses, as they freely determine, chargeable due to the processing of orders to subscribe securities and to purchase and sell subscription rights.

Placement and Subscription

Any member of Santander’s Board of Directors or of the management or supervisory bodies, or senior executives of Santander or affiliated persons, who subscribe for New Shares in this Offer, if any, will do so at the Subscription Price.

The shares of Santander acquired during the last year by the members of the Board of Directors or of the management or supervisory bodies, or senior executives of Santander or affiliated persons, have been acquired on market terms pursuant to compensation plans, the execution of which has been authorized by the general shareholders’ meeting of Santander or pursuant to contractual provisions contained in products offered by Santander to its clients (in particular, by application of the provisions of the “1/2/3 Account” product).

Agent

Banco Santander, with its registered office at Paseo de Pereda, 9-12, 39004 Santander (Cantabria), Spain, has been appointed as Agent for the Offer covered by this prospectus supplement.

Offer Expenses

Assuming the Offer is fully subscribed, our expenses (not including the fees of the Joint Global Coordinators, excluding Banco Santander, and of the Underwriters pursuant to the initial stand-by underwriting agreement and the underwriting agreement of €135,184,425), are estimated to be approximately €13,748,828 in total and are payable by us. These expenses consist of the following:

•	Charges and fees of Spanish Stock Exchanges and Iberclear of €759,160;

•	CNMV fees of €70,700;

•	a SEC registration fee of US$373,849; and

•	estimated legal and other expenses (including statutory and non-statutory publication, notary, Commercial Registry, printing and audits) of €12,594,774.

Ordinary Shareholder and Investor Helpline

If you are a Shareholder or Investor and reside in the United States and you have any questions on the Offer, please phone D.F. King & Co., Inc. at 1-800-735-3107 (toll-free from the United States). This helpline is available from 9:00 a.m. to 8:00 p.m. (New York City time) Monday to Friday. Banks or brokers please call 1-212-269-5550.

Please note that the helpline will only be able to provide you with information contained in this prospectus supplement and will not be able to give advice on the merits of the rights offering or to provide financial advice.

MARKET INFORMATION

Santander ordinary shares are listed on the Spanish Stock Exchanges and quoted on the Automated Quotation System under the ticker symbol “SAN”. They also are listed on Euronext Lisbon and the London (in the form of CREST Depository Interests), São Paulo (in the form of Brazilian Depositary Receipts), Milan, Buenos Aires, Mexico, Warsaw and NYSE (represented by ADSs) stock exchanges. The rights have been approved for listing on the Spanish Stock Exchanges and quotation on the Automated Quotation System under the ticker symbol “SAN.D”.

Fluctuations in the exchange rate between the euro and the U.S. dollar will affect the U.S. dollar equivalent of the euro price of Santander ordinary shares on the Spanish Stock Exchanges.

The following table shows, for the periods indicated, the high and low closing prices per Santander ordinary share. Santander ordinary share prices are as reported on the Automated Quotation System.

	Ordinary Shares
	High	Low
	(In euros)
Fiscal year ended December 31, 2016
First Quarter	4.51	3.31
Second Quarter	4.62	3.30
Third Quarter	4.22	3.32
Fourth Quarter	5.03	3.91
Last six months
January	5.37	4.99
February	5.33	5.04
March	5.76	5.22
April	6.05	5.47
May	6.29	5.70
June	6.86	6.36

The market price as of July 3, 2017 (the last trading day before the announcement of the Offer), was €6.00 per share.

You are urged to obtain current market quotations prior to making any investment decision with respect to the Offer. The market price of Santander ordinary shares will fluctuate between the date of this prospectus supplement and the completion of the Offer. No assurance can be given concerning the market price of Santander ordinary shares after the date of this prospectus supplement.

EXCHANGE RATES

The following tables show, for the periods indicated, information concerning the exchange rate between the U.S. dollar and the euro. This information is provided solely for your information and Santander does not represent that euros could be converted into U.S. dollars at these rates or at any other rate. These rates are not the rates used by Santander in the preparation of its consolidated financial statements incorporated by reference into this prospectus supplement.

The data provided in the following table are expressed in U.S. dollars per euro and are based on the noon buying rate. The term “noon buying rate” refers to the rate of exchange for the euro, expressed in U.S. dollars per euro, in the City of New York for cable transfers payable in foreign currencies as certified by the Federal Reserve Bank of New York for customs purposes.

On June 30, 2017, the most recent practicable day prior to the date of this prospectus supplement, the exchange rate was US$1.1411 = €1.00.

Annual Data (Year Ended December 31,)	Period End	Average Rate
	(in US$)
2012	1.3186	1.2909
2013	1.3779	1.3303
2014	1.2101	1.3210
2015	1.0859	1.1032
2016	1.0552	1.1029

(1)	The average rates for the interim and annual periods were calculated by taking the simple average of the noon buying rates for the euro on the last day of each month during the relevant period.

Monthly Data	High	Low
	(in US$)
January 2017	1.0794	1.0416
February 2017	1.0802	1.0551
March 2017	1.0882	1.0514
April 2017	1.0941	1.0606
May 2017	1.1236	1.0869
June 2017	1.1420	1.1124

DILUTION

Shareholders of Santander have rights to subscribe for New Shares covered by the Offer and, thus, in the event they exercise such rights, they will suffer no dilution of their holdings of Santander’s share capital.

Our net tangible book value as of March 31, 2017 was €62,939 million, or €4.3 per share. Net tangible book value per share represents the amount of our total tangible assets, less total liabilities and minority interests, divided by the number of ordinary shares outstanding. After giving effect to the issuance of the New Shares at a Subscription Price of €4.850 per ordinary share, and after deducting the underwriting commission and estimated offering expenses payable by us of approximately €148.93 million, our net tangible book value as of March 31, 2017 would have been €69,862 million, or €4.4 per ordinary share. This represents an immediate increase of €0.1 per share to Shareholders of Record, as illustrated by the following table:

Subscription Price per New Share	€4.850
Net tangible book value per share before the Offer	€4.3
Increase/decrease per share	€0.1

Net tangible book value per share after the Offer	€4.4

In the event that none of Santander’s current shareholders subscribe for New Shares in the percentage to which their subscription rights entitle them, and assuming that the New Shares were entirely subscribed for by third-party investors or by the Underwriters (i.e., with 1,458,232,745 New Shares being issued), the holdings of current shareholders of Santander would represent approximately 90.9% of the total number of ordinary shares of Santander following the Capital Increase, which would represent a dilution in ownership percentage of approximately 9.1%.

UNDERWRITING

We and the Underwriters have entered into an underwriting agreement. The underwriting agreement described in this section contains the full legal text of matters summarized in this section. We have filed a copy of the underwriting agreement with the SEC as part of our registration statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” in the accompanying prospectus.

Underwriting Commitment

Subject to the terms and conditions of the underwriting agreement, each Underwriter named below has agreed to underwrite a number of New Shares. The share of the aggregate underwriting commitment is, in each case, set forth opposite its name below:

	Underwritten Shares
Underwriter	(number)	(%)
Citigroup Global Markets Limited	291,646,549	20.00
UBS Limited	291,646,549	20.00
BNP PARIBAS	81,369,387	5.58
Credit Suisse Securities (Europe) Limited	81,369,387	5.58
Deutsche Bank AG, London Branch	81,369,387	5.58
Goldman Sachs International	81,369,387	5.58
HSBC Bank plc	81,369,387	5.58
Morgan Stanley & Co International plc	81,369,387	5.58
Banco Bilbao Vizcaya Argentaria, S.A.	42,434,573	2.91
CaixaBank, S.A. (in collaboration with Banco Português de Investimento, S.A.)(1)	42,434,573	2.91
Banca IMI, S.p.A.(2)	36,455,819	2.50
Barclays Bank PLC	36,455,819	2.50
Crédit Agricole Corporate and Investment Bank	36,455,819	2.50
ING Bank N.V.	36,455,819	2.50
Mediobanca Banca di Credito Finanziario S.p.A.	36,455,819	2.50
RBC Europe Limited	36,455,819	2.50
Société Générale	36,455,819	2.50
Wells Fargo Securities, LLC(3)	36,455,819	2.50
Jefferies International Limited	10,207,627	0.70
Total Underwriting Commitment	1,458,232,745	100

(1)	Banco Português de Investimento, S.A., in collaboration with CaixaBank, S.A., will take part in the marketing activities of the Offer, although it is not a party to the underwriting agreement and it will not receive any commission from Banco Santander.
(2)

Banca IMI is listed in this table solely because Banca IMI is a party to the underwriting agreement in respect of the global offering to which this prospectus supplement relates. Such underwriting agreement relates to the offering and sale of securities in separate public offerings in Spain, the United Kingdom, the United States, Portugal, Italy, Poland and Argentina and to the offering and sale of securities to a limited number of institutional investors in private placements in certain other jurisdictions. Banca IMI has advised us that, in connection with this transaction, Banca IMI has not made and will not make any offers to sell rights or new shares, has not solicited and will not solicit any offers to buy rights or new shares, has not made and will not make any sales of rights or new shares and has not participated and will not participate in any marketing (including roadshows) of the rights or new shares or in any other way, in each case, directly or indirectly, in the United States, to U.S. persons or in such other jurisdictions where such offer, solicitation, sale, marketing or other action by Banca IMI would not be permitted.
(3)	Wells Fargo Securities, LLC will not make any offers or sales of securities in Spain.

The maximum number of New Shares underwritten by each Underwriter will be the amount corresponding to its interest in the underwriting commitment, and shall be reduced by the number of New Shares subscribed and paid by the Shareholders of Record and Investors during the Preemptive Subscription Period, the Additional Shares Allocation Period and the Discretionary Allocation Period. This without prejudice to Joint Global Coordinators’ (excluding Banco Santander) respective pre-funding obligations.

Pursuant to the foregoing, in the event that the number of New Shares subscribed by Shareholders of Record and Investors during the Preemptive Subscription Period, the Additional Shares Allocation Period and the Discretionary Allocation Period is equal to 100% of the New Shares, the Underwriters will not be required to subscribe for any New Shares.

Under the underwriting agreement, the Underwriters have undertaken: (i) during the Preferential Subscription Period and the Additional Shares Allocation Period, to promote the subscription of the New Shares at the Subscription Price among qualified institutional investors; and (ii) during the Discretionary Allocation Period, to procure subscribers for any Discretionary Shares at the Subscription Price. In addition, pursuant to the underwriting agreement (a) in the event that, upon completion of the Discretionary Allocation Period, if applicable, 100% of the Discretionary Shares are placed, the Joint Global Coordinators (excluding Banco Santander) acting on behalf of and for the account of the Underwriters in proportion to their respective underwriting commitments (and each Underwriter, in turn, acting on behalf of and for the account of the relevant final investors acquiring the Discretionary Shares that such Underwriter has procured) have undertaken to pre-fund 100% of the Discretionary Shares that have been placed during the Discretionary Allocation Period; and (b) in the event that, upon completion of the Discretionary Allocation Period, the sum of the New Shares subscribed and paid-in by Shareholders of Record and Investors during the Preemptive Subscription Period and during the Additional Shares Allocation Period and, if applicable, by qualified investors during the Discretionary Allocation Period, is less than 100% of all New Shares, the Joint Global Coordinators (excluding Banco Santander) have undertaken to (i) pre-fund payment for 100% of the Discretionary Shares that have been placed by the Underwriters during the Discretionary Allocation Period acting on behalf of and for the account of the Underwriters in proportion to their respective underwriting commitments (and each Underwriter, in turn, acting on behalf of and for the account of the relevant final investors acquiring the Discretionary Shares that such Underwriter has procured) and (ii) subscribe and pay-in, acting on behalf of and for the account of the Underwriters, in proportion to their respective underwriting commitments, for the total number of Discretionary Shares not so subscribed, all in compliance with their respective underwriting commitments.

Without prejudice to the foregoing, in the event that there are any Discretionary Shares at the end of the Additional Shares Allocation Period, the Joint Global Coordinators (excluding Banco Santander) acting unanimously and in their sole discretion, on behalf of the Underwriters, may decide that the Underwriters shall subscribe directly and pay-in for such Discretionary Shares in proportion to their respective underwriting commitment at the Subscription Price without effecting the start of the Discretionary Allocation Period. Likewise, the Joint Global Coordinators (excluding Banco Santander) acting unanimously and in their sole discretion, on behalf of the Underwriters, may decide at any time to early terminate, the Discretionary Allocation Period, in which case the Discretionary Shares that have not been placed will be subscribed and paid-in in full by the Underwriters in proportion to their respective underwriting commitments at the Subscription Price.

In no event may the number of New Shares subscribed by the Underwriters pursuant to their underwriting commitment be higher than the total number of Discretionary Shares.

The underwriting obligations assumed by the Underwriters are several in nature (mancomunadas) and neither joint nor joint and several obligations. Without prejudice to the foregoing, in the event of a default by any Underwriter of its underwriting commitment, the other non-defaulting Underwriters will be required to assume the underwriting obligations of the New Shares corresponding to the defaulting Underwriter, up to a limit of 15% of the total underwriting commitment and in proportion to their respective underwriting commitments. Any Underwriter that is late in performing its obligation to release to Banco Santander the sum thereby payable under its underwriting commitment will be obliged to pay to Banco Santander a default interest. The defaulting Underwriter will not be entitled to collect any underwriting and selling fees, and the fees to which it would have otherwise been entitled to in the absence of any such default will be distributed among the other Underwriters that have complied with their obligations in proportion to their respective underwriting commitments to the extent that those fees result from obligations of the defaulting Underwriter consequently assumed by the rest of non-defaulting Underwriters.

Fees

As consideration for the commitments undertaken by Citigroup Global Markets Limited and UBS Limited, as Joint Global Coordinators, under an initial stand-by underwriting agreement entered into with Banco Santander on June 7, 2017 (which was terminated as of July 3, 2017 at the time of execution of the underwriting agreement), Banco Santander shall pay to Citigroup Global Markets Limited and UBS Limited, within ten (10) days following the date of termination of the stand-by underwriting agreement (i.e., no later than July 13, 2017), a weekly fee amounting to 0.03% of the underwriting commitment referred to in such agreement (which amounted to €7 billion), to be equally split between Citigroup Global Markets Limited and UBS Limited, and accrued at the beginning of each seven (7) calendar day period beginning on June 7, 2017 and ending on July 3, 2017 (the date on which the stand-by underwriting agreement was terminated).

In addition, Banco Santander shall pay the following fees in consideration for the services rendered under the underwriting agreement (provided, however, that this agreement is not terminated as set forth under the next subsection):

(i)	to the Underwriters in consideration for their undertakings to procure subscribers and, failing which, subscribe and pay-in for the New Shares, an underwriting fee (the “Underwriting Fee”) of 1.4% of the Total Underwriting Commitment (as defined in the underwriting agreement) on a pro-rata basis according to their respective underwriting proportions; and

(ii)	to the Joint Global Coordinators (including, for the avoidance of doubt, Banco Santander) a praecipium fee (the “Praecipium Fee”) of 0.6% of the Total Underwriting Commitment which shall be split equally among them.

	Per New Share		Total
Underwriting Fee	€0.06790		€99,014,003.39
Praecipium Fee	€0.02910	*	€42,434,572.88	*

(*)	Includes Praecipium Fee payable to Banco Santander in its condition as Joint Global Coordinator of €14,144,857.63 which will be offset and no disbursement will be made thereon to Banco Santander.

The Underwriting Fee will be paid to the Underwriters in proportion to each Underwriter’s respective underwriting commitment. The Praecipium Fee will be split equally among the Joint Global Coordinators (including Banco Santander). The Praecipium Fee payable to Banco Santander in its condition as Joint Global Coordinator will be offset (extinción por confusión) and no disbursement will be made thereon to Banco Santander.

As a result of subscribing for and reselling shares, the Underwriters may realize profits or losses independent of any fees and commissions paid by us. Any fees, discounts or commissions received by them and profit on the resale of shares by them, may be deemed to be underwriting discounts or commissions under the Securities Act.

Grounds for Termination

The underwriting agreement provides that the underwriting obligations of the Underwriters and pre-funding obligations of the Joint Global Coordinators (excluding Banco Santander) to consummate the offering are subject to satisfaction of certain customary conditions no later than 7:00 a.m. Madrid time (the “Pre-funding Time”) on July 27, 2017 (the “Closing Date”). In addition, the underwriting agreement may be terminated by (i) decision of Banco Santander after a nonbinding consultation with the Joint Global Coordinators (excluding Banco Santander), to the extent reasonably practicable in all circumstances, which will take into special consideration the concurring opinion of the Joint Global Coordinators (excluding Banco Santander), in the event that, at any time from the execution hereof and until the Pre-funding Time (i.e., 7:00 a.m. Madrid, Spain time) on the Closing Date, any force majeure event referred to below occurs; or (ii) unanimous decision of the Joint Global Coordinators (excluding Banco Santander), after a nonbinding consultation with Banco Santander to the extent reasonably practicable in all circumstances, in the event that, at any time from the execution hereof and until the Pre-funding Time (i.e., 7:00 a.m. Madrid, Spain time) on the Closing Date, any force majeure event occurs in the unanimous determination of the Joint Global Coordinators (excluding Banco Santander) (acting reasonably and in good faith) which, solely or taken together with any other force majeure event referred to below, the Joint Global Coordinators (excluding Banco Santander) unanimously consider, acting reasonably and in good faith, is such as to make it impracticable or inadvisable for the Underwriters or Banco Santander to proceed with the Capital Increase or for the Underwriters to continue to act as underwriters or placing agent in relation to the New Shares.

For such purposes, an event of force majeure includes (i) the occurrence, since the date of the underwriting agreement, of a material adverse effect, this meaning any material adverse change in, or any development which is reasonably expected to lead to material adverse change in or affecting, the credit rating, the condition (financial, operational, legal or otherwise) or the earnings, management, business affairs, operations, funding position, solvency or prospects of the Bank and its subsidiaries considered as one enterprise and whether or not arising in the ordinary course of business; (ii) any material adverse change in the financial markets in the United States, the United Kingdom, Spain, in the European Union or in the international financial markets; (iii) a general suspension in the trading of securities declared by the competent authorities on the New York Stock Exchange, the Spanish Stock Exchanges or the London Stock Exchange; (iv) a suspension of the trading of Banco Santander’s shares on the Spanish Stock Exchanges, the London Stock Exchange or the New York Stock Exchange that lasts more than 48 consecutive hours, if taking place prior to the beginning of the Preferential Subscription Period, (b) lasting more than twenty four (24) consecutive hours, if taking place within the first thirteen calendar days of the Preferential Subscription Period, or (c) lasting more than six (6) consecutive hours when the market would have been otherwise opened, if taking place from the second-to-last calendar day of the Preferential Subscription Period to the Closing Date, other than as a result of the transactions contemplated herein; (v) an outbreak or aggravation of hostilities or any similar conflict or a large-scale terrorist attack or a declaration of war or national emergency causing a material adverse effect on the indices of the Spanish Stock Exchanges, the London Stock Exchange or the New York Stock Exchange; (vi) any material adverse change in the Spanish taxation affecting the New Shares, the preferential subscription rights, if applicable, or the transfer thereof or the imposition of exchange controls by the United States or Spain; (vii) certain changes in the European Union or Spanish legislation or an official announcement of, or approval of any bill that foreseeably entails a change of European Union or Spanish legislation, which negatively and materially affect the activities of the Bank and its subsidiaries taken as a whole or the Capital Increase; (viii) general suspensions declared by the competent authorities or material disruptions affecting the banking activities or securities clearing and settlement services in the United States, the United Kingdom or Spain; and (ix) the nationalization of, or attempted nationalization of, or other intervention by any government, or governmental, national or international body or institution in, Banco Santander or certain selected of its subsidiaries, or other forms of governmental intervention of said entities, which the Joint Global Coordinators unanimously consider likely to materially and prejudicially affect the shareholders of the Bank, the value of the Bank’s shares, the condition (financial, operational, legal or otherwise), prospects, earnings, solvency, liquidity position or funding position of the Bank.

Likewise, the Joint Global Coordinators (excluding Banco Santander) acting unanimously, reasonably and in good faith, and after non-binding consultation with the Bank to the extent reasonably practicable in all circumstances, may terminate the underwriting agreement in the event that, in their sole judgment, at any time before 7:00 a.m. (Madrid, Spain time) on the Closing Date, the Bank (i) materially breaches its obligations, undertakings and covenants under the underwriting agreement; or (ii) materially breaches the representations and warranties it has provided to the Underwriters and such breach results in, at the sole discretion of the Joint Global Coordinators (acting reasonably and in good faith) (excluding Banco Santander), the occurrence of a material adverse effect (i.e. any material adverse change in, or any development which is reasonably expected to lead to a material adverse change in or affecting, the credit rating, the condition (financial, operational, legal or otherwise) or the earnings, management, business affairs, operations, funding position, solvency or prospects of the Bank and its subsidiaries considered as one enterprise and whether or not arising in the ordinary course of business).

In addition, Banco Santander may, in its sole discretion and after nonbinding consultation with the Joint Global Coordinators (excluding Banco Santander), terminate the underwriting agreement if Banco Santander considers it appropriate at any time between the date of the underwriting agreement and 9:00 a.m. (Madrid, Spain time) on the day of publication of the Capital Increase announcement in the BORME (which is expected to occur on July 5, 2017). See “The Offer — No Offer Revocation or Suspension.”

If the underwriting agreement is terminated after 9:00 a.m. (Madrid, Spain time) on the day of publication of the notice of the Capital Increase in the BORME,, subscription proposals, if any, submitted by qualified investors during the Discretionary Allocation Period, whether or not any New Shares had been allocated to them or by any of the Underwriters, together with their respective underwriting obligations, will be deemed revoked and terminated. If the amount of New Shares acquired by Shareholders of Record and by Investors in the Preemptive Subscription Period and in the Additional Shares Allocation Period are not sufficient to cover all of the New Shares contemplated by the Capital Increase, the Board of Directors (or, by substitution, the Executive Committee or any representative duly appointed) of the Bank will declare the subscription incomplete, and the capital will be increased in the amount of the subscriptions made.

Restrictions applicable to the Underwriters

The Underwriters have undertaken:

(i) to comply with the legal provisions that apply to the placement, abiding the legal restrictions referred to in the underwriting agreement;

(ii) not to use documents or materials of any type (including, without limitation, roadshows, presentations, slides, brochures, letters or e-mails) relating to the issuance of the New Shares which have not been previously approved in writing by the Bank;

(iii) to collaborate with the Agent and the Bank and to keep the Bank informed of any fact or circumstance of which they have knowledge that might arise during the life of the underwriting agreement and which is of relevance for the execution of the Capital Increase;

(iv) to comply with all obligations arising from the Spanish prospectus that will be registered with the CNMV and from any prospectus supplement thereof, as well as with applicable legal rules and regulations and, in particular, with the rules of conduct contained in the Spanish Securities Market Act approved by Spanish Royal Decree 4/2015, of October 23, in MAR, in Spanish Royal Decree 217/2008, of February 15, 2008, as amended, and in Regulation (EC) 1287/2006 of the Commission, of August 10, 2006, which implements Directive 2004/39/EC of the European Parliament and the Council, of April 21, 2004, as well as with the laws and regulations applicable in the foreign jurisdictions involved in the Capital Increase;

(v) refrain from providing to persons other than the Underwriters and the Bank information on the demand existing during the Discretionary Allocation Period or any other information on the progress of the Capital Increase;

(vi) collaborate with the Bank and the Agent on everything that is reasonably required or necessary for the execution of the Capital Increase; and

(vii) comply with their inherent obligations under the underwriting agreement, in particular, in relation to submission of information and, if applicable, in the case of the Joint Global Coordinators, with respect to the pre-funding, so that the effective commencement of trading of the New Shares takes place on the expected date (i.e. on July 31, 2017).

In addition, the Underwriters have undertaken to abide by and cause their affiliates to abide by the following restrictions unless otherwise authorized by the Joint Global Coordinators (excluding Banco Santander) acting unanimously and the Bank, as of the date of public announcement of the Capital Increase and until the earlier of (i) the notification by the Agent to the Joint Global Coordinators of the total aggregate amount of Discretionary Shares, and (ii) 5:00 p.m. Madrid time on the fourth business day following the end of the Preferential Subscription Period:

(a) not to sell for their own account nor induce the sale of shares of Banco Santander;

(b) not to purchase for their own account put options nor to sell for their own account call options over shares of Banco Santander, whether on organized markets or over the counter; and

(c) not to carry out any other transaction for their own account which could have a significant effect on the price of the shares of Banco Santander.

The restrictions mentioned in paragraphs (a), (b) and (c) above shall not apply to transactions entered into by the Underwriters for the purposes of hedging Underwriters’ obligations on highly liquid indices such as the IBEX 35, DJ EUROSTOXX BANKS, DJ STOXX BANKS, DJ EUROSTOXX 50 and DJ STOXX 50 so long as such hedging activities are limited to transactions on indices in which the weighting of Banco Santander is equal to or less than 20%.

The foregoing restrictions above shall not apply to (i) transactions entered into for the purposes of hedging derivatives transactions of any kind in relation to Banco Santander shares, (ii) proprietary positions on Santander securities, in each case entered into by the Underwriters prior to the announcement of the transaction object of the underwriting agreement, or (iii) any other hedging transactions relating to ordinary course market making or customer facilitation transactions. Furthermore, the Underwriters are subject to no limitation on carrying out the restricted transactions for the account of their customers, or on buying Santander shares for their own account, provided that those transactions are carried out in the ordinary course of their businesses and they comply with the securities market existing regulations on rules of conduct and market abuse.

The Underwriters have undertaken not to offer or sell New Shares in any jurisdiction in circumstances that involve or could involve a breach of the applicable laws and regulations in such jurisdiction or the need to carry out any type of additional registration with the competent securities exchange authority for that purpose which has not yet been made.

Lock-Up

The Bank has agreed, subject to certain exceptions, that for a period of 90 days following the Closing Date neither it nor its affiliates will issue, offer, sell, agree to issue or sell, pledge or grant any security over, grant any option to purchase or, in any other way, directly or indirectly dispose of, or perform any transaction that might have an economic effect similar to the issuance or sale, or the announcement of the issuance or sale, of Bank shares, securities that are convertible or exchangeable into Bank shares, warrants, or any other instruments that might give the right to subscribe or acquire Bank shares, including by means of derivative transactions, without the prior consent of the Joint Global Coordinators (excluding Banco Santander), acting unanimously, which authorization shall not be unreasonably withheld or delayed. Without prejudice to the foregoing, the underwriting agreement provides for certain actions that Banco Santander and its affiliates may announce or carry out without requiring such prior consent of the Joint Global Coordinators.

Indemnification

Banco Santander has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

Pursuant to resolutions adopted by the Board of Directors of Banco Santander on June 26, 2017, Banco Santander has undertaken to indemnify its directors and officers, to the extent permitted by applicable law and Banco Santander’s bylaws, against any loss, claim, damages and judgments, and any expenses (including legal expenses) relating thereto, to which they may become subject under any U.S. federal or state laws insofar as such liabilities arise in connection with this offering.

Other Commitments

The Underwriters and their affiliates provide, and may provide in the future, investment banking or commercial banking services as well as other services for Banco Santander and the Group, for which they have collected, and will continue to collect, customary fees and expenses for these types of services. Likewise, in the ordinary course of business, the Underwriters and their affiliates hold, and may hold in the future, shares of Banco Santander or other financial instruments issued by Banco Santander or other entities of the Group, including Banco Popular.

Relationships and services provided include, but are not limited to, the following: (i) Citigroup Global Markets Limited advised Banco Santander in the Acquisition (ii) during the first quarter of 2017, an Argentine subsidiary of Banco Santander acquired Citibank’s N.A. retail business in Argentina, (iii) on June 20, 2017, Banco Popular announced the appointment of Morgan Stanley as advisor in connection with the search for investors for a portfolio of foreclosed assets and non-performing loans valued at approximately €30 billion (gross book-value).

Aside from the foregoing, the Bank is not aware of any connection or material economic interest between the Bank and the other entities participating in the Offer, except for the relationship stemming from the advisory services described in this prospectus supplement.

Other Transactions

During the distribution of Santander ordinary shares in the Offer, Santander, through certain identifiable business units and certain of its affiliates, has engaged and intends to continue to engage in various ordinary course dealings and brokerage activities involving Santander ordinary shares and ADSs. See “Regulatory Statement.”

Jurisdiction

The parties to the underwriting agreement, with express waiver of such other forum as to which they may be entitled, expressly submit to the non-exclusive jurisdiction and competence of the Courts and Tribunals of the city of Madrid to settle any dispute which may arise in the interpretation or performance of the underwriting agreement.

Governing Law

The underwriting agreement is governed by the laws of the Kingdom of Spain.

Selling Restrictions

Notice to Investors in Spain, Italy, Poland, Portugal and the United Kingdom

Banco Santander has filed a Spanish prospectus, comprising a share registration document, a share securities note and a summary note, with the CNMV which is the competent authority in Spain for the purposes of the Prospectus Directive and its developing regulations. The CNMV approved and registered the Spanish prospectus in its official registries on July 4, 2017. Moreover, at the request of Banco Santander, the CNMV submitted the Spanish prospectus, together with an English translation, and, in the case of Italy, Poland and Portugal, a translation of the summary note into Italian, Polish and Portuguese, respectively, together with a certificate attesting that the prospectus has been approved by it and complies with the Prospectus Directive, to the competent authorities of the United Kingdom, Italy, Poland and Portugal, in accordance with the regulations applicable to cross-border offers and admission to trading set out in the Prospectus Directive, in the Spanish legislation and in the regulations of the foregoing jurisdictions implementing the Prospectus Directive.

Accordingly, the New Shares and the rights to subscribe them may be offered to the public in each of Spain, Italy, Poland, Portugal and the United Kingdom on the basis of the Spanish prospectus. Investors residing in Spain, Italy, Poland, Portugal and the United Kingdom will be able to obtain a copy of the Spanish prospectus in both Spanish and English, and of the summary note in Spanish, English, Italian, Polish and Portuguese, at www.santander.com and www.cnmv.es. Moreover, Investors residing in Portugal will be able to get a copy of the Spanish prospectus in English and the summary note in Portuguese, through the information system on the website of the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) (www.cmvm.pt), on the Euronext website (www.euronext.com) and at the registered offices of Banco Santander Totta, S.A.

Notice to investors in the European Economic Area (other than Spain, Italy, Poland, Portugal and the United Kingdom)

All offers of the New Shares and of the rights to subscribe them will be made pursuant to an exemption from the requirement to produce a prospectus for offers of securities under the Prospectus Directive, as implemented in member states of the European Economic Area (other than Spain, Italy, Poland, Portugal and the United Kingdom). Accordingly, any person making or intending to make any offer of the New Shares or of the rights to subscribe them contemplated in this prospectus supplement and in the Spanish prospectus within the EEA but outside of Spain, Italy, Poland, Portugal or the United Kingdom should only do so in circumstances in which no obligation arises for Banco Santander or any of the Underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case in relation to such an offer. Neither Banco Santander nor the Underwriters have authorized, and none of them authorizes, the making of any offer of the New Shares or of the rights to subscribe them through any financial intermediary, other than offers made by Underwriters that constitute the final placement of the New Shares contemplated in this prospectus supplement and in the Spanish prospectus.

Canada

No prospectus in relation to the New Shares has been filed with the securities regulatory authority in any province or territory of Canada. This prospectus supplement is not, and under no circumstances is to be construed as, an advertisement or a public offering of the New Shares in Canada. Each Underwriter acknowledges that the New Shares have not been and will not be qualified for sale under the securities laws of Canada or any province or territory of Canada.

Each Underwriter represents and agrees that it has not offered, sold or distributed and will not offer, sell or distribute any New Shares, directly or indirectly, in Canada or to, or for the benefit of, any resident thereof other than in compliance with the applicable securities laws of Canada or any province or territory of Canada. Each Underwriter will be required to agree that it will offer, sell or distribute such New Shares only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each Underwriter also represents and agrees that it has not and will not distribute or deliver the prospectus supplement, or any other offering material in connection with any offering of the New Shares in Canada other than in compliance with the applicable securities laws in Canada or any province or territory thereof.

Brazil

This prospectus (i) shall not constitute an offer to sell, or the solicitation of an offer to buy, securities or any related financial instruments in Brazil, and (ii) shall not constitute a public offering of securities in Brazil. The Brazilian Securities Commission (Comissão de Valores Mobiliários) has not authorized the public offering of New Shares. Hence, the New Shares cannot be offered to the public in Brazil. No action has been taken which could be construed that this offer could be considered to be a public offering or sale of securities in Brazil.

Mexico

The New Shares can be subscribed and paid for by shareholders of Banco Santander in Mexico who comply with the terms of the Preemptive Subscription Rights Notice (Aviso de Derechos de Suscripción Preferente) that will be published in Mexico. The National Banking and Securities Commission of Mexico (Comisión Nacional Bancaria y de Valores de México) has not authorized, nor has it requested authorization for, the public offering of New Shares. Hence, the New Shares cannot be offered to the public in Mexico. However, Banco Santander, either directly, or through intermediaries, will be able to offer New Shares to investors who are classified as qualified and institutional investors in Mexico, through a private offering, as provided for under Article 8 of the Mexican Securities Market Act (Ley del Mercado de Valores de México).

DESCRIPTION OF SANTANDER ORDINARY SHARES

General

Banco Santander refers to “Item 10. Additional Information — B. Memorandum and articles of association” in Banco Santander’s Annual Report on Form 20-F for the year ended December 31, 2016 for a summary of the material terms of Banco Santander’s By-laws and applicable Spanish corporate law in effect as of the date of this prospectus supplement regarding Banco Santander’s ordinary shares and the holders thereof. Such summary describes Banco Santander’s By-laws which were approved at the shareholders’ meeting held on June 21, 2008, filed with the office of the Commercial Registry of Santander on August 11, 2008 and became effective immediately thereafter. Subsequently, several articles have been amended and sub-subsections 1 and 2 of Article 5 of Banco Santander’s Bylaws have been updated several times to show the current share capital and the number of shares outstanding. The most recent of such amendments corresponds to the one required by the share capital increase carried out on November 7, 2016 and filed with the office of the Mercantile Registry on the following day. This summary may not contain all of the information that is important to prospective investors. To understand them fully, prospective investors should read Banco Santander’s By-laws, a copy of which has been included in Exhibit 1.1 and Exhibit 1.2 of Banco Santander’s Annual Report on Form 20-F for the year ended December 31, 2016.

As of March 31, 2017, Banco Santander’s paid share capital was €7,291,170,350.50 represented by a single class of 14,582,340,701 ordinary shares having a par value of €0.50 each, represented by means of book entries.

In certain circumstances mandatory restrictions on voting may be applicable to ordinary shares of the Bank to the extent the holders thereof may be affected by certain conflicts of interest as provided for under article 190.1 of the Spanish Companies Law. In addition, according to Law 10/2014, of June 26, on the regulation, supervision and capital adequacy of credit institutions, beneficiaries of variable remuneration in excess of 100% of their fixed remuneration (and up to 200% of said fixed remuneration) whose professional activities have a material impact on the risk profile of the institution, its group, parent company or subsidiaries shall be prohibited from voting, directly and indirectly, any voting rights they hold as a shareholder regarding the specific shareholders meeting item that relates to the approval of said remuneration.

Dividends

Generally, Santander pays quarterly cash dividends on Santander ordinary shares (with interim dividends on account of earnings of a fiscal year being normally paid August and November of that year and in February and May of the following year). The declaration and payment of dividends is dependent upon business conditions, operating results and consideration by the Santander Board of Directors of other relevant factors.

Interim dividends are normally declared and paid by the Santander Board of Directors on account of earnings and the total dividend is proposed by the Santander board of directors for approval at the annual shareholders’ meeting following the end of the year to which it relates. The fourth interim dividend is normally announced and paid after the annual financial statements are approved by the shareholders at the annual shareholders’ meeting and, if the proposal to be submitted to the general shareholders’ meeting regarding the total dividend for the fiscal year is approved, the fourth interim dividend is also the final dividend.

Santander shareholders have the right to participate in any dividend distribution in proportion to the paid-in capital corresponding to their Santander ordinary shares. A shareholder’s dividend entitlement lapses five years after the dividend payment date.

Under Spanish law, any non-voting shares will entitle the holder to receive the minimum annual dividend corresponding to such non-voting shares as provided for in the bylaws (in the case of Santander, as amended pursuant to the relevant resolutions relating to the issue of the non-voting shares). However, at present, Santander has not issued any shares that could entitle their holders to any preferential rights (including as to the distribution of dividends).

Dividends may only be distributed out of the earnings for the fiscal year or out of unappropriated reserves, in compliance with the law and Santander’s bylaws, provided the shareholders’ equity disclosed in the accounts is not, as a result of the distribution, reduced to less than the share capital of the company. If there are any losses from prior fiscal years that reduce Santander’s shareholders’ equity below the amount of the share capital, these earnings shall be used to offset such losses. The shareholders at the general shareholders’ meeting shall decide the amount, time and form of payment of the dividends, which shall be distributed among the shareholders in proportion to their paid-up capital. The shareholders at the general shareholders’ meeting and the board may resolve to distribute interim dividends, subject to such limitations and in compliance with the law.

In addition to Santander’s bylaws and the relevant provisions of Spanish law, both Santander and its Spanish banking subsidiaries are subject to certain restrictions regarding capital requirements as imposed by EU regulations and Spanish law.

Redemption

Santander’s bylaws do not contain any provisions relating to redemption of shares except as set forth in connection with capital reductions. Nevertheless, pursuant to Spanish law, redemption rights may be created at a duly held general shareholders’ meeting. Such meeting will establish the specific terms of any redemption rights created.

Liquidation Rights

Upon a liquidation of Santander, Santander’s shareholders would be entitled to receive pro rata any assets remaining after the payment of Santander’s debts, taxes and expenses of the liquidation. Holders of non-voting shares, if any, are entitled to receive reimbursement of the amount paid before any amount is distributed to the holders of voting shares.

Preemptive Rights

Each holder of Santander ordinary shares has a preferential right by operation of law to subscribe for shares in proportion to its shareholding in each new issue of Santander ordinary shares for cash consideration. Holders of Santander ordinary shares have the same right upon the issuance of convertible debt by Santander. However, preemptive rights of shareholders may be excluded under certain circumstances by specific approval at the general shareholders’ meeting (or upon its delegation by the Santander Board of Directors).

If capital is increased by the issuance of new shares in return for capital from certain reserves, the resulting new Santander ordinary shares will be distributed pro rata to existing shareholders.

Registration and Transfers

The Santander ordinary shares are in book-entry form in the Iberclear system. Santander maintains a registry of shareholders. Santander does not recognize, at any given time, more than one person as the person entitled to vote each Santander ordinary share in its general shareholders’ meeting.

Under Spanish law and regulations, transfers of shares quoted on a stock exchange are normally made through credit entities and investment services companies, which are members of the Spanish Stock Exchanges.

Transfers executed through the Spanish Stock Exchanges are implemented pursuant to the stock exchange clearing and settlement procedures of Iberclear. Transfers executed “over the counter” are implemented pursuant to the general legal regime for book-entry transfer, including registration by Iberclear.

New shares may not be transferred until the relevant capital increase is registered with the Commercial Registry.

Reporting Requirements and Legal Restrictions on Acquisitions of Shares in Spanish Banks

Law 10/2014 requires that any entity that acquires a significant stake (i.e., directly or indirectly owning at least 10% of the share capital or voting rights of Banco Santander, or exercising a notable influence by other means over Banco Santander) must previously report such circumstance to, and request a statement of non-objection from, the European Central Bank through the Bank of Spain. If an entity acquired more than 5% but less than 10% of the share capital or voting rights of Banco Santander, but did not exercise a notable influence over Banco Santander, it would only have to notify such circumstance to the supervisor and to Banco Santander.

In addition, any entity (i) that increased its significant stake by directly or indirectly owning over 20%, 30% or 50% of the share capital or voting rights of Banco Santander or by acquiring control of Banco Santander or (ii) that decreased its significant stake below the aforementioned thresholds (20%, 30% or 50%), that lost control of Banco Santander or by any other means lost its significant stake in Banco Santander, would have to previously report such circumstance to, and, in the case of an increase of the relevant stake, request an statement of non-objection from, the European Central Bank through the Bank of Spain.

Further, the transfer of ordinary shares of Banco Santander, which is a credit institution, may be subject to additional reporting requirements in countries in which the European Central Bank has no supervisory authority or where such transfer entails an indirect transfer of a stake in regulated entities (such as banks, insurance companies or investment services companies) controlled by Banco Santander or in which Banco Santander holds an ownership interest.

The European Central Bank has 60 business days (subject to extension) (the “Decision Period”) after the receipt of any notice of acquisition to object to a proposed transaction. Such objection may be based on finding the acquirer unsuitable on the basis of its commercial or professional reputation, its solvency or the transparency of its corporate structure, among other things. If no such objection is raised within the Decision Period, authorization is deemed to have been granted. However, absent objection by the European Central Bank, it may set forth a different maximum period for closing the proposed transaction.

If the acquisition is effected and the required notice is not given or if the acquisition is effected before the Decision Period elapses, or if the acquisition is opposed by the European Central Bank, then there shall be the following consequences: (i) the acquired shares will lose their voting rights, (ii) the European Central Bank may seize control of the bank or replace its board of directors, and (iii) a fine may be levied on the acquirer.

Any individual or institution that planned to sell its significant holding, or reduce it below one of the above-mentioned thresholds or, because of a sale, would lose control of Banco Santander, must provide prompt notice to the European Central Bank through the Bank of Spain indicating the amount of the proposed transaction and its anticipated closing date. Failure to comply with these requirements may lead to penalties being imposed on the defaulting party.

Banks must notify the European Central Bank through the Bank of Spain as soon as they become aware of any acquisition or transfer of its share capital that exceeds or reduces its holding below the above-mentioned thresholds. Furthermore, banks are required to inform the European Central Bank through the Bank of Spain as soon as they become aware of, and in any case no later than ten (10) business days after, each acquisition by a person or a group of at least 1% of the bank’s total share capital. The Bank of Spain also requires each bank to provide the European Central Bank through the Bank of Spain a list in January, April, July, and October of all shareholders that are financial institutions and all other shareholders that own at least 0.25% of the bank’s share capital by reference to the last day of each calendar quarter.

If the Bank of Spain or the European Central Bank determines at any time that the influence of a person who owns a significant holding of a bank may adversely affect that bank’s financial situation, it may adopt any of the following resolutions: (i) suspend the voting rights of such person’s shares for a period not exceeding three years; (ii) seize control of the bank or replace its board of directors; or (iii) in exceptional circumstances revoke the bank’s license. A fine may also be levied on the person owning the relevant significant shareholding.

Exchange Controls

Under present regulations, foreign investors may transfer invested capital, capital gains and dividends out of Spain without limitation on the amount reduced by applicable taxes. Law 19/2003 (July 4, 2003) updated Spanish exchange control and money laundering prevention provisions, by recognizing the principle of freedom of the movement of capital between Spanish residents and nonresidents. The law establishes procedures for the declaration of capital movements for purposes of administrative or statistical information and authorizes the Spanish Government to take measures that are justified on grounds of public policy or public security. It also provides a mechanism to take exceptional measures with regard to third countries if such measures have been approved by the European Union or by an international organization to which Spain is a party. The Spanish Stock Exchanges and securities markets are open to foreign investors. Spanish Royal Decree 664/1999, on Foreign Investments (April 23, 1999), established a new framework for the regulation of foreign investments in Spain which, on a general basis, will no longer require a prior consent or authorization from authorities in Spain (without prejudice to specific regulations for several specific sectors, such as television, radio, mining, telecommunications, etc.). Spanish Royal Decree 664/1999 requires notification of all foreign investments in Spain and dispositions of such investments to the Investments Registry of the Ministry of Economy, strictly for administrative statistical and economical purposes. Only investments from “tax haven” countries (as they are defined in Spanish Royal Decree 1080/1991) shall require notice before and after execution of the investment, except that no prior notice shall be required for: (i) investments in securities or participations in collective investment schemes that are registered with the CNMV, and (ii) investments that do not increase the foreign ownership of the share capital of a Spanish company to over 50%. In specific instances, the Council of Ministers may agree to suspend, all or part of, Spanish Royal Decree 664/1999 following a proposal of the Ministry of Economy, or, in some cases, a proposal by the head of the government department with authority for such matters and a report of the Foreign Investment Body. These specific instances include a determination that the investments, due to their nature, form or condition, affect activities, or may potentially affect activities relating to the exercise of public powers, national security or public health. Spanish Royal Decree 664/1999 is currently suspended for investments relating to national defense. In those cases in respect of which Spanish Royal Decree 664/1999 is suspended, the affected investor must obtain prior administrative authorization in order to carry out the investment.

LEGAL OPINIONS

The validity of the securities and other matters governed by Spanish law will be passed upon for us by Uría Menéndez. Certain matters of U.S. federal and New York law in connection with this offering will be passed upon for us by Davis Polk & Wardwell LLP. The Underwriters have been advised as to certain legal matters relating to this offering by Linklaters LLP.

EXPERTS

The financial statements as of December 31, 2016 and for the year ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2016 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores, S.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2015 and 2014, and for each of the two years in the period ended December 31, 2015, incorporated in this prospectus by reference from the Group’s 2016 Annual Report on Form 20-F for the year ended December 31, 2016 have been audited by Deloitte, S.L., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The preliminary financial data included in this prospectus supplement has been prepared by, and are the responsibility of, Banco Santander´s management. PricewaterhouseCoopers Auditores, S.L. has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers Auditores, S.L. does not express an opinion or any other form of assurance with respect thereto.

PROSPECTUS

Banco Santander, S.A.

By this prospectus we may offer —

ORDINARY SHARES

RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES

Banco Santander, S.A. may use this prospectus to offer from time to time ordinary shares (including in the form of American Depositary Shares) and rights to subscribe for ordinary shares in one or more offerings. Banco Santander, S.A.’s American Depositary Shares, or ADSs, each representing the right to receive one share of capital stock of Banco Santander, S.A., are listed on the New York Stock Exchange under the symbol “SAN”. In addition, Banco Santander, S.A.’s ordinary shares are listed on the Madrid, Barcelona, Bilbao and Valencia stock exchanges (the “Spanish Stock Exchanges”) and quoted on the Automated Quotation System of the Spanish Stock Exchanges (the “Automated Quotation System”). Banco Santander, S.A.’s ordinary shares are also listed on the London (in the form of CREST Depository Interests), São Paulo (in the form of Brazil Depositary Shares), Milan, Lisbon, Buenos Aires, Warsaw and Mexico stock exchanges.

This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. We will provide the specific terms of the securities, and the manner in which they will be offered, in one or more supplements to this prospectus. Any supplement may also add, update or change information contained, or incorporated by reference, into this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference”, before investing in any of the securities described in the prospectus. The amount and price of the offered securities will be determined at the time of the offering.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to offer or sell any securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is June 22, 2017.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings of an unspecified amount in one or more foreign currencies or currency units.

This prospectus provides you with a general description of the ordinary shares and the rights to subscribe for ordinary shares we may offer, which we will refer to collectively as the “securities”. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement will provide information regarding certain tax consequences of the purchase, ownership and disposition of the offered securities. The prospectus supplement may also add to, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. We will file each prospectus supplement with the SEC. You should read this prospectus, the applicable prospectus supplement and any related issuer free writing prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. Statements contained in this prospectus and the applicable prospectus supplement about the provisions or content of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. The registration statement can be read at the SEC’s offices or obtained from the SEC’s website mentioned under the heading “Where You Can Find More Information”.

Certain Terms

In this prospectus, the following terms will have the meanings set forth below, unless otherwise indicated or the context otherwise requires:

•	“Banco Santander” means Banco Santander, S.A. and the term “Group” means Banco Santander, S.A. and its consolidated subsidiaries;

•	“securities” refers to the ordinary shares and the rights to subscribe for ordinary shares;

•	“we”, “our” and “us” refers to Banco Santander as issuer;

•	“$”, “US$”, “U.S. dollars” and “dollars” refer to United States dollars; and

•	“€” and “euro” refer to euro.

USE OF PROCEEDS

Unless we have disclosed a specific plan in the accompanying prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes. The Group has raised capital in various markets from time to time and we expect to continue to raise capital in appropriate markets as and when required.

BANCO SANTANDER, S.A.

Banco Santander, S.A. is the parent bank of the Group. The Group operates principally in Spain, the United Kingdom, other European countries, Brazil and other Latin American countries and the United States, offering a wide range of financial products. In Latin America, the Group has majority shareholdings in banks in Argentina, Brazil, Chile, Mexico, Peru and Uruguay.

Banco Santander, S.A. was established on March 21, 1857 and incorporated in its present form by a public deed executed in Santander, Spain, on January 14, 1875. Banco Santander, S.A. is incorporated under, and governed by, the laws of the Kingdom of Spain as a company with unlimited duration and with limited liability (sociedad anónima).

Banco Santander, S.A. conducts business under the commercial name “Santander”. The Group’s principal corporate offices are located in Ciudad Grupo Santander, Avenida de Cantabria s/n, 28660 Boadilla del Monte, Madrid, Spain, and its telephone number is (011) 34-91-259-6520.

RISK FACTORS

Before making a decision to invest in our securities, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 20-F, and in any updates to those risk factors in our reports on Form 6-K incorporated herein, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

DESCRIPTION OF ORDINARY SHARES

Banco Santander refers to “Item 10. Additional Information — B. Memorandum and articles of association” in Banco Santander’s Annual Report on Form 20-F for the year ended December 31, 2016 for a summary of the material terms of Banco Santander’s By-laws and applicable Spanish corporate law in effect as of the date of this prospectus regarding Banco Santander’s ordinary shares and the holders thereof. Such summary describes Banco Santander’s By-laws which were approved at the shareholders’ meeting held on June 21, 2008, filed with the office of the Commercial Registry of Santander on August 11, 2008 and became effective immediately thereafter. Subsequently, several articles have been included and/or amended and sub-subsections 1 and 2 of Article 5 of Banco Santander’s Bylaws have been updated several times to show the current share capital and the number of shares outstanding. The most recent of such amendments corresponds to the one required by the share capital increase carried out on November 4, 2016 and filed with the office of the Mercantile Registry on November 7, 2016. This summary may not contain all of the information that is important to prospective investors. To understand them fully, prospective investors should read Banco Santander’s By-laws, a copy of which has been included in Exhibit 1.1 and Exhibit 1.2 of Banco Santander’s Annual Report on Form 20-F for the year ended December 31, 2016.

As of March 31, 2017, Banco Santander’s paid in share capital was €7,291,170,350.50 represented by a single class of 14,582,340,701 ordinary shares having a par value of fifty euro cents (€ 0.50) each, represented by means of book entries.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent one (1) ordinary share (or a right to receive one (1) ordinary share) deposited with Banco Santander, as custodian for the depositary in Spain. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Spanish law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Incorporation of Documents by Reference”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Ordinary shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional ordinary shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian with any appropriate documentation that the custodian requires. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, or other requested locations. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your American Depositary Receipt, or ADR, to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to any applicable provision of Spanish law and of our bylaws or similar documents, to vote or to have its agents vote the ordinary shares, shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If we asked the depositary to solicit your instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	there is substantial opposition from our shareholders to the manner in which such deposited securities would be voted with respect to the particular question; or

•	the particular question would have a material and adverse impact on the rights of our shareholders.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your voting rights and there may be nothing you can do if your ordinary shares are not voted as you requested.

If we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon as far in advance of the meeting date as practicable.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist our ordinary shares from an exchange on which they were listed and do not list the ordinary shares on another exchange;

•	we enter insolvency proceedings or information becomes publicly available indicating that unsecured claims against us are not expected to be paid;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 120 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under certain conditions, including: (i) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited, assigns all beneficial rights, title and interest in such ordinary shares to the depositary and will not take any action that is inconsistent with the transfer of such rights, title and interest; (ii) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (iii) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated

ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES

We may issue rights to subscribe for our ordinary shares. The applicable prospectus supplement will describe the specific terms relating to such subscription rights and the terms of the offering, as well as a discussion of material U.S. federal and Spanish income tax considerations applicable to holders of the rights to subscribe for our ordinary shares.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We may offer and sell the securities to or through underwriters or dealers and also may offer and sell all or part of such securities directly to other purchasers or through agents.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter or will be identified in a prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of securities, we may compensate underwriters in the form of discounts, concessions or commissions or in any other way that the applicable prospectus supplement describes. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions that we pay them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (“Securities Act”). Any such underwriter or agent will be identified, and any such compensation that we pay will be described, in the prospectus supplement.

Under agreements which we may enter into, we may be required to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.

Conflicts of Interest

To the extent an initial offering of the securities will be distributed by an affiliate of ours, each such offering of securities will be conducted in compliance with the requirements of FINRA Rule 5121 of the Financial

Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s distribution of securities of an affiliate and related conflicts of interest. No underwriter, selling agent or dealer utilized in the initial offering of securities who is an affiliate of ours will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Following the initial distribution of any of these securities, affiliates of ours may offer and sell these securities in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Such affiliates may also use this prospectus in connection with these transactions. None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

Underwriting discounts and commissions on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

Any underwriter, selling agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Delayed Delivery Arrangements

If so indicated in the prospectus supplement, we may authorize underwriters or other persons acting as their agents to solicit offers by certain institutions to purchase securities from it pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Planned First Offering under this Registration Statement

As previously announced, in connection with our recently announced acquisition of Banco Popular Español, S.A. (“Banco Popular”), we intend to carry out a share capital increase via rights offering of approximately €7 billion in order to cover the capital and provisions required to strengthen Banco Popular’s balance sheet and to reinforce our own capital. Banco Santander, Citigroup Global Markets Limited and UBS Limited have been appointed to act as joint global coordinators and joint bookrunners for the proposed offering. If the proposed offering proceeds, we will file a preliminary prospectus supplement relating to the proposed offering, which you should read before you invest, together with all of the information incorporated by reference in this prospectus and that prospectus supplement.

LEGAL OPINIONS

The validity of the securities and other matters governed by Spanish law will be passed upon for us by Uría Menéndez Abogados, S.L.P. Certain matters of U.S. federal and New York law in connection with any offering will be passed upon for us by Davis Polk & Wardwell LLP.

EXPERTS

The financial statements as of December 31, 2016 and for the year ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2016 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores, S.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2015 and 2014, and for each of the two years in the period ended December 31, 2015, incorporated in this prospectus by reference from the Group’s 2016 Annual Report on Form 20-F for the year ended December 31, 2016 have been audited by Deloitte, S.L., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

Each of Banco Santander and the subsidiary issuers is a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain. Substantially all of the directors and executive officers of Banco Santander and all of the directors of the subsidiary issuers, and certain of the experts named in this prospectus, are not residents of the United States. A substantial majority of the assets of Banco Santander and substantially all of the assets of the subsidiary issuers are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or those persons or to enforce against them judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States. Banco Santander and the subsidiary issuers are advised by Spanish legal counsel that there is doubt as to the enforceability in Spain in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the United States. Banco Santander and the subsidiary issuers have submitted to the non-exclusive jurisdiction of New York state and U.S. federal courts sitting in New York City for the purpose of any suit, action or proceeding arising out of or in connection with the securities and have appointed Banco Santander, S.A., New York Branch, as agent in New York City to accept service of process in any such action.

WHERE YOU CAN FIND MORE INFORMATION

Ongoing Reporting

We file reports and other information with the SEC. You can read and copy these reports and other information that we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, United States. You can call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC’s website, at http://www.sec.gov, contains reports and other information in electronic form that we have filed electronically with the SEC. You can also read this material at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005, United States, on which certain of our securities are listed.

We will provide the ADR depositary for any ordinary shares with our annual reports, which will include a description of operations and our annual audited consolidated financial statements. We will also provide the ADR depositary with interim reports that will include unaudited interim summary consolidated financial information. Upon receipt, the ADR depositary will mail the reports to all record holders of the ordinary shares. In addition, we will provide the ADR depositary with all notices of meetings at which holders of ordinary shares are entitled to vote, and all other reports and communications that are made generally available to holders of ordinary shares.

Registration Statement

This prospectus is part of a registration statement that we filed with the SEC. As exhibits to the registration statement, we have also filed or incorporated by reference the indentures, the underwriting agreements, the ADR deposit agreement as well as various other documents listed in the exhibit index. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information, you should refer to the registration statement. You can obtain the full registration statement from the SEC or from us.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information that we file with the SEC after the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference the Group’s 2016 Annual Report on Form 20-F for the year ended December 31, 2016 filed with the SEC on March 31, 2017 and the Group’s Report on Form 6-K including the Group’s interim consolidated financial statements for the three-month period ended March 31, 2017 filed with the SEC on May 8, 2017.

We also incorporate by reference all subsequent annual reports of the Group filed on Form 20-F and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain reports on Form 6-K, if they state that they are incorporated by reference into this prospectus, that we furnish to the SEC after the date of this prospectus and until we or any underwriters sell all of the securities.

Upon written or oral request, we will provide free of charge a copy of any or all of the documents that we incorporate by reference into this prospectus, other than exhibits which are not specifically incorporated by reference into this prospectus. To obtain copies you should contact us at Investor Relations, Ciudad Grupo Santander, Avenida de Cantabria s/n, 28660 Boadilla del Monte, Madrid, Spain (telephone: (011) 34-91-259-6520).

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference into this prospectus contain statements that constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, information regarding:

•	exposure to various types of market risks;

•	management strategy;

•	capital expenditures;

•	earnings and other targets; and

•	asset portfolios.

Forward-looking statements may be identified by words such as “expect,” “project,” “anticipate,” “should,” “intend,” “probability,” “risk,” “VaR,” “RORAC,” “target,” “goal,” “objective,” “estimate,” “future” and similar expressions or by the use of similar expressions or variations on such expressions, or by the discussion of strategy or objectives. Forward-looking statements are based on current plans, estimates and projections, and are subject to inherent risks, uncertainties and other factors which could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

You should understand that the following important factors could affect our future results and could cause those results or other outcomes to differ materially from those anticipated in any forward-looking statement:

•	general economic or industry conditions in Spain, the U.K., the U.S., other European countries, Brazil, other Latin American countries and the other areas in which we have significant business activities or investments;

•	exposure to various types of market risks, principally including interest rate risk, foreign exchange rate risk and equity price risk;

•	a worsening of the economic environment in Spain, the U.K., other European countries, Brazil, other Latin American countries, and the U.S., and an increase of the volatility in the capital markets;

•	the effects of a continued decline in real estate prices, particularly in Spain and the U.K.;

•	the effects of results of the U.K.’s referendum on membership in the European Union;

•	monetary and interest rate policies of the European Central Bank and various central banks;

•	inflation or deflation;

•	the effects of non-linear market behavior that cannot be captured by linear statistical models, such as the VaR model we use;

•	changes in competition and pricing environments;

•	the inability to hedge some risks economically;

•	the adequacy of loss reserves;

•	acquisitions or restructurings of businesses that may not perform in accordance with our expectations, including our acquisition of Banco Popular Español, S.A.;

•	changes in demographics, consumer spending, investment or saving habits;

•	potential losses associated with prepayment of our loan and investment portfolio, declines in the value of collateral securing our loan portfolio, and counterparty risk;

•	changes in competition and pricing environments as a result of the progressive adoption of the internet for conducting financial services and/or other factors;

•	political stability in Spain, the U.K., other European countries, Latin America and the U.S.;

•	changes in Spanish, U.K., E.U., Latin American, U.S. or other jurisdictions’ laws, regulations or taxes, including changes in regulatory capital and liquidity requirements, including as a result of the U.K. exiting the European Union;

•	increased regulation in light of the global financial crisis;

•	damage to our reputation;

•	our ability to integrate successfully our acquisitions and the challenges inherent in diverting management’s focus and resources from other strategic opportunities and from operational matters while we integrate these acquisitions; and

•	the outcome of our negotiations with business partners and governments;

•	potential losses associated with an increase in the level of non-performance by counterparties to other types of financial instruments;

•	technical difficulties and/or failure to improve or upgrade our information technology;

•	changes in our ability to access liquidity and funding on acceptable terms, including as a result of changes in our credit spreads or a downgrade in our credit ratings or those of our more significant subsidiaries;

•	our exposure to operational losses (e.g., failed internal or external processes, people and systems);

•	changes in our ability to recruit, retain and develop appropriate senior management and skilled personnel;

•	the occurrence of force majeure, such as natural disasters, that impact our operations or impair the asset quality of our loan portfolio; and

•	the impact of changes in the composition of our balance sheet on future net interest income.

Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus, and you should not consider the factors discussed here or in the Group’s 2016 Annual Report or any of its interim reports filed on Form 6-K incorporated by reference herein, to be a complete set of all potential risks or uncertainties.

The forward-looking statements made in this prospectus speak only as of the date of this prospectus. We do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus, and we do not assume any responsibility to do so. You should, however, consult any further disclosures of a forward-looking nature we made in other documents filed with the SEC that are incorporated by reference into this prospectus.

Banco Santander, S.A.

Rights Offering for 1,458,232,745 Ordinary Shares